                                                                EXHIBIT 10.42



                              AMENDED AND RESTATED
                                 LOAN AGREEMENT



                                    BETWEEN



                              LASON SYSTEMS, INC.
                                  AS BORROWER



                           FIRST UNION NATIONAL BANK
                               OF NORTH CAROLINA,
                           AND CERTAIN OTHER LENDERS



                                      AND


                           FIRST UNION NATIONAL BANK
                               OF NORTH CAROLINA
                                    AS AGENT


                      $40,000,000 REVOLVING LINE OF CREDIT


                             _______________, 1997




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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    RECITALS

                                   ARTICLE I

                                  DEFINITIONS
1.1.        Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.2.        Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . . . 18
1.3.        Singular/Plural.  . . . . . . . . . . . . . . . . . . . . . . . . 18
1.4.        Other Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . 19

                                  ARTICLE II

                      REVOLVING LOANS; LETTERS OF CREDIT

2.1.        The Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
2.2.        Borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
2.3.        Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
2.4.        Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
2.5.        Voluntary Prepayments . . . . . . . . . . . . . . . . . . . . . . 25
2.6.        Commitment Reductions.  . . . . . . . . . . . . . . . . . . . . . 26
2.7.        Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
2.8.        Optional Increase In Commitments. . . . . . . . . . . . . . . . . 27
2.9.        Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . 29
2.10.       Interest Periods. . . . . . . . . . . . . . . . . . . . . . . . . 33
2.11.       Conversions and Continuations . . . . . . . . . . . . . . . . . . 34
2.12.       Method of Payments; Computations  . . . . . . . . . . . . . . . . 35

                                 ARTICLE III

                           PROVISIONS APPLICABLE TO
                               REVOLVING LOANS

3.1.        Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . 36
3.2.        Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
3.3.        Suspension of LIBOR Option  . . . . . . . . . . . . . . . . . . . 37
3.4.        Payment Not at End of Interest Period.  . . . . . . . . . . . . . 37
3.5.        Default Rate; Post-Petition Interest  . . . . . . . . . . . . . . 38
3.6.        Increased Costs.  . . . . . . . . . . . . . . . . . . . . . . . . 38
3.7.        Application of Principal Payments; Register;
              Pro Rata Borrowings . . . . . . . . . . . . . . . . . . . . . . 39
3.8.        Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40





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                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

4.1.        Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
4.2.        Conditions of Initial Loans and Advances. . . . . . . . . . . . . 41
            4.2.1  Executed Loan Documents. . . . . . . . . . . . . . . . . . 41
            4.2.2  Closing Certificates; etc. . . . . . . . . . . . . . . . . 41
            4.2.3  Consents; No Adverse Change. . . . . . . . . . . . . . . . 42
            4.2.4  Financial Matters. . . . . . . . . . . . . . . . . . . . . 43
            4.2.5  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . 43
4.3.        Conditions to All Loans and Advances. . . . . . . . . . . . . . . 44
4.4.        Waiver of Conditions Precedent. . . . . . . . . . . . . . . . . . 44

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

5.1.        Corporate Organization and Power. . . . . . . . . . . . . . . . . 44
5.2.        Litigation; Government Regulation.  . . . . . . . . . . . . . . . 45
5.3.        Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
5.4.        Enforceability of Documents; Compliance With
              Other Instruments . . . . . . . . . . . . . . . . . . . . . . . 45
5.5.        Governmental Authorization. . . . . . . . . . . . . . . . . . . . 45
5.6.        Event of Default. . . . . . . . . . . . . . . . . . . . . . . . . 46
5.7.        Margin Securities.  . . . . . . . . . . . . . . . . . . . . . . . 46
5.8.        Full Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . 46
5.9.        ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
5.10.       Financial Statements. . . . . . . . . . . . . . . . . . . . . . . 47
5.11.       Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
5.12.       Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . 47
5.13.       Trade Relations.  . . . . . . . . . . . . . . . . . . . . . . . . 48
5.14.       Compliance With Laws. . . . . . . . . . . . . . . . . . . . . . . 48
5.15.       Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . 48
5.16.       Outstanding Borrowings. . . . . . . . . . . . . . . . . . . . . . 49
5.17.       Projections . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
5.18.       Contracts; Labor Disputes.  . . . . . . . . . . . . . . . . . . . 49
5.19.       Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
5.20.       Investment Company  . . . . . . . . . . . . . . . . . . . . . . . 50
5.21.       Stock of the Borrower . . . . . . . . . . . . . . . . . . . . . . 50

                                  ARTICLE VI

                            AFFIRMATIVE COVENANTS

6.1.        Financial and Business Information about
              the Borrower. . . . . . . . . . . . . . . . . . . . . . . . . . 50
6.2.        Notice of Certain Events. . . . . . . . . . . . . . . . . . . . . 52
6.3.        Corporate Existence and Maintenance of
              Properties, Licenses.  . . . . . . . . . . . . . . . . . . . . .53
6.4.        Payment of Indebtedness; Performance of
              Other Obligations. . . . . . . . . . . . . . . . . . . . . . . .53


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6.5.        Payment of Trade Accounts Payable, etc. . . . . . . . . . . . . . 53
6.6.        Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
6.7.        Maintenance of Books and Records; Inspection. . . . . . . . . . . 55
6.8.        Compliance with ERISA.  . . . . . . . . . . . . . . . . . . . . . 55
6.9.        COBRA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
6.10.       Motor Vehicle Titles. . . . . . . . . . . . . . . . . . . . . . . 55
6.11.       Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 55
6.12.       Compliance with Statutes, etc.  . . . . . . . . . . . . . . . . . 56
6.13.       Name Change . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
6.14.       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . 56

                                 ARTICLE VII

                              NEGATIVE COVENANTS

7.1.        Merger and Dissolution. . . . . . . . . . . . . . . . . . . . . . 56
7.2.        Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . 56
7.3.        Liens and Encumbrances. . . . . . . . . . . . . . . . . . . . . . 57
7.4.        Disposition of Assets.  . . . . . . . . . . . . . . . . . . . . . 57
7.5.        Transactions With Related Persons.  . . . . . . . . . . . . . . . 57
7.6.        Restricted Investments. . . . . . . . . . . . . . . . . . . . . . 57
7.7.        Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . 58
7.8.        Interest Coverage Ratio.  . . . . . . . . . . . . . . . . . . . . 58
7.9.        Funded Debt/Operating Cash Flow Ratio.  . . . . . . . . . . . . . 58
7.10.       Free Cash Flow  . . . . . . . . . . . . . . . . . . . . . . . . . 58
7.11.       Sale and Leaseback. . . . . . . . . . . . . . . . . . . . . . . . 58
7.12.       Hazardous Substances. . . . . . . . . . . . . . . . . . . . . . . 58
7.13.       Subsidiaries or Partnerships  . . . . . . . . . . . . . . . . . . 59
7.14.       New Business  . . . . . . . . . . . . . . . . . . . . . . . . . . 59
7.15.       Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
7.16.       Issuance of Shares, Etc.  . . . . . . . . . . . . . . . . . . . . 59
7.17.       ERISA Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . 59
7.18.       Limitation on Certain Restrictions  . . . . . . . . . . . . . . . 60
7.19.       No Other Negative Pledges . . . . . . . . . . . . . . . . . . . . 60

                                 ARTICLE VIII

                              EVENTS OF DEFAULT

8.1.        Events of Default.  . . . . . . . . . . . . . . . . . . . . . . . 60

                                  ARTICLE IX

                  RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

9.1.        Rights and Remedies.  . . . . . . . . . . . . . . . . . . . . . . 62
9.2.        Rights and Remedies Cumulative; Non-Waiver; etc.  . . . . . . . . 63





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                                   ARTICLE X

                              PAYMENT OF EXPENSES

10.1.       Fees and Expenses.  . . . . . . . . . . . . . . . . . . . . . . . 63

                                  ARTICLE XI

                                  THE AGENT

11.1.       Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
11.2.       Nature of Duties  . . . . . . . . . . . . . . . . . . . . . . . . 64
11.3.       Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . . 65
11.4.       Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . 65
11.5.       Lack of Reliance on the Agent . . . . . . . . . . . . . . . . . . 65
11.6.       Certain Rights of the Agent . . . . . . . . . . . . . . . . . . . 66
11.7.       Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
11.8.       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 67
11.9.       The Agent in its Individual Capacity  . . . . . . . . . . . . . . 67
11.10.      Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
11.11.      Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . 68

                                 ARTICLE XII

                           INTERCREDITOR PROVISIONS

12.1.       Waiver of Default; Application of Payments and
              Proceeds During Default . . . . . . . . . . . . . . . . . . . . 68
12.2.       Amendment of Loan Documents by Agent  . . . . . . . . . . . . . . 69
12.3.       Invalidated Payments  . . . . . . . . . . . . . . . . . . . . . . 70
12.4.       Effect of Lender's Noncompliance  . . . . . . . . . . . . . . . . 70
12.5.       Agreement to Cooperate  . . . . . . . . . . . . . . . . . . . . . 70
12.6.       Independent Actions by Lenders; Application of Payments
              Received other than through Agent . . . . . . . . . . . . . . . 70

                                 ARTICLE XIII

                         ASSIGNMENT AND PARTICIPATION

13.1.       Assignments.  . . . . . . . . . . . . . . . . . . . . . . . . . . 71
13.2.       Participants. . . . . . . . . . . . . . . . . . . . . . . . . . . 72
13.3.       Security Interest.  . . . . . . . . . . . . . . . . . . . . . . . 72

                                  ARTICLE X

                                MISCELLANEOUS

14.1.       Survival of Agreements. . . . . . . . . . . . . . . . . . . . . . 72
14.2.       Governing Law; Waiver of Jury Trial.  . . . . . . . . . . . . . . 73





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14.3.       Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
14.4.       Indemnification of the Agent and each Lender. . . . . . . . . . . 75
14.5.       Waivers by the Borrower.  . . . . . . . . . . . . . . . . . . . . 76
14.6.       Assignment and Sale.  . . . . . . . . . . . . . . . . . . . . . . 77
14.7.       Knowledge of the Borrower.  . . . . . . . . . . . . . . . . . . . 77
14.8.       Amendment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
14.9.       Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 77
14.10.      Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . 77
14.11.      Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
14.12.      Conflict of Terms.  . . . . . . . . . . . . . . . . . . . . . . . 77
14.13.      Injunctive Relief.  . . . . . . . . . . . . . . . . . . . . . . . 77
14.14.      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . 77
14.15.      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . 78


                                   ANNEXES

I           Lenders
II          Applicable Margin Percentage

                                   EXHIBITS

A-1         Form of Revolving Credit Notes
A-2         Form of Swingline Note
B-1         Form of Interest Rate Election Notice
B-2         Form of Notice of Swingline Borrowing
C           Form of Borrowing Base Certificate
D           Form of Assignment and Acceptance
E           Form of Lender Addition and Acknowledgement
              Agreement
F           Form of Letter of Credit Request
G           Form of Notice of Conversion/Continuation
H           Form of Compliance Certificate

                                  SCHEDULES

1.1         Permitted Liens
5.1         Subsidiaries
5.9         Borrower Plans
5.15        Environmental Matters
5.19        Insurance
7.6         Transactions with Affiliates

                      AMENDED AND RESTATED LOAN AGREEMENT


          THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of February __, 1997 (the "Loan Agreement" or "Agreement"), is between

          LASON SYSTEMS, INC., a Delaware corporation (the "Borrower");

          FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association ("First Union"), and the other financial institutions that are now or hereafter become parties hereto (collectively with First Union, the "Lenders"); and

          FIRST UNION, as Agent for the Lenders to the extent described in
ARTICLE XI hereof (in such capacity, the "Agent") and as Issuing Bank.

                                    RECITALS

          A. This is an amendment and restatement of that Loan Agreement among the parties hereto dated as of January 17, 1995 (the "Initial Agreement"). Under the Initial Agreement and the amendments thereto, the Lenders have made available to the Borrower revolving and term loan facilities. The Borrower has repaid the term loans and the Revolving Line of Credit with the proceeds of an initial public offering, and has made subsequent reborrowings under the Revolving Line of Credit, and all such facilities are being combined and amended as provided herein.

          B. The Borrower has requested that the Lenders make available revolving credit loans in the initial aggregate principal amount of up to $40,000,000, which amount may be increased up to $60,000,000 under the terms and conditions hereof. The proceeds of such loans will be used by the Borrower to finance future acquisitions, to pay certain fees and expenses related to this Agreement, to provide ongoing working capital, to make capital expenditures, for other general corporate purposes and for the other purposes set forth herein.

          C. The loans will be secured by a perfected first-priority lien on and security interest in all assets now owned or hereafter acquired by the Borrower, subject only to Permitted Liens (as defined below), a guaranty by Lason, Inc., a Delaware corporation and sole shareholder of the Borrower, and a pledge of the stock of the Borrower, a security interest in the assets of and a pledge of the stock of the Borrower's Subsidiaries.

          D. The Lenders are willing to make the Loans described hereinabove subject to the terms and conditions set forth in this Loan Agreement.
                                   AGREEMENT

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as set forth herein.

                                   ARTICLE I

                                  DEFINITIONS

          1.1. Defined Terms. For purposes of this Loan Agreement, in addition to the terms defined elsewhere, the following terms shall have the meanings set forth below:

          "Account Debtor" shall mean any Person who is or who may become obligated to the Borrower under or on account of an Account or Account Receivable.

          "Account Designation Letter" shall mean a letter from the Borrower to the Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance satisfactory to the Agent, listing any one or more accounts to which the Borrower may from time to time request the Agent to forward the proceeds of any Loans made hereunder.

          "Acquisition" shall mean any acquisition, whether in a single transaction or series of related transactions, by the Borrower or any one or more Subsidiaries, or any combination thereof, of (i) all or a substantial part of the assets, or a going business or division, of any Person, whether through purchase of assets or securities, by merger or otherwise, or (ii) control of at least a majority in voting power of the Stock of any Person.

          "Acquisition Amount" shall mean, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid by the Borrower and its Subsidiaries in connection with such Acquisition; (ii) the fair market value of all Stock or other ownership interests of the Borrower or any Subsidiary issued or given in connection with such Acquisition; (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness of the Borrower or any Subsidiary (other than Current Liabilities) incurred, assumed or acquired in connection with such Acquisition; (iv) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Current Liabilities minus all Current Assets of the Borrower or any Subsidiary incurred, assumed or acquired in connection with such Acquisition; (v) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be reflected as liabilities on the financial statements of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles; (vi) all amounts paid to sellers in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Acquisition that may be reasonably construed as a deferred Acquisition Amount by the Agent; and (vii) the aggregate fair market value of all other consideration given by the Borrower and its Subsidiaries in connection with such Acquisition (excluding Stock or other securities of the Guarantor).

          "Adjusted Base Rate" shall mean, with respect to any Loan, a rate per annum equal to the Alternate Base Rate as in effect at such time plus the Applicable Margin Percentage for such Loan, as in effect at such time.

          "Adjusted LIBOR Rate" shall mean, with respect to any Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Margin Percentage for such Loan as in effect at such time. The Adjusted LIBOR Rate shall be adjusted as of the first day of each Interest Period to reflect the Adjusted LIBOR Rate for such Interest Period.

          "Advance" shall mean an advance of funds by a Lender to the Agent pursuant to the Commitment of such Lender, to be disbursed by the Agent to the Borrower as a Loan from such Lender.

          "Affiliate" shall mean, as to any Person, each of the Persons (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person; (ii) which beneficially owns or holds 10% or more of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of such Person; or (iii) 10% or more of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

          "Agent" shall mean First Union, as appointed in ARTICLE XI hereof, and its successors and assigns as the "Agent" hereunder.

          "Agreement" or "this Agreement" or "Loan Agreement" shall mean this First Amended and Restated Loan Agreement and any amendments, modifications and supplements hereto, any replacements, renewals, extensions and restatements hereof, and any substitutes herefor, in whole or in part and all schedules and exhibits hereto, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

          "Alternate Base Rate" shall mean the higher of (i) the per annum interest rate publicly announced from time to time by First Union in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, or (ii) 0.5% per annum plus the Federal Funds Rate, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

        "Applicable Margin Percentage" shall mean, at any time from and after the Closing Date, 0% if such Loan is a Base Rate Loan, and 1.0% if such Loan is a LIBOR Loan, and .125% with respect to the Revolving Line of Credit Facility Fee, or as determined by Annex II as of the Closing Date; provided, however, that on each Adjustment Date, the Applicable Margin Percentage for all Loans and the Revolving Line of Credit Facility Fee shall be adjusted (based upon the calculation of the Leverage Ratio as of the last day of the fiscal period to which such Adjustment Date relates) in accordance with the matrix set forth in Annex II hereto; and provided further that, notwithstanding the foregoing or anything in Annex II to the contrary, if at any time the Borrower shall have failed to deliver the financial statements and certificates required by SECTION
6.1 hereof, or if at any time a Default or Event of Default shall have occurred and be continuing, then at all times from and including the date on which such statements and certificates are required to have been delivered (or the date of occurrence of such Default or Event of Default, as the case may be) to the date on which the same shall have been delivered (or such Default or Event of Default cured or waived, as the case may be), each Applicable Margin Percentage shall be determined in accordance with Annex II as if the Leverage Ratio were greater than or equal to 3.5 to 1.0 (notwithstanding the actual Leverage Ratio). For purposes of this definition, "Adjustment Date" shall mean, with respect to any fiscal quarter or fiscal year of the Borrower beginning with the fiscal quarter ending March 31, 1997, the fifth (5th) Business Day after receipt by the Agent in accordance with SECTION 6.1 of financial statements for the most recently completed such fiscal period and the required certificate with respect to such fiscal period.

          "Assignee" shall mean any Person, now or at any time hereafter, to whom any Lender assigns any of its rights and obligations under this Loan Agreement, and its successors and assigns as a "Lender" hereunder.

          "Assignment and Acceptance" shall mean an Assignment and Acceptance Agreement between a Lender and an Assignee substantially in the form attached hereto as EXHIBIT D, pursuant to which such Lender assigns to such Assignee, and the Assignee accepts, all or a portion of such Lender's rights and obligations under this Loan Agreement.

          "Authorized Officer" shall mean any officer of the Borrower authorized by resolution of the board of directors of the Borrower to take the action specified herein with respect to such officer and whose signature and incumbency shall have been certified to the Agent by the secretary or an assistant secretary of the Borrower.

          "Bankruptcy Code" shall mean 11 U.S.C. Section Section 101 et seq., as amended, and any successor statute or statutes having substantially the same function.

          "Base Rate Loan" shall mean, at any time, any outstanding Loan that bears interest at such time at the Adjusted Base Rate.

          "Borrowing" shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to
SECTION 2.11) on a single date of a group of Loans and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

          "Borrowing Base" shall mean at any time an amount which, when added to Funded Debt, will not cause the ratio of Funded Debt to Pro Forma Adjusted Operating Cash Flow, as determined with reference to the Borrowing Base Certificate most recently delivered by the Borrower to the Agent, to exceed 3.0 to 1.0.

         "Borrowing Base Certificate" shall mean a fully completed certificate in the form of EXHIBIT C to this Loan Agreement.

         "Borrowing Date" shall have the meaning assigned to such term in
SECTION 2.2(A).

         "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday) on which commercial banks in Charlotte, North Carolina are open for business, and with respect to any determination relevant to a LIBOR Loan or any Swap Agreement, any such Business Day which is also a Eurodollar Business Day.

         "Capital Asset" shall mean any asset that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital asset.

         "Capital Expenditures" shall mean, for any period, the aggregate cost (less the amount of any trade-in allowance included in such cost) of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, including all amounts paid or payable with respect to any Capital Lease during such period, but not including Capital Assets acquired in conjunction with Permitted Acquisitions, minus proceeds received from the disposal of Capital Assets during such period to the extent such disposal is in the ordinary course of business and is otherwise permitted hereunder, all calculated on a consolidated basis.

         "Capital Lease" shall mean any lease of any property, real or personal, that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital lease on the balance sheet of the lessee.

         "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with Generally Accepted Accounting Principles, appear on a consolidated balance sheet as a liability of such lessee in respect of such Capital Lease.

         "Cash Collateral Account" shall have the meaning assigned to such term in SECTION 2.9(I).

         "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally fully guaranteed by the United States of America, or issued by any agency of the United States of America and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. (the "Rating Agencies"); (iii) repurchase obligations of any of the Lenders or their Affiliates with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) or (ii) above; (iv) variable rate demand notes backed by letters of credit issued by any of the Lenders or their Affiliates; (v) Eurodollar deposits in any of the Lenders or their Affiliates; (vi) marketable commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc.; and (vii) demand deposits, time deposits and certificates of deposit that are insured by the Federal Deposit Insurance Corporation (the "FDIC") or any successor instrumentality of the federal government of the United States of America up to the applicable limit on insurance granted by the FDIC or such other instrumentality with respect to such instruments (it being understood that the amount invested in such instruments may not exceed the limit on such insurance), mature within one year from the date of issuance thereof and are issued by any bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating at least $500 million.

         "Change of Control" shall mean the acquisition of more than 50% of the voting stock or ownership interest by any Person.

         "Closing Date" shall mean the date referred to in SECTION 4.1 hereof.

         "Collateral" shall mean and include all of the right, title and interest of the Borrower and its Subsidiaries in and to all of their assets, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising, all issued and outstanding capital Stock of the Borrower and its Subsidiaries, and all other collateral directly or indirectly securing the Obligations from time to time.

         "Commitment" shall mean, for any Lender, such Lender's Revolving Credit Commitment.

         "Current Assets" shall mean, at any date, the aggregate of the current assets of the Borrower and its Subsidiaries appearing on the asset side of their consolidated balance sheet, as determined in accordance with Generally Accepted Accounting Principles.

         "Current Liabilities" shall mean, at any date, the aggregate of the current liabilities of the Borrower and its Subsidiaries appearing on the liability side of their consolidated balance sheet, as determined in accordance with Generally Accepted Accounting Principles, minus, to the extent otherwise included in the calculation of such current liabilities, the principal balance outstanding under the Revolving Loans at such date.

         "Default" shall mean any event that, with the passage of time or giving of notice or both, would constitute an Event of Default.

         "Default Rate" shall mean, with respect to any Loan, an interest rate per annum equal to the Elected Rate applicable to such Loan plus 2.00 percentage points (i.e., 200 basis points).

         "Determination Date" shall mean, with respect to any calculation made under the provisions of this Agreement, the date of such calculation.

         "Dollars" or "$" shall mean dollars of the United States of America.

         "Elected Rate" shall mean the rate of interest with respect to a Loan as selected by the Borrower pursuant to ARTICLE II or as may apply as a result of a conversion pursuant to SECTIONS 2.11, 3.3 or 3.6.

         "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $1,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the "OECD") or a political subdivision of any such country and having total assets in excess of $1,000,000,000, provided that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $500,000,000, (v) any Affiliate of an existing Lender or
(vi) any other Person approved by the Required Lenders, which approval shall not be unreasonably withheld.

         "Employee Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by the Borrower.

         "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, permit, license, approval, order, or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including without limitation any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et. seq.)

("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C.
Section  1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et. seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et. seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) ("OSHA"), as such laws have been amended or supplemented, and each similar federal, state and local statute, and each rule and regulation promulgated under such federal, state and local laws.

         "EPA" shall mean the United States Environmental Protection Agency.

         "Equipment" shall have the meaning assigned to such term in the Security Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "ERISA Event" means (i) a Reportable Event with respect to a Qualified Plan (as defined in SECTION 5.9); (ii) a withdrawal by the Borrower or any of its ERISA Subsidiaries from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (iii) a complete or partial withdrawal by the Borrower or any ERISA Subsidiary from a Multiemployer Plan; (iv) the filing of a notice of intent to terminate or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA or the treatment of a plan amendment to a Qualified Plan as a termination under Section 4041 or 4041A of ERISA; (v) a failure to make required contributions to a Qualified Plan or Multiemployer Plan; (vi) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (vii) the imposition of any liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation, other than for premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its ERISA Subsidiaries; (viii) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Qualified Plan; (ix) the Borrower or any of its ERISA Subsidiaries engages in or otherwise becomes liable for a non-exempt prohibited transaction; or (x) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary with respect to any Qualified Plan for which the Borrower or any of its ERISA Subsidiaries may be directly or indirectly liable.

         "ERISA Subsidiary," as applied to any Person, shall mean any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control with such Person within the meaning of Sections 414(b) and (c) of the Internal Revenue Code.

         "Eurodollar Business Day" shall mean a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits in the London interbank market) in London, England.

         "Event of Default" shall have the meaning specified in ARTICLE VIII hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and all rules and regulations from time to time promulgated thereunder

         "Federal Funds Rate" shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Richmond, or if such rate is not so published on the relevant Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

         "Fee Letter" shall have the meaning assigned to such term in SECTION 2.7(A).

         "Financial Statements" shall mean the financial statement of the Borrower for the period ended November 30, 1996, and all financial statements of the Borrower and its Subsidiaries that will be delivered by the Borrower to the Agent (for itself or for delivery to any Lender) pursuant to this Agreement.

         "Financing Statements" shall mean financing statements approved for filing in accordance with the applicable adopted version of the Uniform Commercial Code and all other titles, documents and certificates that the Agent may require from the Borrower or its shareholders to describe and perfect the security interests created hereunder or under the other Loan Documents, and all amendments thereto and assignments thereof, in form and substance satisfactory to the Agent.

         "First Union" shall mean First Union National Bank of North Carolina, a national banking association, and its successors and assigns.

         "Funded Debt" shall mean all Indebtedness for borrowed money of the Borrower and its Subsidiaries on a consolidated basis that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is renewable or extendable at the option of the debtor to a date more than one year from, the date of creation thereof (including an option of the debtor under a revolving credit or similar arrangement obligating the lender or lenders to extend credit for a period of more than one year and including Capital Lease Obligations), and includes, without limitation, (i) any current maturities of any such Indebtedness, (ii) any amounts outstanding under the Revolving Line of Credit, the Swingline Facility and Letter of Credit Outstandings, and (iii) any contingent payments or requirements to repurchase Stock that may become due under stock purchase agreements and are recorded as liabilities in accordance with Generally Accepted Accounting Principles or as the Agent may reasonably deem to be obligations of the Borrower.

         "General Intangibles" shall have the meaning assigned to such term in the Security Agreement.

        "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries on a consolidated basis throughout the period indicated and consistent with the financial practice of the Seller prior to the date hereof and the Borrower after the date hereof; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date this Agreement shall have been amended to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         "Generally Accepted Auditing Standards" shall mean those standards that are generally accepted auditing standards as approved and adopted by the membership of the American Institute of Certified Public Accountants, specifically the General Standards, Standards of Fieldwork and Standards of Reporting.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantor" shall mean Lason, Inc., a Delaware corporation and the holder and owner of 100% of the Stock of the Borrower.

         "Guarantor Pledge Agreement" shall mean the Amended and Restated Guarantor Pledge Agreement, dated as of the date hereof, between the Guarantor and the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lenders, pursuant to which the Guarantor pledges all the outstanding stock of the Borrower as security for its guaranty obligations, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

         "Guaranty" shall mean the Amended and Restated Guaranty Agreement, dated as of the date hereof, between the Guarantor and the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lenders, pursuant to which the Guarantor has guaranteed payment and performance of the Obligations, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

         "Hazardous Substances" means any substance or material meeting any one or more of the following criteria: (i) it is defined as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is generally accepted to be infectious, radioactive or mutagenic; (iii) its presence requires investigation or remediation under an Environmental Law; (iv) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; or (v) without limiting the foregoing, it is asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Increased Costs" shall have the meaning assigned to such term in
SECTION 3.6.

         "Indebtedness" shall mean, without duplication, all liabilities, obligations and indebtedness of the Borrower and its Subsidiaries of any and every kind and nature, including without limitation the Obligations, Funded Debt, obligations for borrowed money and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable from the Borrower or its Subsidiaries to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise and whether matured or unmatured. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following: (i) all obligations or liabilities of any Person (to the extent that such obligations or liabilities are recourse to the Borrower, any of its Subsidiaries or any of their properties) that are secured by any lien, claim, encumbrance or security interest upon property owned by the Borrower, even though the Borrower has not assumed or become liable for the payment thereof; (ii) all obligations or liabilities created or arising under any Capital Lease of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by the Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (iii) all unfunded pension fund liabilities; (iv) any contingent payments that may become due under stock purchase agreements that may be recorded as liabilities in accordance with Generally Accepted Accounting Principles or as the Agent may reasonably deem to be liabilities of the Borrower for the succeeding twelve (12) months after any Determination Date; and (v) all obligations under any indemnification agreements, guaranty agreements, letters of credit or other documents creating such contingent liabilities.

         "Interest Expense" shall mean, for any period, total interest expense of the Borrower and its Subsidiaries on a consolidated basis for such period (including without limitation interest expense attributable to Capital Lease Obligations), determined in accordance with Generally Accepted Accounting Principles.

         "Interest Period" shall mean, in the case of any LIBOR Loan, (i) initially, the period commencing on the date such LIBOR Loan is made or on the date of conversion of a Base Rate Loan to a LIBOR Loan and ending 1, 2 or 3 months thereafter, as selected by the Borrower for such Interest Period in the related Interest Rate Election Notice given to the Agent, and (ii) thereafter, if such LIBOR Loan is continued, a period commencing on the last day of the immediately preceding Interest Period for such LIBOR Loan and ending 1, 2 or 3 months thereafter, as selected by the Borrower for such Interest Period in the related Interest Rate Election Notice given to the Agent; provided, however, that all of the foregoing provisions relating to Interest Periods with respect to LIBOR Loans are subject to the following:

                   (1) If the Borrower shall fail to give an Interest Rate Election Notice specifying the length of the Interest Period for such Loan, then the Borrower shall be deemed to have selected the Base Rate for such Loan;

                   (2) If any Interest Period otherwise would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                   (3) Any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                   (4) The Borrower may not select any Interest Period that ends after April 30, 2000.

         "Interest Rate Election Notice" shall mean a duly completed notice substantially in the form of EXHIBIT B-1, or such other substantially similar form as the Agent may from time to time designate (by written notice to the Borrower) for use by the Borrower in choosing the interest rate applicable to the Loans as provided in this Agreement.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "Inventory" shall have the meaning assigned to such term in the Security Agreement.

         "Investments" shall have the meaning assigned to such term in SECTION 7.6.

         "Issuing Bank" shall mean First Union, in its capacity as issuer of the Letters of Credit, and its successors and assigns in such capacity.

         "L/C Participant" shall have the meaning assigned to such term in
SECTION 2.9(C).

         "Lenders" shall mean First Union and the other financial institutions now or hereafter parties to this Agreement, and their successors or assigns, in their respective capacities as "Lenders" hereunder.

         "Letter of Credit Outstandings" shall mean, at any time, the sum of
(i) the aggregate Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Reimbursement Obligations at such time.

         "Letter of Credit Request" shall have the meaning assigned to such term in SECTION 2.9(B).

         "Letters of Credit" shall have the meaning assigned to such term in
SECTION 2.9(A).

         "Leverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (i) Funded Debt as of such date to (ii) Operating Cash Flow for the period of four consecutive fiscal quarters then ending.

         "LIBOR Loan" shall mean, at any time, any outstanding Loan that bears interest at the LIBOR Rate at such time.

         "LIBOR Rate" shall mean, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/100 of one percentage point) obtained by dividing (i) the rate of interest determined by Agent to be the rate for deposits in U.S. dollars for the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) Eurodollar Business Days prior to the first date of the applicable Interest Period, or if such rate is not available, the rate per annum at which, in the opinion of Agent, U.S. Dollars in the amount of $3,000,000 are being offered to leading reference banks for settlement in the London interbank market at approximately 11:00 a.m. London time, two (2) Eurodollar Business Days prior to the first date of the applicable Interest Period, by (ii) the percentage equal to one hundred percent (expressed as a decimal fraction) minus the Reserve Requirement for such Interest Period. Notwithstanding the foregoing, with regard to any LIBOR Loan covered by any Swap Agreement, the definition and calculation of LIBOR Rate under this Loan Agreement shall be consistent with the definition and calculation of LIBOR Rate pursuant to such Swap Agreement, and in the event of any inconsistency between this Loan Agreement and such Swap Agreement, the terms of the Swap Agreement shall control.

         "Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including without limitation the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, the Borrower or any of its

Subsidiaries shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

         "Loan Documents" shall mean and collectively refer to this Agreement, the Notes, the Security Agreement, the Financing Statements, the Assignment of Deposit Accounts, any Swap Agreement, the Pledge Agreement, the Guaranty, the Guarantor Pledge Agreement, the Subsidiary Guaranty, the Subsidiary Guarantor Security Agreement, and any and all agreements, instruments and documents, including without limitation notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, lockbox agreements, trust account agreements and all other written matters whether heretofore, now or hereafter executed by or in behalf of the Borrower or its shareholders or delivered to the Agent or any Lender, with respect to this Agreement or with respect to the transactions contemplated by this Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

         "Loans" shall mean and collectively refer to the Revolving Loans and the Swingline Loans.

         "Material Adverse Effect" or "Material Adverse Change" shall mean a material adverse effect upon, or a material adverse change in, any of (i) the financial condition, operations, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole; (ii) the ability of the Borrower to perform under any Loan Document in any material respect or any other material contract in any material respect to which it is a party; (iii) the legality, validity or enforceability of any Loan Document; (iv) the perfection or priority of the liens of the Agent granted under the Loan Documents or the rights and remedies of the Agent or the Lenders under the Loan Documents (other than a change resulting from any action or inaction by the Agent or any of the Lenders); or (v) the condition or value of any material portion of the Collateral.

         "Maximum Swingline Amount" shall mean $1,000,000.

         "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Borrower is, or has been, making or is required to make contributions.

         "Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period, as determined in accordance with Generally Accepted Accounting Principles.

         "Net Working Assets" shall mean the excess of Current Assets (excluding cash and cash equivalents), at any date, over Current Liabilities (excluding the current portion of any Funded Debt).

         "Notes" shall mean the Revolving Credit Notes and the Swingline Note.

         "Notice of Swingline Borrowing" shall have the meaning given to such term in SECTION 2.2(C).

         "Obligations" shall mean and include (i) the Loans and all other loans, advances, Indebtedness, liabilities, obligations, Reimbursement Obligations, covenants and duties owing, arising, due or payable from the Borrower to the Agent or any Lender of any kind or nature, present or future, arising under this

Agreement, the Notes or the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired; (ii) all interest (including to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys' fees and any other sums payable by the Borrower to the Agent or any Lender under this Agreement or any of the other Loan Documents; and (iii) all Indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower pursuant to any Swap Agreement.

         "Operating Cash Flow" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, and exclusive of any adjustments made to reflect minority interests, Net Income for such period, excluding any extraordinary or non-recurring gains or losses other than proceeds of business interruption insurance, plus the sum of the following expenses of the Borrower and its Subsidiaries for such period to the extent taken into account in the calculation of such Net Income: (i) income and franchise taxes; (ii) depreciation expense; (iii) amortization of intangible assets and other non-cash charges reducing income including, but not limited to, non-cash compensatory stock option expense; and (iv) Interest Expense.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

         "Participant" shall mean any Person, now or at any time hereafter, participating with the Lenders in the Loans to the Borrower pursuant to this Agreement, and its successors and assigns as such a Participant.

         "Pension Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is maintained by the Borrower (other than any Multiemployer Plan that is subject to the provisions of Title IV of ERISA).

         "Permitted Capital Expenditures" shall mean Capital Expenditures (excluding conversion of operating leases existing as of the Closing Date in an amount not to exceed $2,750,000 in the aggregate) which do not exceed the following sums, in each case plus the depreciation of Acquisitions permitted pursuant to SECTION 7.6 hereof over the twelve months immediately preceding such Acquisition: (i) during Borrower's fiscal year ending December 31, 1997, $2,000,000; (ii) during Borrower's fiscal year ending December 31, 1998, $2,300,000; and (iii) during Borrower's fiscal year ending December 31, 1999 and each fiscal year thereafter, $2,750,000; provided, however, that if Capital Expenditures actually incurred in any fiscal year are less than the dollar limit stated for such year in clauses (i) through (iii) above, that difference may be carried forward and added to the dollar limit stated above for the next, single succeeding fiscal year.

         "Permitted Fees and Expenses" shall mean documented transaction fees and expenses in connection with the transactions contemplated under this Agreement, including without limitation (i) the commitment fee and (ii) reasonable documented legal and accounting fees, disbursements and other out-of-pocket charges.

         "Permitted Guarantees" shall mean guarantees incurred by the Borrower or any of its Subsidiaries with respect to surety and appeal bonds and performance bonds, and guarantees by reason of endorsement of checks and other similar instruments in the ordinary course of business.

         "Permitted Liens" shall mean any of the following liens securing any Indebtedness of the Borrower on the property, real or personal, of the Borrower, whether now owned or hereafter acquired:

         (a)       Liens granted to the Agent, for the benefit of the Lenders;

         (b) Non-consensual liens imposed by any Requirement of Law in favor of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith by appropriate proceedings;

         (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, surety and appeal bonds, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect;

         (d) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect and, if reasonably requested by the Agent, the Borrower has established reserves determined in accordance with Generally Accepted Accounting Principles with respect thereto;

         (e) Purchase money liens incurred in the purchase of Equipment permitted under SECTION 7.7 hereof;

         (f)       Liens set forth on SCHEDULE 1.1 attached hereto;

         (g) Easements, rights-of-way, restrictions and similar charges and encumbrances not interfering with the conduct of the Borrower's business in any manner and not having a reasonable likelihood of causing a Material Adverse Effect;

         (h) Any interest or title of a lessor under any Capital Lease or operating lease which is not prohibited by this Agreement;

         (i)       Any lien, levy or assessment securing any item described in
SECTION 8.1(L) or any lien, levy or assessment described in SECTION 8.1(M) hereof to the extent the 60-day period referenced in SECTION 8.1(L) or SECTION 8.1(M), as the case may be, has not expired;

         (j)       Set-off rights of banks, whether statutory or consensual; and

         (k) Any other liens or encumbrances as the Required Lenders may approve in writing from time to time.

         "Person" shall mean a corporation, an association, a joint venture, a partnership, a limited liability company, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

         "Plan" means any employee benefit or other plan established or maintained or to which contributions have been made by the Borrower and which is covered by Title IV of ERISA or to which the minimum funding standards of
Section 412 of the Code apply.

         "Pledge Agreement" shall mean the Amended and Restated Pledge Agreement dated as of the date hereof between the Borrower and the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lenders, together with any amendments, modifications and supplements thereto, any replacements, restatements, renewals and extensions thereof, and any substitutes therefor, in whole or in part.

         "Pro Forma Adjusted Operating Cash Flow" means, with respect to any Person, on any date of determination, Operating Cash Flow for such Person (calculated on a consolidated basis if with respect to the Borrower and its Subsidiaries) for the period of twelve (12) consecutive calendar months ending on, or immediately prior to, such date of determination, calculated on a pro forma basis to include as of the first day of such period any Acquisition. For the purposes hereof, Pro Forma Adjusted Operating Cash Flow shall be adjusted for the non-recurring costs and expenses of any Acquisition in a manner satisfactory to the Agent (with respect to any Acquisition that does not require the consent of the Required Lenders pursuant to SECTION 7.6(VIII) of this Agreement) and in a manner satisfactory to the Agent and the Required Lenders (with respect to any Acquisition that requires the consent of the Agent and the Required Lenders pursuant to SECTION 7.6(VIII) of this Agreement). These adjustments may include, but not be limited to, management compensation in excess of historical compensation levels respecting the acquired Person (including, without limitation, perquisites in excess of historical levels) to be paid by the Borrower or any of its Subsidiaries following any Acquisition, fees for professional services in excess of historical levels after any such Acquisition, expenses incurred in connection with any such Acquisition and such other similar additional expenses incurred after any such Acquisition.

         "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or
(ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d).

         "Projections" shall mean the financial projections described in
SECTION 5.17.

         "Pro Rata Share" of any amount shall mean, with respect to any Lender at any time, the product of (i) such amount, multiplied by (ii) such Lender's Revolving Credit Percentage.

         "Reimbursement Obligation" shall have the meaning assigned to such term in SECTION 2.9(D).

         "Reportable Event" shall mean a reportable event as defined in Section 4043(b) of ERISA (other than an event for which notice is waived under the ERISA regulations).

         "Required Lenders" shall mean, at any time, the Lenders holding sixty-six and two-thirds percent (66 2/3%) or more of the Total Revolving Credit Commitment and, if the Total Revolving Credit Commitment has been terminated, the outstanding Loans.

         "Requirement of Law" means, as to any Person, the charter, articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Reserve Requirement" for any Interest Period shall mean the reserve percentage applicable two (2) Business Days before the first day of the Interest Period (expressed as a decimal fraction and rounded upwards, if necessary, to the next higher 1/100 of one percentage point) determined by Lender to be in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body), applied for determining the maximum reserve requirements (including without limitation basic, supplemental, marginal and emergency reserves) applicable to Lender under Regulation D with respect to "Eurocurrency liabilities" as defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

         "Revolving Credit Commitment" shall mean, at any time for any Lender, the amount set forth opposite such Lender's name on ANNEX I hereto under the heading "Revolving Credit Commitment," as such amount may be adjusted from time to time pursuant to the terms of this Agreement as set forth in the register maintained by the Agent pursuant to SECTION 3.7(B).

         "Revolving Credit Notes" shall mean the promissory notes of the Borrower, dated the date hereof, in the form of EXHIBIT A-1 attached hereto, executed and delivered to the Lenders pursuant to ARTICLE II hereof, evidencing the obligation of the Borrower to repay funds advanced pursuant to the Revolving Credit Commitment of each Lender individually, and the Total Revolving Credit Commitment in the aggregate, together with any amendments, modifications and supplements thereto, any replacements, restatements, renewals and extensions thereof, and any substitutes therefor, in whole or part.

         "Revolving Credit Percentage" shall mean, with respect to any Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Commitment of such Lender at such time and the denominator of which is the Total Revolving Credit Commitment at such time; provided that if the Revolving Credit Percentage of any Lender is to be determined after the Revolving Credit Commitments have been terminated, then such Revolving Credit Percentage shall be determined immediately prior (and without giving effect) to such termination.

         "Revolving Line of Credit" shall mean the revolving line of credit made available by the Lenders to the Borrower pursuant to ARTICLE II hereof.

         "Revolving Loan Termination Date" shall mean the earliest of (i) April 30, 2000; (ii) the date of termination of the Lenders' obligations to make Loans in accordance with SECTION 9.1(A) after the occurrence of an Event of Default; (iii) such date of termination as is mutually agreed in writing upon by the Lenders and the Borrower; (iv) the date after all Obligations have been paid in full and the Lenders are no longer obligated to make Advances or Revolving Loans hereunder; and (v) the date on which the Total Revolving Credit Commitment has been reduced to zero pursuant to SECTION 2.6 hereof.

         "Revolving Line of Credit Facility Fee" shall have the meaning assigned in SECTION 2.7(B) hereof.

         "Revolving Loans" shall mean the Loans made by the Lenders to the Borrower under the Revolving Line of Credit.

         "Security Agreement" shall mean the Amended and Restated Security Agreement, dated as of the date hereof, between the Borrower and the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lenders, together with any amendments, modifications and supplements thereto, any replacements, restatements, renewals and extensions thereof, and any substitutes therefor, in whole or in part.

         "Solvent" shall mean, as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted; (ii) is able to pay its debts as they become due in the ordinary course of business; and (iii) has assets with a present fair saleable value (as a going concern or otherwise) greater than its total stated liabilities and identified contingent liabilities.

         "Stated Amount" shall mean, with respect to any Letter of Credit at any time, the maximum amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

         "Stock" shall mean all shares, options, interests or other equivalents (howsoever designated) of or in a corporation or other entity, whether voting or non-voting, including without limitation common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

         "Subsidiary" shall mean any corporation or other entity of which more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors is at the time, directly or indirectly, owned by any Person or one or more of its Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). When used without reference to a parent corporation, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower.

         "Subsidiary Guarantor" shall mean any Subsidiary of the Borrower that becomes a party to the Subsidiary Guaranty.

         "Subsidiary Guarantor Security Agreement" shall mean the Amended and Restated Subsidiary Guarantor Security Agreement, dated as of the date hereof between the Subsidiary Guarantors and the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lenders, pursuant to which the Subsidiary Guarantors grant to the Agent a security interest in the collateral identified therein, together with any amendments, modifications and supplements thereto, any replacements, restatements, renewals and extensions thereof, and any substitutes therefor, in whole or in part.

        "Subsidiary Guaranty" shall mean the Amended and Restated Subsidiary Guaranty Agreement, dated as of the date hereof, between the Subsidiary Guarantors and the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lenders, pursuant to which the Subsidiary Guarantors have guaranteed payment and performance of the Obligations, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

         "Swap Agreement" shall mean any interest rate swap agreement, hedging agreement or similar arrangement (including without limitation any swap agreement as defined in 11 U.S.C Section 101(55) or any successor statute) between the Borrower and any of the Lenders (or any of their Affiliates), now or hereafter existing, pursuant to which the Borrower obtains interest rate protection for the Loans or any portion thereof.

         "Swingline Facility" shall mean the Swingline Loans extended by the Swingline Lender as provided in SECTION 2.1(C).

        "Swingline Lender" shall mean First Union National Bank of North Carolina, or any successor thereto.

         "Swingline Loan" shall have the meaning assigned to such term in
SECTION 2.1(C).

         "Swingline Note" shall have the meaning assigned to such term in
SECTION 2.3(B).

         "Total Revolving Credit Commitment" shall mean, at any time, the sum of the Revolving Credit Commitments of all Lenders at such time.

         "Total Unutilized Revolving Credit Commitment" shall mean, at any time, the sum of the Unutilized Revolving Credit Commitments of all Lenders at such time.

         "Type" shall have the meaning assigned to such term in SECTION 2.1(B).

         "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of North Carolina, as amended from time to time, unless in any particular instance the Uniform Commercial Code of another state is applicable, in which case it shall mean the Uniform Commercial Code of such state.

         "Unutilized Revolving Credit Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender that are outstanding at such time and (ii) such Lender's Pro Rata Share of all Letter of Credit Outstandings at such time.

         "Unutilized Swingline Commitment" shall mean, with respect to the Swingline Lender at any time, the Maximum Swingline Amount at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.


         1.2. Accounting Terms. Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles.

         1.3. Singular/Plural. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

         1.4. Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina to the extent the same are used or defined therein. All references herein to the Lenders or any of them shall be deemed to include the Issuing Bank and the Swingline Lender unless specifically provided otherwise or unless the context suggests otherwise.

                                   ARTICLE II

                       REVOLVING LOANS; LETTERS OF CREDIT

         2.1.    The Loans.

         (a) Each Lender having a Revolving Credit Commitment severally agrees, subject to and on the terms and conditions of this Agreement, to make Loans (each, a "Revolving Loan" and collectively, the "Revolving Loans") to the Borrower, from time to time on any Business Day during the period from the date hereof to the Revolving Loan Termination Date, provided that (i) the aggregate principal amount of Revolving Loans at any time outstanding for any Lender shall not exceed the difference between (A) such Lender's Revolving Credit Commitment at such time less (B) such Lender's Pro Rata Share (calculated based on its Revolving Credit Percentage) of the aggregate Letter of Credit Outstandings (exclusive of Reimbursement Obligations that are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans or Swingline Loans) and participation in Swingline Loans at such time and (ii) no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto, the sum of (W) the aggregate principal amount of Revolving Credit Loans outstanding at such time plus (X) the aggregate Letter of Credit Outstandings (exclusive of Reimbursement Obligations that are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Credit Loans or Swingline Loans) plus (Y) the aggregate principal amount of Swingline Loans at such time, would exceed the lesser of Total Revolving Credit Commitment or the Borrowing Base, and (iii) no Borrowing of Revolving Loans shall be required if, immediately after giving effect thereto, a Default or Event of Default exists. Subject to and on the terms and conditions of this Agreement and for so long as no Default or Event of Default has occurred, the Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Loan Termination Date.

         (b) The Revolving Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each such type of Loan, a "Type"), provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

         (c) Subject to and upon the terms and conditions set forth below, the Swingline Lender agrees at any time and from time to time during the period from the date hereof to the Revolving Loan Termination Date, to make a loan or loans to the Borrower (each a "Swingline Loan", and collectively, the "Swingline Loans"), which Swingline Loans:

                          (i) may be borrowed, repaid and reborrowed in accordance with the provisions hereof and of the Swingline Note;

                          (ii) when combined with the aggregate principal amount of all Revolving Credit Loans made by the Lenders then outstanding and Letter of Credit Outstandings at such time (exclusive of Reimbursement Obligations that are repaid with the proceeds of, and simultaneously with the incurrence of, such Swingline Loans) shall not exceed in aggregate principal amount at any time outstanding, an amount equal to the Total Revolving Credit Commitment at such time; and

                          (iii)  shall not exceed the Maximum Swingline Amount.

         Except as otherwise provided herein, the Swingline Loans shall be payable one Business Day after demand and shall bear, and the Borrower shall pay, interest from the date of the Swingline Note on the unpaid principal balance thereof outstanding from time to time at an interest rate equal to the Adjusted Base Rate as in effect from time to time. Interest on each outstanding Swingline Loan shall be due and payable monthly on the last Business Day of each month, in arrears, commencing on March 31, 1997.

         Anything contained in this Agreement to the contrary notwithstanding, any reduction of the Revolving Loan Commitments made pursuant to SECTION 2.6 that reduces the aggregate Total Revolving Loan Commitments to an amount less than the then current amount of the Maximum Swingline Amount shall result in an automatic corresponding reduction of the Maximum Swingline Amount to the amount of the Total Revolving Loan Commitments, as so reduced, without any further action on the part of the Swingline Lender.

         On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that its outstanding Swingline Loans shall be repaid with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of any Event of Default under the Swingline Note or under ARTICLE VIII or upon the exercise of any of the remedies provided in ARTICLE IX), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day from all Lenders on the basis each Lender's Pro Rata Share (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to
ARTICLE IX) and the proceeds thereof shall be paid directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.
Each Lender hereby irrevocably agrees to make Revolving Loans upon demand, but in any event no later than 2:00 p.m. (Charlotte time) on the next succeeding Business Day after the day such demand is made if demand therefor is made prior to 12:00 noon (Charlotte time) and no later than 2:00 p.m. (Charlotte time) on the second succeeding Business Day if demand therefor is made after 12:00 noon (Charlotte time), pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence notwithstanding (i) whether any of the conditions specified in ARTICLES II, III or IV are then satisfied, (ii) whether a Default or an Event of Default then exists, (iii) the date of such Mandatory Borrowing, and (iv) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made.

        In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Pro Rata Shares (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to ARTICLE IX); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which such mandatory purchase was required to be made to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each thereafter.

         The Borrower shall pay to the Swingline Lender one Business Day after demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans. In addition, the Borrower hereby authorizes the Agent, upon one (1) Business Day's notice to the Borrower, to charge any account maintained by it with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Shares.

         2.2.    Borrowings.

         (a) Whenever the Borrower desires to make a Borrowing (other than continuations of outstanding Loans pursuant to SECTION 2.11, and Mandatory Borrowings for the purpose of repaying outstanding Swingline Loans, which shall be made pursuant to SECTION 2.1(C)), under the Revolving Credit Facility, the Borrower will give the Agent written notice (by telecopier or otherwise), prior to 12:00 noon, Charlotte, North Carolina local time, at least three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and at least one (1) Business Day prior to each Borrowing to be comprised of Base Rate Loans. Each such notice (each, an "Interest Rate Election Notice") shall be irrevocable, shall be given in the form of EXHIBIT B-1 and shall be appropriately completed to specify (i) the aggregate principal amount and Type of the Loans to be made pursuant to such Borrowing (and, in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto), (ii) the proposed use of the proceeds of the Borrowing, and (iii) the requested date of the Borrowing (the "Borrowing Date"), which shall be a Business Day.

         Notwithstanding anything to the contrary contained herein:

         (i) the aggregate principal amount of each Borrowing hereunder (y) in the case of Borrowings comprised of Base Rate Loans, shall not be less than the lesser of the Total Unutilized Revolving Credit Commitment or $1,000,000 and, if greater than $1,000,000, shall be in an integral multiple of $500,000 in excess thereof, provided, that Borrowings of Swingline Loans shall not be less than $50,000 and, if greater than $50,000, shall be in an integral multiple of $50,000 in excess thereof, and (z) in the case of Borrowings comprised of LIBOR Loans, shall not be less than $3,000,000 and, if greater than $3,000,000, shall be in an integral multiple of $1,000,000 in excess thereof;

         (ii) with respect to each individual Acquisition financed in whole or in part with proceeds of Loans, the aggregate principal amount of the Loans incurred to finance such Acquisition shall not exceed $7,500,000 without the consent of Required Lenders;

         (iii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans;

         (iv) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month; and

         (v) LIBOR Loans under the Revolving Credit Facility may not be outstanding under more than five (5) separate Interest Periods at any one time.

         (b) Upon the receipt of an Interest Rate Election Notice, the Agent will promptly notify each Lender with a Revolving Credit Commitment of the proposed Borrowing, of such Lender's Pro Rata Share thereof and of the other matters specified in the Interest Rate Election Notice. Each such Lender will make the amount of its Pro Rata Share of such Borrowing available to the Agent at its office referred to in SECTION 14.3, for the account of the Borrower, in Dollars and in immediately available funds, prior to 2:00 p.m., Charlotte, North Carolina local time, on the Borrowing Date. To the extent the relevant Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Borrower's account at the Agent's office and in like funds as received by the Agent, prior to 3:30 p.m., Charlotte, North Carolina local time, on the Borrowing Date.

         (c) In order to make a Borrowing of a Swingline Loan, the Borrower will give the Agent and the Swingline Lender written notice (or oral notice promptly confirmed in writing) not later than 12:00 noon, Charlotte, North Carolina time, on the Business Day of such Borrowing. Each such notice (each, a "Notice of Swingline Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT B-2 (or, if oral notice is given, shall be promptly followed with a writing in the form of EXHIBIT B-2) and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Agent at its office referred to in SECTION 14.3 (or at such other location as the Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Agent as provided hereinabove, the Agent will make such amount available to the Borrower in accordance with the terms hereof and in like funds as received by the Agent, prior to 3:30 p.m. Charlotte, North Carolina local time, on the Borrowing Date.

         (d) The Borrower hereby authorizes the Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers; provided that the Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

         (e) Unless the Agent has received, prior to 11:00 a.m., Charlotte, North Carolina time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Agent such Lender's ratable portion, if any, of the relevant Borrowing, the Agent may assume that such Lender has made such portion available to the Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of this SECTION 2.2, and the Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Agent, and the Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Loans comprising such Borrowing, as determined under the provisions of

SECTION 3.2. If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

         (f) The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

        (g) If any Lender shall refuse to fund or otherwise default in the funding of its Pro Rata Share of any Borrowing requested and permitted to be made by the Borrower hereunder, and such refusal has not been withdrawn or such default has not been cured within three (3) Business Days after the Borrower has given such Lender written notice thereof, then, the Borrower may, so long as no Default or Event of Default then exists, by written notice to such Lender and the Agent given no more than thirty (30) days after such refusal or other default, identify one or more Persons each of which must be an Eligible Assignee reasonably acceptable to the Agent (each, a "Replacement Lender," and collectively, the "Replacement Lenders") to replace such Lender (the "Replaced Lender"), provided that (i) the notice from the Borrower to the Replaced Lender and the Agent provided for hereinabove shall specify an effective date for such replacement (the "Replacement Effective Date"), which shall be at least five
(5) Business Days after such notice is given, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to SECTION 13.1(A) (and pay or cause to be paid the fee payable to the Agent pursuant to SECTION 13.1(A)), pursuant to which the Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Agent, all (but not less than all) of the Commitments, outstanding Loans and participations in Letters of Credit of the Replaced Lender, and, in connection therewith, shall pay to (y) the Replaced Lender in respect thereof an amount equal to the sum as of the Replacement Effective Date (without duplication) of
(1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender (including an amount equal to the Replaced Lender's Pro Rata Share of all Revolving Loans made to fund Reimbursement Obligations payable to the Issuing Bank and not yet reimbursed to the Issuing Bank, together with all accrued but unpaid interest with respect thereto), and (2) the Replaced Lender's Pro Rata Share of all accrued but unpaid fees and commissions owing by the Borrower hereunder, and (z) the Agent
(1) for the account of the Issuing Bank, an amount equal to the Replaced Lender's Pro Rata Share of all outstanding Reimbursement Obligations to the extent not yet funded by Revolving Loans of the Replaced Lender, together with any amounts owing to the Issuing Bank under SECTION 2.9(E), and (2) for its own account, any amounts owing to the Agent by the Replaced Lender under SECTION 2.2(E) above, and (iii) all obligations of the Borrower due and owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date. Upon the effectiveness of the respective Assignment and Acceptances, the payment of amounts referred to in clauses (ii) and (iii) above and, if so requested by any Replacement Lender, delivery to such Replacement Lender of the appropriate Note or Notes executed by the Borrower, (y) each Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to indemnification provisions under this Agreement and the other Credit Documents, which shall survive as to the Replaced Lender, and (z) the Percentages of the Lenders shall be automatically adjusted to give effect to such replacement.

         (h) Notwithstanding any other provision contained herein or in any of the other Loan Documents, any Lender that refuses to fund or otherwise defaults in the funding of its Pro Rata Share of any Borrowing requested and permitted to be made by the Borrower hereunder shall not, for so long as such refusal has not been withdrawn or such default has not been cured, have any rights of consent or approval or any voting rights whatsoever with respect to any matter hereunder or under any of the other Loan Documents that requires or permits the consent, approval or action of the Lenders, or any of them, and the Commitments and the Loans of any such Lender shall not be taken into account for purposes of determining, at any time during the continuance of any such refusal or default, the Required Lenders or the number or percentage of Lenders that shall be required for the Lenders or any of them to take or prove, or direct the Agent to take, any action hereunder.

         (i) With respect to any outstanding amounts owing under the Borrower's cash management account maintained with the Swingline Lender, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Swingline Loans to be made for the purpose of repaying such amounts owing.

         (j) Each request for an Advance under the Revolving Line of Credit and each Advance made by a Lender for the benefit of the Borrower, shall constitute a new certification by the Borrower as of the date of such request or Advance (i) that the representations and warranties of the Borrower contained in ARTICLE V hereof and in the other Loan Documents remain true and correct in all material respects as of such date, except to the extent any such representation or warranty relates solely to a prior date, and (ii) that, with respect to and after giving effect to such Advance, no Default or Event of Default has occurred and is continuing as of such date.

         2.3. Notes. (a) On the Closing Date, the Borrower shall execute and deliver to each Lender a Revolving Credit Note substantially in the form of EXHIBIT A-1, attached hereto, which shall: (i) be payable to the order of the appropriate Lender and be dated the Closing Date; (ii) be in the stated principal amount of such Lender's Revolving Credit Commitment; and (iii) bear interest in accordance with the applicable provisions of ARTICLE III hereof. The amount of principal owing on each Revolving Credit Note at any given time shall be the aggregate amount of all Revolving Credit Loans made under such Revolving Credit Note, less all payments of principal theretofore made by the Borrower and applied to such Revolving Credit Note in accordance with the terms hereof.

        (b) The Swingline Loans shall be evidenced by a promissory note (the "Swingline Note") substantially in the form of EXHIBIT A-2, attached hereto, which shall: (i) be executed by the Borrower; (ii) be payable to the order of the Swingline Lender and be dated as of the Closing Date; (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans evidenced thereby from time to time; (iv) be payable one (1) Business Day after demand; (v) bear interest at the Adjusted Base Rate; and (vi) be entitled to the benefits of this Agreement and the Loan Documents.

         2.4.    Repayment.  The Borrower shall repay the Revolving Credit
Notes:

         (a)     in full on the Revolving Loan Termination Date;

         (b) in full upon the occurrence of any Event of Default and acceleration of the Obligations by the Lenders pursuant to ARTICLE IX hereof, or upon the occurrence of an Event of Default under SECTIONS 8.1(I), (J) or (N) and the resulting automatic acceleration of the Obligations pursuant to ARTICLE IX hereof; and

         (c)(i) In part, immediately in the event that the total principal amount outstanding at any time under the Revolving Credit Notes exceeds the maximum amount permitted under any of the conditions set forth in SECTION 2.1(A) at such time, in the amount of such excess;

            (ii) In part, as may be required by the Agent pursuant to
                 any lockbox and depository account arrangement required to be maintained pursuant to, and in accordance with the provisions of, the Security
                 Agreement; and

           (iii) In full or in part, to the extent permitted or required by and in accordance with the provisions of SECTION 6.6.

         2.5. Voluntary Prepayments. At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice to the Agent given not later than 12:00 noon, Charlotte, North Carolina, time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans, provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under
SECTION 3.4 to be paid as a consequence of such payment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto; and further provided that each partial prepayment of Swingline Loans shall be in an aggregate principal amount of not less than $50,000 or, if greater, an integral multiple of $50,000 in excess thereof.. Each such notice shall specify the proposed date of such payment and the aggregate principal amount and Type of Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made) and shall be irrevocable and shall bind the Borrower to make such payment on the terms specified therein. Revolving Loans prepaid pursuant to this section may be reborrowed, subject to the terms and conditions of this Agreement

         2.6.    Commitment Reductions.

         (a) Upon at least five (5) Business Days' prior notice to the Agent, the Borrower may cause the Lenders to reduce ratably the unutilized portion of the Total Revolving Credit Commitment in part in amounts of $500,000 or integral multiples thereof, or in whole; provided, however, that any such reduction shall not reduce the Total Revolving Credit Commitment to an amount less than the aggregate principal amount outstanding under the Revolving Line of Credit.

         (b) The Total Revolving Credit Commitment shall be reduced by the amount of any payments on the Revolving Loans made pursuant to SECTION 6.6.

         (c) Any reduction in the Total Revolving Credit Commitment shall, on a pro rata basis, reduce each Lender's Revolving Credit Commitment. After any such reduction: (i) the facility fees provided for in SECTION 2.7 shall be calculated with respect to the reduced Total Revolving Credit Commitment, and
(ii) the Total Revolving Credit Commitment may not thereafter be increased without the prior unanimous written consent of the Lenders.

         2.7.    Fees.  The Borrower agrees to pay:

         (a) To First Union, for its own account, on the date of execution of this Agreement, the fees described in paragraphs (1) and (2) of the Fee and Expense Agreement between the Borrower and First Union dated December 19, 1996 (the "Fee Letter");

         (b) During the term of the Revolving Line of Credit, to the Agent, for the ratable benefit of the Lenders, a facility fee at a per annum rate equal to the Applicable Margin Percentage for the Revolving Line of Credit Facility Fee on the average daily undisbursed portion of the Revolving Line of Credit during the preceding quarter (the "Revolving Line of Credit Facility Fee"). Such facility fee shall accrue from and including the date hereof to the Revolving Loan Termination Date and shall be payable on the last Business Day of each calendar quarter in arrears, beginning with the first such day to occur after the Closing Date;

         (c) To the Agent, for the account of each Lender, a letter of credit fee for each calendar quarter in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Margin Percentage from time to time during such quarter for Revolving Loans that are maintained as LIBOR Loans, on such Lender's ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

         (d) To the Issuing Bank, for its own account, a facing fee for each calendar quarter in the respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.125% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

         (e) To the Agent, for its own account, the arrangement fee provided in paragraph (4) of the Fee Letter.

         (f) To the Agent, for its own account, the annual administrative fee described in paragraph (3) of the Fee Letter, on the terms, in the amount and at the times set forth therein; and

         (g) To the Agent, for its own account and for the account of each Lender, a due diligence fee of (i) $1,000 for the Agent and each Lender prior to any Borrowing to fund an Acquisition that involves consideration in excess of $7,500,000, or (ii) $2,500 for the Agent and each Lender prior to any Borrowing to fund an Acquisition that involves consideration in excess of $10,000,000 and that requires, in the sole discretion of the Agent or any Lender, a site visit.

         (h) All computations of fees hereunder shall be made on the basis of a year consisting of 360 days, and with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

         2.8.    Optional Increase In Commitments.

         (a) Subject to the conditions set forth below, the Borrower may, upon at least thirty (30) days prior written notice to the Agent and the Lenders, increase the Total Revolving Credit Commitments, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Agent, which consent shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender's Commitment shall be increased (thus increasing the Total Revolving Credit Commitments); provided that:

                   (i) no Default or Event of Default shall have occurred and be continuing hereunder as of the effective date;

                  (ii) any lender not theretofore a Lender shall meet the criteria set forth in the definition of Eligible Assignee;

                 (iii) the representations and warranties made by the Borrower and contained in ARTICLE V shall be true and correct on and as of the effective date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

                  (iv) the amount of such increase in the Total Revolving Credit Commitments shall not be less than $10,000,000, and shall not cause the Total Revolving Credit Commitments to exceed $60,000,000;

                   (v) the Borrower and the Lender or lender not theretofore a Lender, shall execute and deliver to the Agent, for its acceptance and recording in the register pursuant to SECTION 3.7(B), a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Agent and acknowledged by the Agent and each Guarantor and substantially in the form of EXHIBIT E attached hereto;

                  (vi) no existing Lender shall be obligated in any way to increase its Revolving Credit Commitment;

                 (vii) the Borrower shall pay any amount required to be paid pursuant to SECTION 3.4 hereof resulting from the reallocation of Revolving Credit Loans pursuant to the increase in the Total Revolving Credit Commitments;

                (viii) the Borrower shall have paid commitment fees to additional Lenders sufficient to induce such Lenders to provide the requested Commitments; and

                  (ix) the Agent may request any other documents or information in its reasonable discretion.

         (b) Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, which effective date shall be five (5) Business Days after the delivery thereof to the Agent, such existing Lender shall have a Revolving Credit Commitment as therein set forth or such other Lender shall become a Lender with a Revolving Credit Commitment as therein set forth and all the rights and obligations of a Lender with such a Revolving Credit Commitment hereunder.

         (c) The Agent shall maintain a copy of each Lender Addition and Acknowledgement Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Registrar shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any Note or Notes subject to such addition and assumption and the written consent to such addition and assumption, the Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and is substantially in the form of EXHIBIT E:

                   (i)    accept such Lender Addition and Acknowledgement
         Agreement;

                  (ii) record the information contained therein in the Register; and

                 (iii) give prompt notice thereof to the Lenders and the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Revolving Credit Note or Revolving Credit Notes of any existing Lender or with respect to any Lender not theretofore a Lender, a new Revolving Credit Note or Revolving Credit Notes to the order of the applicable Lenders in amounts equal to the Revolving Credit Commitment of such Lenders pursuant to the Lender Addition and Acknowledgement Agreement. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Revolving Credit Commitments, shall be dated the effective date of such Lender Addition and Acknowledgement Agreement and shall otherwise be in substantially the form of the existing Revolving Credit Notes. Each surrendered Revolving Credit Note and/or Revolving Credit Notes shall be canceled and returned to the Borrower.

          2.9.     Letters of Credit.

          (a) Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Bank will, at any time and from time to time on and after the Closing Date and prior to the Revolving Loan Termination Date, and upon request by the Borrower in accordance with the provisions of SECTION 2.9(B), issue for the account of the Borrower one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Bank (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the "Letters of Credit"). The Stated Amount of each Letter of Credit shall not be less than such amount as may be reasonably acceptable to the Issuing Bank. Notwithstanding the foregoing:

          (i) No Letter of Credit shall be issued the Stated Amount upon issuance of which (A) when added to all other Letter of Credit Outstandings at such time, would exceed $2,000,000 or
                   (B) when added to all other Letter of Credit Outstandings at such time and the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding, would exceed the Total Revolving Credit Commitment at such time;

          (ii) No Letter of Credit shall be issued that by its terms expires more than one (1) year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Bank, for renewal for successive periods of one year or less, unless and until the Issuing Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit; and

          (iii) The Issuing Bank shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance,
                   (A) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Bank as of the Closing Date and that the Issuing Bank in good faith deems material to it, or (B) the Issuing Bank shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in SECTION 4.3 are not then satisfied or that the issuance of such Letter of Credit would violate the provisions of subsection (i) above.

          (b) Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will notify the Issuing Bank (with copies to the Agent) in writing, by 1:00 p.m., Charlotte, North Carolina local time, at least three (3) Business Days (or such shorter period as is acceptable to the Issuing Bank in any given case) prior to the requested date of issuance thereof. Each such request (each, a "Letter of Credit Request") shall be irrevocable, shall be given in the form of EXHIBIT F and shall be appropriately completed to specify
(i) the proposed date of issuance (which shall be a Business Day), (ii) the proposed Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the proposed beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application procedures and documents reasonably required by the Issuing Bank in connection with the issuance of any Letter of Credit. The Agent will, promptly upon its receipt thereof, notify each Lender of the Letter of Credit Request. Upon its issuance of any Letter of Credit, the Issuing Bank will promptly notify each Lender of such issuance and will notify each Lender with a Revolving Credit Commitment of the amount of its participation therein under SECTION 2.9(C).

          (c) Immediately upon the issuance of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender with a Revolving Credit Commitment, and each such Lender (each, in such capacity, an "L/C Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, pro rata to the extent of its Revolving Credit Percentage at such time, in such Letter of Credit, each drawing made thereunder, and the obligations of the Borrower under this Agreement with respect thereto and any security therefor (including the Collateral) or guaranty pertaining thereto; provided, however, that the fees and other charges relating to Letters of Credit described in SECTIONS 2.7(D) shall be payable directly to the Issuing Bank as provided therein, and the L/C Participants shall have no right to receive any portion thereof. Upon any change in the Revolving Credit Commitments of any of the Lenders pursuant to SECTION 13.1, with respect to all outstanding Letters of Credit and Reimbursement

Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new Revolving Credit Percentages of the assigning Lender and the Eligible Assignee.

          (d) The Borrower hereby agrees to reimburse the Issuing Bank by making payment to the Agent, for the account of the Issuing Bank, in immediately available funds, for any payment made by the Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a "Reimbursement Obligation") immediately after, and in any event on the date of, such payment, together with interest on the amount so paid by the Issuing Bank, to the extent not reimbursed prior to 2:00 p.m., Charlotte, North Carolina local time, on the date of such payment or disbursement, (i) for the period from the date of the respective payment to the date of receipt by the Borrower from the Issuing Bank of notice of such payment, at the Adjusted Base Rate as in effect from time to time during such period, and (ii) for the period from the date of receipt by the Borrower from the Issuing Bank of notice of such payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate as in effect from time to time during such period plus two percentage points (2.0%), such interest also to be payable on demand. The Issuing Bank will provide the Agent and the Borrower with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower's obligations under this Section or any other provision of this Agreement.

        (e) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Bank pursuant to SECTION 2.9(D), and to the extent that any amounts then held in the Cash Collateral Account established pursuant to SECTION 2.9(I) shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Bank will promptly notify the Agent, and the Agent will promptly notify each L/C Participant, of such failure. If the Agent gives such notice prior to 11:00 a.m., Charlotte, North Carolina local time, on any Business Day to any L/C Participant, such L/C Participant will make available to the Agent, for the account of the Issuing Bank, its Pro Rata Share (calculated with respect to its Revolving Credit Percentage) of the amount of such payment on such Business Day in immediately available funds. If the Agent gives such notice after 11:00 a.m., Charlotte, North Carolina local time, on any Business Day to any such L/C Participant, such L/C Participant shall make its Pro Rata Share of such amount available to the Agent on the next succeeding Business Day. If and to the extent such L/C Participant shall not have so made its Pro Rata Share of the amount of such payment available to the Agent, such L/C Participant agrees to pay to the Agent, for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, at the Federal Funds Rate. The failure of any L/C Participant to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Agent such other L/C Participant's Pro Rata Share of any such payment. Each such payment by an L/C Participant under this SECTION 2.9(E) of its Pro Rata Share of an amount paid by the Issuing Bank shall constitute a Revolving Loan by such Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor, notwithstanding that the amount of such Revolving Loan may not comply with the minimum amount of Borrowings required hereunder) and shall be treated as such for all purposes of this Agreement; provided, that for purposes of determining the available unused portion of the Total Revolving Credit Commitment immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time.

          (f) Whenever the Issuing Bank receives a payment in respect of a Reimbursement Obligation as to which the Agent has received, for the account of the Issuing Bank, any payments from the L/C Participants pursuant to SECTION 2.9(E), the Issuing Bank will promptly pay to the Agent, and the Agent will promptly pay to each L/C Participant that has paid its Pro Rata Share thereof, in immediately available funds, an amount equal to such L/C Participant's ratable share (based on the proportionate amount funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of such Reimbursement Obligation.

          (g) The Reimbursement Obligations of the Borrower, and the obligations of the L/C Participants to make payments to the Agent, for the account of the Issuing Bank, with respect to Letters of Credit, shall be irrevocable, shall remain in effect until the Issuing Bank shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, except to the extent resulting from any gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction and not subject to any appeal (or pursuant to arbitration as set forth in SECTION 15.2(C)), shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

          (ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit, whether or not the Borrower has notice or knowledge thereof;

          (iii) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

          (iv) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

          (v) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (the Issuing Bank's sole obligation, in determining whether to pay under any Letter of Credit, being to examine documents required to be delivered under such Letter of Credit in good faith and without gross negligence to ascertain that such documents appear on their face to comply with the terms of such Letter of Credit), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

          (vi) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

          (vii)    The occurrence of any Default or Event of Default; or

          (viii) Subject to the Issuing Bank's obligation set forth in the parenthetical in clause (v) above, any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

None of the foregoing shall impair, prevent or otherwise affect any of the rights and powers granted to the Issuing Bank hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and each L/C Participant and shall not create or result in any liability of the Issuing Bank to the Borrower or any L/C Participant.

        (h) If at any time after the Closing Date the Issuing Bank or any L/C Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any L/C Participant with any request or directive by any such authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Issuing Bank or participated in by any L/C Participant or (ii) impose on the Issuing Bank or any L/C Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit, and the result of any of the foregoing is to increase the cost to the Issuing Bank or L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Issuing Bank or such L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then the Borrower will, within fifteen (15) days after delivery to the Borrower by the Issuing Bank or such L/C Participant of written demand therefor (with a copy thereof to the Agent), pay to the Issuing Bank or such L/C Participant such additional amounts as shall compensate the Issuing Bank or such L/C Participant for such increase in costs or reduction in return. A certificate submitted to the Borrower by the Issuing Bank or such L/C Participant, as the case may be (a copy of which certificate shall be sent by the Issuing Bank or such L/C Participant to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Issuing Bank or such L/C Participant as aforesaid, shall be conclusive and binding on the Borrower absent manifest error.

          (i) At any time and from time to time during the continuance of an Event of Default, the Agent, at the direction, or with the consent, of the Required Lenders, may require the Borrower to deliver to the Agent such additional amount of cash as is equal to the difference between the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and the amount then on deposit in the Cash Collateral Account (as hereinafter defined), such amount to be held by the Agent in a non-interest bearing cash collateral account (the "Cash Collateral Account") as security for, and for application to, the Borrower's Reimbursement Obligations. In the event of a drawing, and subsequent payment by the Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Agent will deliver to the Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such

Reimbursement Obligation, all of such amounts) to reimburse the Issuing
Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Bank for all of its obligations thereunder shall be held by the Agent, for the benefit of the Borrower, with such amounts to be applied against the Obligations in such order as (x) the Borrower may direct in the absence of a Default or an Event of Default, and (y) otherwise, the Agent may direct.

          (j) Notwithstanding any termination of the Commitments or repayment of the Loans, or both, the obligations of the Borrower under this
SECTION 2.9 shall remain in full force and effect until the Issuing Bank and the L/C Participants shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

          2.10. Interest Periods. Concurrently with the giving of any Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, or three month period (subject to availability); provided, however, that:

        (a) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

        (b) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

        (c) the Borrower may not select any Interest Period that expires after the Revolving Loan Termination Date;

        (d) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

        (e) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

        (f) if, upon the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Loans, then the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans as of the expiration of the then current Interest Period applicable thereto.

        2.11.  Conversions and Continuations.

               The Borrower shall have the right, on any Business Day, to elect
(y) to convert all (or a portion in an amount not less than (A) in the case of a conversion to Base Rate Loans, $1,000,000 or, if greater, an integral multiple of $500,000 and (B) in the case of a conversion to LIBOR Loans, $3,000,000 or, if greater, an integral multiple of $1,000,000) of the outstanding principal amount of any Loans of one Type made pursuant to one or more Borrowings (and, in the case of LIBOR Loans, having the same Interest Period) into a Borrowing or Borrowings of Loans of the other Type, or (z) to continue all (or a portion, subject to the restrictions as to amount set forth in clause (B) of the parenthetical in clause (y) above) of the outstanding principal amount of any LIBOR Loans made pursuant to one or more Borrowings (and having the same Interest Period) for an additional Interest Period, provided that (i) except as otherwise provided for in SECTION 3.6, LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under SECTION 3.4 to be paid as a consequence thereof), (ii) if any partial conversion of LIBOR Loans into Base Rate Loans shall have reduced the outstanding principal amount of the remaining LIBOR Loans made pursuant to a single Borrowing (and thereby continued) to less than $3,000,000, such remaining LIBOR Loans shall be converted immediately into Base Rate Loans and may not thereafter be converted into or continued as LIBOR Loans unless the requirements of clause (y) above are satisfied, (iii) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default, (iv) no conversion or continuation under this Section shall result in a greater number of separate Interest Periods in respect of LIBOR Loans than is permitted under
SECTION 2.2(A)(V), and (v) no such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans.

               The Borrower shall make each such election by delivering written notice to the Agent prior to 12:00 p.m., Charlotte, North Carolina local time, at least three (3) Business Days prior to the effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and at least one (1) Business Day prior to the effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of EXHIBIT G and shall be appropriately completed to specify (x) the date of such conversion or continuation, (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto and
(z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender of the proposed conversion or continuation, of such Lender's Pro Rata Share thereof and of the other matters specified in the Notice of Conversion/Continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided hereinabove with respect to any Borrowing of LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto.

        2.12.  Method of Payments; Computations.

               All payments by the Borrower hereunder and under the Notes shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Agent, for the account of the Lenders, or the Swingline Lender, as applicable (except as otherwise provided in SECTIONS 2.7, 3.6, 3.8, 2.9, 10.1 and 11.8 as to payments required to be made directly to the Agent (for its own account), the Issuing Bank or the Lenders) at the Agent's office referred to in SECTION 14.3, prior to 2:00 p.m.,

Charlotte, North Carolina local time, on the date payment is due. Any payment made as required hereinabove, but after 2:00 p.m., Charlotte, North Carolina local time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (d) in SECTION 2.10 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

               The Agent will distribute to the Lenders like amounts relating to payments made to the Agent for the account of such Lenders as follows: (i) if the payment is received by 2:00 p.m., Charlotte, North Carolina local time, in immediately available funds, the Agent will make available to each such Lender on the same date, by wire transfer of immediately available funds, such Lender's Pro Rata Share of such payment, and (ii) if such payment is received after 2:00 p.m., Charlotte, North Carolina local time, or in other than immediately available funds, the Agent will make available to each such Lender such Lender's Pro Rata Share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Agent will pay to each such Lender, on demand, its Pro Rata Share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Agent until the date repaid to such Lender. The Agent will distribute to the Issuing Bank like amounts relating to payments made to the Agent for the account of the Issuing Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

               Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date, and the Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to each such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Agent, at the Federal Funds Rate.

               The Borrower hereby authorizes each Lender, if and to the extent that any payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the accounts of the Borrower with such Lender any amount so due.

               With respect to each payment on the Loans hereunder, except as specifically provided otherwise herein or in any of the other Loan Documents, the Borrower may designate by written notice to the Agent prior to or concurrently with such payment the Types of Loans that are to be repaid or prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which made, provided that (i) unless made together with all amounts required under SECTION 3.4 to be paid as a consequence thereof, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto, (ii) if any partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $3,000,000, such remaining LIBOR Loans shall be converted immediately into Base Rate Loans and (iii) each prepayment of Loans comprising a single Borrowing shall be applied pro rata among such Loans. In the absence of any such designation by the Borrower, the Agent shall, subject to the foregoing, make such designation in its sole discretion, provided that notwithstanding the foregoing, any payments received by the Agent under any circumstances described in this sentence shall be applied first to repay all outstanding Swingline Loans together with all accrued interest thereon.


                                  ARTICLE III

                            PROVISIONS APPLICABLE TO
                                REVOLVING LOANS

        3.1. Use of Proceeds. The proceeds of the Loans will be used by the Borrower solely (i) to finance Acquisitions; (ii) to finance Permitted Capital Expenditures; (iii) to provide ongoing working capital of the Borrower; (iv) to provide funds for general corporate purposes of the Borrower; and (v) to pay Permitted Fees and Expenses.

        3.2. Interest. (a) The Borrower will pay interest in respect of the unpaid principal amount of each Revolving Loan and Swingline Loan from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate applicable to such Revolving Loan and Swingline Loan, as in effect from time to time during such periods as such Revolving Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate applicable to such Revolving Loan, as in effect from time to time during such periods as such Revolving Loan is a LIBOR Loan.

        (b)    Interest on the Loans shall be due and payable as follows:

                   (i) In respect of any Base Rate Loan, interest shall be payable monthly in arrears on the last Business Day each month, beginning with the first such day to occur after the Closing Date;

                  (ii) In respect of any LIBOR Loan, interest shall be payable in arrears on the last Business Day of the applicable Interest Period; and

                 (iii) If the Borrower prepays the entire amount of all Obligations and the Total Revolving Credit is reduced to zero, all interest accrued interest shall be payable on the later of the date of such prepayment or reduction.

         (c) Interest on the Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed. Nothing contained in this Agreement or in the Notes shall be deemed to establish or require the payment of interest to Lender at a rate in excess of the maximum rate permitted by law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by law, the rate of interest required to be paid shall be automatically reduced to the maximum rate permitted by law and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the Notes.

         3.3. Suspension of LIBOR Option. Notwithstanding any provision herein to the contrary, if, upon or prior to the determination of an interest rate for any LIBOR Loan for any Interest Period, the Agent determines that quotations of interest rates for the relevant deposits are not being provided by the relevant persons in the relevant amounts or for the relevant maturities for purposes of determining the applicable LIBOR Rate, then the Agent shall give Borrower prompt notice thereof, any outstanding request for a LIBOR Loan shall be deemed a request for a Base Rate Loan, and so long as such condition remains in effect, Lenders shall be under no obligation to make such LIBOR Loan, but shall instead make a Base Rate Loan (subject to all applicable terms and conditions hereof). Notwithstanding any other provision in this Agreement, in the event that the Agent determines in good faith that it is unlawful for a Lender (a) to honor its obligation to fund LIBOR Loans hereunder, or (b) to maintain such LIBOR Loans hereunder, then the Agent shall promptly notify Borrower thereof and, to the extent required by applicable law, (x) such Lender's obligation to make LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans, and (y) all of Borrower's LIBOR Loans made by such Lender shall be converted into Base Rate Loans on the last day of the then current Interest Periods for such LIBOR Loans.

        3.4. Payment Not at End of Interest Period. Borrower shall immediately pay each Lender, on demand, the amount that shall compensate such Lender for any actual loss incurred by such Lender as a result of (a) any payment of a LIBOR Loan prior to the last day of the applicable Interest Period, or (b) any failure by Borrower to borrow a LIBOR Loan on the effective date specified in the relevant Interest Rate Election Notice. Such loss shall be the amount, without duplication, reasonably determined by such Lender as the excess, if any, of (A) the amount of interest that would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the LIBOR Rate applicable to such LIBOR Loan for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment prior to the last day of the Interest Period, of the then current Interest Period, or
(y) in the case of such failure to borrow, of the Interest Period for such LIBOR Loan that would have commenced on the date of such failure to borrow, over (B) the amount that would have been realized by such Lender in reemploying the funds received in prepayment or not advanced during the period referred to above by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.

         3.5. Default Rate; Post-Petition Interest. During the continuance of any Event of Default, at the option of the Required Lenders without any required notice to Borrower, the aggregate principal amount of the Loans, and to the full extent permitted by law, all interest accrued on the Loans, shall bear interest at the Default Rate, and such default interest shall be payable on demand. Upon the application of the Default Rate, all LIBOR Loans then outstanding shall immediately and automatically be converted into Base Rate Loans. To the fullest extent permitted by applicable law, interest shall continue to accrue on the Notes after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         3.6. Increased Costs. (a) If at any time after the date hereof and from time to time, the adoption or modification of any applicable law, rule or regulation regarding any Lender's required levels of reserves, insurance or capital (including any allocation of capital requirements or conditions, but excluding federal, state or local income or franchise tax liability), or any interpretation or administration thereof by any Governmental Authority or central bank charged with the interpretation, administration or compliance of such Lender with any of such requirements, has or would have the effect of (i) increasing any such Lender's costs relating to the Loans hereunder, or (ii) reducing the yield or rate of return of such Lender on the Loans hereunder to a level below that which such Lender could have achieved but for the adoption or modification after the date hereof of any such requirements (such increases or reductions collectively referred to as "Increased Costs"), the Borrower shall, after receipt of any documented request by such Lender, and for as long as such adopted or modified rule, law or regulation shall remain in effect, pay to such Lender such additional amounts accruing after receipt of such notice as set forth in a certificate from such Lender setting forth the calculation of the increase in costs or reduction in yield or rate of return of such Lender. The Lender's certificate shall constitute prima facie evidence of such Increased Costs. Nothing herein contained shall be construed or so operate as to require the Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law.

        (b) Without limiting, and without duplication of, the effect of subsection (A) above, if at any time after the date hereof and from time to time, by reason of any adoption or modification of any applicable federal, state, local or foreign law, rule or regulation regarding such Lender's required levels of reserves, insurance or capital (including any allocation of capital requirements or conditions, but excluding federal, state or local income or franchise tax liability), or similar requirements, or the implementation of any such requirements previously adopted but not implemented prior to the date hereof, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation, administration or compliance of such Lender with any of such requirements, any Lender either (i) incurs Increased Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes LIBOR Loans, or (ii) becomes subject to restrictions on the amount of such category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Borrower, the obligation of such Lender to make, and to convert Loans of any other Type into, LIBOR Loans hereunder shall be suspended until the date such regulatory change ceases to be in effect, all LIBOR Loans outstanding from such Lender shall be converted into Base Rate Loans as of the end of each then applicable Interest Period, and such Lender shall advance all Loans to be made by it as Base Rate Loans.

         (c) Determinations by any Lender for purposes of this Section of the effect of any regulatory change on its costs of making or maintaining any Loans or on amounts receivable by it in respect of the Loans, and of the additional amounts required to compensate such Lender in respect of any Increased Costs, as shown in a certificate of the Lender setting forth such Increased Costs, shall constitute prima facie evidence of such Increased Costs.

         3.7. Application of Principal Payments; Register; Pro Rata Borrowings. (a) Except as otherwise specifically set forth in this Agreement, all payments made by the Borrower shall be applied (i) first, to the payment of amounts due under SECTION 3.4, (ii) second, to the payment of accrued and unpaid fees (payable by Borrower pursuant to SECTIONS 2.7, 6.6(C), 10.1, 11.8 or 14.4 hereof or otherwise pursuant to the Loan Documents), (iii) third, to the payment of accrued and unpaid interest on the Revolving Credit Notes, and
(iv) fourth, to the payment of unpaid principal on the Revolving Credit Notes. Payments of principal on the Notes shall be applied to such Loans outstanding as directed by the Borrower or, in the absence of any such direction, shall be applied first to the payment of Base Rate Loans and second to the payment of LIBOR Loans in the order of the soonest to mature. If there is more than one LIBOR Loan maturing on any one day, then payment shall be applied to the LIBOR Loan bearing the higher rate of interest. Notwithstanding the foregoing, during the continuance of an Event of Default the Agent shall apply all such payments to the Obligations in accordance with the provisions of SECTION 12.1.

         (b) The Agent shall maintain a register on which it will record the Commitments from time to time of each Lender, the Advances made by each of the Lenders, the Loans made to the Borrower and each repayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be conclusive absent manifest error.

         (c) Each Lender will record on its internal records the amount of each Advance made to the Agent, each Loan to the Borrower and each payment in respect thereof. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of the Loans.

         (d) All Revolving Loans under this Agreement shall be funded by the Lenders pro rata on the basis of their Revolving Credit Commitments, rounded to the nearest penny.

        (e) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, or otherwise, other than pursuant to SECTION 13.1 or SECTION 3.8) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker's lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this subsection applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection to share in the benefits of any recovery on such secured claim.

         3.8. Taxes. Any and all payments by the Borrower hereunder or under any of the Loan Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) any taxes imposed by any jurisdiction other than the United States or any political subdivision thereof;
(ii) any taxes imposed by the United States or any political subdivision thereof by means of withholding at the source; and (iii) any taxes based upon or measured by net or gross income (including, without limitation, any branch taxes and the Michigan Single Business Tax) and franchise taxes imposed by the United States or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (x) the Borrower shall make the deduction; (y) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law; and

(z) the Borrower shall deliver to such Lender evidence of such payment to the relevant taxation authority or other authority. The Borrower agrees to indemnify the Agent and each Lender for the full amount of Taxes paid by the Agent and any Lender (as the case may be) and any liability (including penalties, interest and expenses, but only if such penalties, interest and expenses are due to the Borrower's failure to indemnify the Agent and any Lender within the time period set forth below) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Agent or any Lender makes written demand therefor. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the principal and interest hereunder. If any Lender subsequently receives a refund or credit in respect of any amount of Tax for which such Lender has been indemnified or reimbursed by the Borrower, such Lender shall remit to the Borrower the amount so refunded or credited.

                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

        4.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Robinson, Bradshaw & Hinson, P.A., 1900 Independence Center, 101 North Tryon Street, Charlotte, North Carolina 28246, or at such other place as the parties hereto shall mutually agree, at 10:00 a.m. on _______________, 1997, or at such other time as the parties hereto shall mutually agree. The parties agree that the Loans have been and shall be made in North Carolina and that the Loan Documents were prepared and negotiated in North Carolina.

         4.2. Conditions of Initial Loans and Advances. The obligation of the Lenders to close this financing and to make the initial Loans under this Agreement on the Closing Date are subject to the satisfaction of the following conditions precedent:

         4.2.1  Executed Loan Documents.

         (a) Certain Documents. The following Loan Documents shall have been duly authorized, executed and delivered to the Agent and each Lender by the Borrower, shall be in full force and effect and no Default shall exist thereunder:

                    (i)     the Loan Agreement;

                   (ii)     the Notes;

                  (iii)     the Security Agreement;

                   (iv)     the Pledge Agreement; and

                    (v)     the Financing Statements.

         (b) Financing Statements. All Financing Statements and all other filings or recordations necessary to perfect the security interests of the Agent in the Collateral shall have been filed, and the Agent shall have received assurances in a form acceptable to the Agent that such security interests constitute valid and perfected first-priority security interests therein, subject only to Permitted Liens.

         (c) Guaranty; Guarantor Pledge Agreement. The Guaranty and the Guarantor Pledge Agreement (together with all certificates for the Stock being pledged thereunder and duly executed undated stock powers for each such certificate) shall have been duly authorized, executed and delivered to the Agent and each Lender by the Guarantor, shall be in full force and effect and no Default shall exist thereunder.

         (d) Subsidiary Guaranty; Subsidiary Guarantor Security Agreement. The Subsidiary Guaranty and the Subsidiary Guarantor Security Agreement shall have been duly authorized, executed and delivered to the Agent and each Lender by the Subsidiary Guarantors, shall be in full force and effect, and no Default shall exist thereunder.

         4.2.2  Closing Certificates; etc.

        (a) Certificate of the Borrower. The Agent and each Lender shall have received a certificate dated as of the Closing Date from the president, any vice president or the chief financial officer on behalf of the Borrower, in form and substance satisfactory to the Agent, to the effect that: (i) all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as of the Closing Date;
(ii) the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; (iii) after giving effect to the transactions contemplated under this Agreement, no Default or Event of Default has occurred and is continuing; and (iv) the Borrower has satisfied each of the closing conditions set forth in this ARTICLE IV.

         (b) Secretaries' Certificates. The Agent and each Lender shall have received a certificate dated as of the Closing Date of the secretary or an assistant secretary of the Borrower and the Guarantor, in form and substance satisfactory to the Agent, certifying: (i) that attached thereto is a copy of the certificate of incorporation or other organizational documents and all amendments thereto of such corporation, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, and that such organizational documents have not been amended since such date; (ii) that attached thereto is a true and complete copy of the bylaws (or equivalent regulations) of such corporation as in effect on the date of such certification; (iii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors (or equivalent governing body) of such corporation, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable; and (iv) as to the incumbency and genuineness of the signature of each officer of such corporation executing this Agreement or any of the other Loan Documents.

         (c) Certificates of Good Standing. The Agent and each Lender shall have received certificates as of a recent date of the good standing of the Borrower and the Guarantor under the laws of each such corporation's jurisdiction of organization and each jurisdiction in which such corporations are qualified to conduct business.

         (d) Opinions of Counsel. The Agent and each Lender shall have received the favorable opinion of: (i) the law firm of Seyburn, Kahn, Ginn et al., as to matters of Michigan law, and the law firm of Kirkland & Ellis as to matters of the General Corporation Law of the State of Delaware, each as special counsel to the Borrower and the Guarantor, dated as of the Closing Date and addressed to the Agent, for the benefit of the Agent and the Lenders, in form and substance satisfactory to the Lenders.

         (e) UCC Search. The Agent and each Lender shall have received the results of a UCC search of all filings made against the Borrower under the Uniform Commercial Code as in effect in the states in which any assets of the Borrower are located, indicating among other things that the Collateral is free and clear of any liens or encumbrances except for Permitted Liens.

         (f) Insurance. The Agent shall have received certificates of insurance in form and substance satisfactory to the Agent upon the Collateral and the business of the Borrower with the mortgagee, additional insured and loss payable endorsements required by SECTION 6.6.

         (g) Equipment List. The Agent shall have received a list of all equipment owned by the Borrower as of the Closing Date with a purchase price of more than $25,000 and all equipment under lease or lease contract by the Borrower at of the Closing Date with a purchase price greater than $25,000, and such list shall be in form and substance satisfactory to the Agent.

         4.2.3  Consents; No Adverse Change.

         (a) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities (including courts) having jurisdiction with respect to the Collateral and the transactions contemplated by this Agreement shall have been obtained, except where the failure to so obtain is not reasonably expected to have a Material Adverse Effect.

         (b) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened in writing or proposed before any court or other Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or that, in the Required Lenders' discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

         (c) No Material Adverse Change. From and after September 30, 1996, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect, other than as specifically contemplated by the transactions contemplated under this Agreement.

         (d) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

         4.2.4  Financial Matters.

         (a) Financial Condition Certificate. Each Lender shall have received a certificate of the Borrower, in form and substance satisfactory to the Lenders, executed by the chief financial officer on behalf of the Borrower, that (i) attached thereto is a Financial Statement reflecting the Guarantor's receipt of the proceeds from the initial public offering of its Stock; (ii) attached thereto are the Projections, setting forth assumptions used in preparing the Projections and certifying to the effect that the Projections represent the good faith opinion of the Borrower based upon the facts and information available to the Borrower at the time such Projections were made as to the projected results of the Borrower's operations and that the Borrower is not aware of any facts or information since the time such Projections were made that would alter such opinion; (iii) the Borrower is Solvent; and (iv) the Borrower has not executed this Agreement or any of the Loan Documents with the intent to hinder, delay or defraud creditors.

         (b) Payment at Closing. The Borrower shall have paid to the Agent the fees set forth in the commitment letter from First Union to the Borrower dated ______________, 1996, and the Fee and Expense Agreement dated ______________, 1996.

         (c) Taxes. All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid by the Borrower.

         4.2.5  Miscellaneous.

         (a) Disbursement Instructions. The Agent shall have received written instructions from the Borrower to the Agent directing the payment of any proceeds of Loans made under this Agreement that are to be paid on the Closing Date.

         (b) Proceedings and Documents. The Lenders shall have received copies of all other documents (including pro-forma insurance policies of the Borrower), certificates, opinions, instruments and other evidence as each may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

         4.3. Conditions to All Loans and Advances. The obligation of the Lenders to make any Loan hereunder (including any Loans made on the Closing
Date) is subject to the continued validity of all Loan Documents and the satisfaction of the following conditions precedent on the relevant Borrowing
Date:

         (a) Each of the representations and warranties made by the Borrower contained in ARTICLE V hereof and in the other Loan Documents shall be true and correct in all material respects on and as of such Borrowing Date with the same effect as if made on and as of the Borrowing Date, unless such representation or warranty relates by its terms to a prior date;

         (b) No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or would result from the Loans to be made on such Borrowing Date; and

         (c) With respect to each Revolving Loan, the Agent shall have received a Notice of Borrowing and the Borrowing Base Certificate and, with respect to each LIBOR Loan, an Interest Rate Election Notice in accordance with
SECTION 3.3.

         4.4. Waiver of Conditions Precedent. If any Lender makes any Loan or Advance hereunder prior to the fulfillment of any of the conditions precedent set forth in SECTION 4.3, the making of such Loan or Advance shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and unless the Required Lenders indicate otherwise in writing, the Borrower shall thereafter use its best efforts to fulfill each such condition promptly. No failure by the Borrower to fulfill any such condition precedent shall constitute a Default or an Event of Default hereunder, except to the extent any such failure is continuing after the expiration of any period within which such condition is specifically required to be fulfilled.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders to enter into this Agreement, to make the Loans and to continue to make the Loans, the Borrower represents and warrants to the Agent and each Lender as follows:

         5.1. Corporate Organization and Power. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) is qualified or licensed to do business and is in good standing in every other jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified or licensed and where the failure of the Borrower to be so qualified or licensed would have a Material Adverse Effect; (c) as of the date hereof, has no Subsidiaries other than those listed on SCHEDULE 5.1; (d) is not a partner in any partnership; and (e) has the full corporate or other organizational power and authority and legal right to execute and deliver the Loan Documents to which it is a party, to perform and observe the terms and provisions thereof, to own and give a lien on and security interest in the Collateral, and to engage in its business as presently conducted. As of the Closing Date, the Borrower has not, during the preceding five (5) years, been known as or used any other company, corporate, fictitious or trade names.

         5.2. Litigation; Government Regulation. There are no judgments, injunctions or similar orders or decrees, and no actions, suits, investigations or proceedings pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower, its assets or its business, or that question the validity of this Agreement or any of the Loan Documents, at law or in equity before any court, arbitrator or Governmental Authority, that would, if adversely determined, have a Material Adverse Effect, and the Borrower is not in violation of or in default under any Requirement of Law where such violation could have a Material Adverse Effect.

         5.3. Taxes. The Borrower is not delinquent in the payment of any taxes that have been levied or assessed by any Governmental Authority against it or its assets unless such tax is being contested in good faith and by proper proceedings and the Borrower has maintained adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles. The Borrower (a) has timely filed all tax returns that are required by law to be filed, and has paid all taxes shown on said returns and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, unless such tax, assessment or fee is being contested in good faith and by proper proceedings and the Borrower has maintained adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and if not due, such taxes, assessments and fees have been adequately provided for and sufficient reserves therefor established on its books of account and (b) is current with respect to payment of all required withholding taxes, social security taxes and other similar payroll taxes unless such tax is being contested in good faith and by proper proceedings and the Borrower has maintained adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles. No material controversy in respect of income taxes is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower.

         5.4.    Enforceability of Documents; Compliance With Other
Instruments.   Each of the Loan Documents has been duly authorized by all necessary corporate or other organizational action on the part of the Borrower, has been validly executed and delivered by the Borrower and is the legal, valid and binding obligation of Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles. Borrower is not in default, in any manner that would have a Material Adverse Effect, with respect to any indenture, loan agreement, mortgage or deed of trust, lease, deed or similar agreement related to the borrowing of monies in excess of $250,000 to which it is a party or by which it, or any of its property, is bound. Neither the execution, delivery or performance of the Loan Documents by the Borrower nor compliance by the Borrower therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under the certificate of incorporation and bylaws of the Borrower or a default which would have a Material Adverse Effect under, (i) any Requirement of Law or (ii) any agreement or instrument to which the Borrower is a party or by which it, or any of its property, is bound or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon the properties of the Borrower pursuant to any such agreement or instrument, except for Permitted Liens.

        5.5. Governmental Authorization. Except as have been obtained and except as would not have a Material Adverse Effect, no authorization, exemption, consent or approval of, notice to, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and performance by Borrower of the Loan Documents to which it is a party or the consummation by the Borrower of the transactions contemplated thereby. Except as would not have a Material Adverse Effect, Borrower has, and is in good standing with respect to, all material governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted and to own or lease and operate its respective properties as now owned, leased and operated by it. No such approval, permit, certificate, consent or franchise contains any term, provision, condition or limitation more burdensome in any material way than such as are generally applicable to Persons engaged in the same or similar business as Borrower.

         5.6. Event of Default. No Default or Event of Default has occurred and is continuing.

         5.7. Margin Securities. Borrower owns no "margin stock" as such term is defined in Regulation U, as amended, issued by the Board of Governors of the Federal Reserve System. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness that was originally incurred to purchase or carry margin stock or for any other purpose that might constitute the transactions contemplated herein a "purpose credit" within the meaning of Regulation U, Regulation X or Regulation G or any other regulations of the Board of Governors of the Federal Reserve System, as in effect from time to time. None of the transactions contemplated by this Agreement (including without limitation the use of the proceeds of the Loans) has violated, will violate or will result in a violation of Sections 7, 13 or 14 of the Exchange Act.

         5.8. Full Disclosure. (a) None of the Loan Documents, or any statements, documents or certificates furnished to the Agent or any Lender by or on behalf of Borrower, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

         (b) There is no fact known to the Borrower that the Borrower has not disclosed to the Agent or the Lenders in writing that reasonably could be expected to result in a Material Adverse Effect.

          5.9.     ERISA.

          (a) SCHEDULE 5.9 lists all Employee Plans and Pension Plans ("Borrower Plans") to be effected, maintained or sponsored by the Borrower as of the Closing Date or to which Borrower is obligated to contribute as of the Closing Date. Copies of such Borrower Plans or written descriptions thereof provided to the Agent or the Lenders are true and complete in all material respects.

          (b) Each such Borrower Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, including all requirements under the Internal Revenue Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of each such Borrower Plan, except to the extent that failure to so comply would not have a Material Adverse Effect.

          (c) Each Borrower Plan intended to be qualified under Section 401 of the Internal Revenue Code ("Qualified Plan") is so qualified, and the trusts created thereunder are, in the opinion of the Borrower, exempt from tax under the provisions of Section 501 of the Internal Revenue Code, and to the knowledge of the Borrower nothing has occurred that would cause the loss of such qualification or tax-exempt status.

          (d) Borrower has no outstanding liability under Title IV of ERISA (other than for routine claims for benefits or PBGC premiums not yet due and payable) with respect to any Plan maintained or sponsored by the Borrower (as to which Borrower is or may be liable), nor with respect to any Plan to which Borrower (wherein Borrower is or may be liable) contributes or is obligated to contribute.

          (e) None of the Qualified Plans subject to Title IV of ERISA has any unfunded benefit liability (as to which Borrower is or may be liable).

          (f) Except under the Borrower Plans disclosed in SCHEDULE 5.9, no Employee Plan maintained or sponsored by Borrower provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant's termination of employment with Borrower, except to the extent required by Section 4980B of the Internal Revenue Code or applicable state continuation coverage law. The Borrower has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Internal Revenue Code.

          (g) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Borrower or to which the Borrower is obligated to contribute.

          (h) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Borrower Plan maintained or sponsored by the Borrower or its assets, or (ii) any fiduciary with respect to any Borrower Plan for which the Borrower may be directly or indirectly liable, through indemnification obligations or otherwise.

          (i) Borrower has not incurred and, to the knowledge of the Borrower, does not reasonably expect to incur (i) any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

          (j) Borrower has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan that has a reasonable likelihood of having a Material Adverse Effect.

          5.10. Financial Statements. To the knowledge of the Borrower, the Financial Statements contain no material misstatement or omission and fairly present the financial position, assets and liabilities of Seller for the respective periods then ended. From and after September 30, 1996, through the Closing Date, except for the transactions contemplated under this Agreement,
(a) there has been no Material Adverse Change, nor to the knowledge of the Borrower is any Material Adverse Change threatened or reasonably likely to occur, and (b) Borrower has not incurred any obligation or liability that would be reasonably likely to have a Material Adverse Effect or entered into any material contracts not specifically contemplated by this Agreement or not in the ordinary course of business consistent with past practice of Seller.

          5.11. Solvency. The Borrower is Solvent and after giving effect to the transactions contemplated under this Agreement, will be Solvent.

          5.12. Use of Proceeds. The Borrower's use of the proceeds of any Loans will be legal and proper corporate uses, and such uses will be consistent with all applicable laws and statutes, as in effect from time to time.

          5.13. Trade Relations. To the knowledge of the Borrower, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Borrower with any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances that would materially adversely affect the Borrower or its business or prevent the Borrower from conducting its business after the consummation of the transactions contemplated under this Agreement in substantially the same manner in which it has heretofore been conducted.

          5.14. Compliance With Laws. To the knowledge of the Borrower, Borrower has duly complied in all material respects with, and the Collateral, the business operations and leaseholds of Borrower are in material compliance with, all Requirements of Law.

          5.15.    Environmental Matters.  (a)  Except as reflected in SCHEDULE
5.15 or as would not have a Material Adverse Effect, (i) no Hazardous Substance is or has been generated, used, released, treated, disposed of or stored, or otherwise located, in, on or under any real property owned, leased or operated by the Borrower or any of its Subsidiaries or any portion thereof (the "Realty") (unless such Hazardous Substance is necessary for the conduct of the business of the Borrower and its Subsidiaries as it exists on the Closing Date or any new business permitted under SECTION 7.14 hereunder), and no part of the Realty or other property owned, leased or operated by the Borrower (now or, to the Borrower's knowledge, in the past), including without limitation the soil and groundwater located thereon and thereunder, has been contaminated by any Hazardous Substance; (ii) none of the Realty has been the subject of an environmental audit (except as contemplated by SECTION 4.2.5(F)) or assessment, or remedial action; and (iv) to the best of the Borrower's knowledge, the foregoing statements are true and correct with respect to all of the real property adjoining any Realty or, if the foregoing statements are untrue in any respect, any liability of the Borrower which may arise from such untruth is not reasonably likely to result in a Material Adverse Effect.

          (b) Except as set forth in SCHEDULE 5.15, to the best of the Borrower's knowledge, no portion of any Realty has been used as or for a mine, a landfill, a dump or other solid waste disposal facility, a gasoline service station, or a petroleum products storage facility, and none of the Realty or other property owned, leased or operated by the Borrower (now or in the past) has, pursuant to any Environmental Law, been placed on the "National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems.

          (c) Except as set forth in SCHEDULE 5.15, there are no underground storage tanks situated on any Realty and, to the best of the knowledge of the Borrower, no other underground storage tanks have ever been situated on any Realty.

          (d) Except as set forth in SCHEDULE 5.15, all activities and operations of the Borrower and its Subsidiaries meet all material requirements of all applicable Environmental Laws; neither Borrower nor any of its Subsidiaries has violated any Environmental Law in the past which would give rise to a Material Adverse Effect; and the Realty has never been the site of a violation of any Environmental Law which could give rise to a Material Adverse Effect.

          (e) Except as set forth on SCHEDULE 5.15, to the Borrower's knowledge, neither Borrower nor any of its Subsidiaries has ever sent a Hazardous Substance to a site which, pursuant to any Environmental Law, (1) has been placed on the "National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems, or (2) which is subject to an active claim, an administrative order or other request to take "response," "removal," "corrective" or "remedial" action, as defined in any Environmental Law, or to pay for or contribute to the costs of cleaning up the site, other than any such claim, order or request that would not result in a Material Adverse Effect.

          (f) As of the Closing Date, except as set forth on SCHEDULE 5.15, Borrower is not a party to any suit or proceeding and has not received any notice from any Governmental Authority or other third party with respect to a release or threat of release of any Hazardous Substance, or violation or alleged violation of any Environmental Law, and has not received written notice of any claim from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Substance alleged to be caused by the Borrower.

          (g) Except as set forth on SCHEDULE 5.15, Borrower has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits, and has generated and maintained all required data, documentation and records required under all Environmental Laws, in each case where failure to do so would have a Material Adverse Effect.

          5.16. Outstanding Borrowings. As of the Closing Date, the Borrower has no Indebtedness for borrowed money other than the Obligations and Indebtedness secured by Permitted Liens.

          5.17. Projections. Attached to the Financial Condition Certificate delivered pursuant to SECTION 4.2.4(B) are projected financial statements of the Borrower for the fiscal years ended December 31, 1997, 1998 and 1999 (the "Projections"). The assumptions used in preparation of the Projections were reasonable when made. Such Projections have been prepared by the chief financial officer of the Borrower, and give effect to the transactions contemplated by this Agreement. Such Projections have been prepared in good faith, have a reasonable basis on the Closing Date, and on the Closing Date represented the good faith opinion of the Borrower and senior management of the Borrower as to the projected results of the operations of the Borrower. As of the date hereof, the estimates of future performance and financial condition set forth in the Projections, taken as a whole, are, in the good faith opinion of the senior management of the Borrower, reasonably attainable, subject to the uncertainties and approximations inherent in any projections. As of the date hereof, no material events have occurred since the preparation of the Projections that would cause the Projections, taken as a whole, not to be reasonably attainable, and Borrower has, on the date hereof, no material obligations (whether accrued, matured, absolute, actual, contingent or otherwise) that are not reflected in the Projections.

          5.18. Contracts; Labor Disputes. Borrower is not a party to any contract or agreement, and is not subject to any charge, corporate restriction, judgment, injunction, decree, rule, regulation or order of any court or Governmental Authority, that has or could reasonably be expected to have a Material Adverse Effect. Borrower is not a party to, and there is not pending or, to the knowledge of the Borrower, threatened in writing, any labor dispute, strike, lock-out, grievance, slowdown, work stoppage or walkout relating to any labor contract to which Borrower is a party or otherwise subject, that has or could reasonably be expected to have a Material Adverse Effect. Borrower has complied with, and will continue to comply with, the provisions of the Fair Labor Standards Act of 1938, as amended, and neither Borrower, nor any of its officers, directors or employees, has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended, that has or could reasonably be expected to have a Material Adverse Effect.

          5.19. Insurance. SCHEDULE 5.19 accurately summarizes all insurance policies or programs of the Borrower in effect as of the Closing Date.

          5.20. Investment Company. The Borrower is not an "investment company" or "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"); provided, however, that, as used in this Agreement, the term "investment company" shall not mean a Person that is excepted from the definition of the term "investment company" pursuant to Section 3(c)(1) of the 1940 Act.

          5.21. Stock of the Borrower. All outstanding capital Stock of the Borrower has been duly and validly authorized and issued, and all such outstanding Stock is fully paid and nonassessable and held of record by the Guarantor.


                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

          Until payment in full of the Obligations, the termination of the Lenders' obligation to make Loans, and the expiration or cash settlement of any Swap Agreements, the Borrower covenants and agrees that:

          6.1. Financial and Business Information about the Borrower. The Borrower shall deliver to the Agent (for delivery by the Agent to the Lenders):

          (a)      As soon as practicable and in any event within forty-five
(45) days after the close of each month, beginning with the current month, an unaudited balance sheet of the Borrower and of each Subsidiary as of the close of each such month and unaudited consolidated statements of income, for the

Borrower and of each Subsidiary for the month then ended and that portion of the fiscal year then ended, all prepared in accordance with Generally Accepted Accounting Principles for interim financial statements (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to year-end audit adjustment) applied on a basis consistent with that of the preceding month or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the month, certified by the chief executive officer or chief financial officer of the Borrower to be true and accurate in all material respects;

         (b) As soon as practicable and in any event within forty-five (45) days after the close of each of fiscal quarter of the Guarantor, beginning with the current fiscal quarter, an unaudited consolidated balance sheet of the Guarantor and of its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows for the Guarantor and of each of its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, all prepared in accordance with Generally Accepted Accounting Principles for interim financial statements (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to year-end audit adjustment) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the quarter, certified by the chief executive officer or chief financial officer of the Borrower to be true and accurate in all material respects, including a written report of management's discussion and analysis of the financial results;

          (c) As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the Guarantor, beginning with the current fiscal year, an audited consolidated balance sheet of the Guarantor and of its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, retained earnings and cash flows for the Guarantor and its Subsidiaries for the fiscal year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared by Coopers & Lybrand or another nationally-recognized independent certified public accountant in accordance with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, accompanied by a report thereon by such certified public accountant containing an opinion that is not qualified with respect to scope limitations imposed by the Guarantor or its Subsidiaries or with respect to accounting principles followed by the Borrower or its Subsidiaries not in accordance with Generally Accepted Accounting Principles, including a written report outlining managements discussion and analysis of the financial results;

          (d) Concurrently with the delivery of the financial statements described in subsection (C) above, a certificate addressed to the Agent and the Lenders from the independent certified public accountant that in making its audit of the financial statements of the Guarantor and its Subsidiaries, it obtained no knowledge of the occurrence or existence of any Default or Event of Default, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by its audit; provided, however, that such accountant shall not be liable to anyone by reason of its failure to obtain knowledge of any Default or Event of Default that would not be disclosed in the course of an audit conducted in accordance with Generally Accepted Auditing Standards;

          (e) Concurrently with the delivery of the financial statements described in subsections (A), (B) and (C) above, a certificate from the Borrower's chief financial officer or chief executive officer substantially in the form of EXHIBIT H hereto, certifying to the Lenders that, to the best of such person's knowledge after appropriate inquiry and, in the case of the delivery of the financial statements described in subsections (B) and (C) above, after review of this Agreement, no Default or Event of Default has occurred or specifying any such Default or Event of Default, including a certificate computing compliance with the financial covenants contained herein;

          (f)      As soon as practicable and in any event within forty-five
(45) days after the close of each fiscal year of the Borrower, beginning with the close of the current fiscal year, an annual operating budget and capital budget and projected annual financial statements for the Borrower and its Subsidiaries, consisting of consolidated and consolidating balance sheets, statements of income and cash flows, accompanied by a certificate from the Borrower's chief executive officer or chief financial officer to the effect that the budgets and financial projections have been prepared in good faith and are reasonable estimates of the financial condition and operations of the Borrower and its Subsidiaries for such period;

          (g) Within five (5) days after issuance, copies of each report, document or other correspondence that Borrower shall from time to time render to or file with any Governmental Authority (other than sales tax reports, employee withholding reports, state tax reports, state and federal tax returns and similar routine filings, reports or correspondence), and all press releases issued by Borrower;

          (h) Within five (5) days after Borrower's receipt thereof, copies of any management letter or other communication from certified public accountants, consulting report or any other similar business report management may request of any Person other than an employee of the Borrower from time to time, other than routine reports received in the ordinary course of business;

          (i) Within fifteen (15) days after the end of each month, in form and detail reasonably acceptable to the Agent, an aging of the Accounts Receivable of the Borrower and of each of its Subsidiaries as of the end of such month, certified by the chief financial officer or the controller of the Borrower to be correct in all material respects;

          (j) Within fifteen (15) days after the end of each month, a Borrowing Base Certificate as of the end of such month, certified by the chief financial officer or the controller of the Borrower to be correct; and

          (k) Upon the Agent's request, such other information about the Collateral or the financial condition, operations and employee benefit plans of the Borrower as the Agent may from time to time reasonably request.

          6.2. Notice of Certain Events. The Borrower shall promptly, but in no event later than five (5) days after obtaining knowledge thereof, give oral notice (which notice shall be followed by written notice as soon as practicable) to the Agent of:

          (a) any litigation or proceeding brought against Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, whether or not the claim is considered by the Borrower to be covered by insurance;

          (b) any notice of a violation received by Borrower or any of its Subsidiaries from any Governmental Authority that, if such violation were established, could reasonably be expected to have a Material Adverse Effect;

          (c) any labor controversy that has resulted in a strike or slowdown or other work action that could reasonably be expected to have a Material Adverse Effect;

          (d) any judgment in excess of $250,000, or any attachment, lien, levy or order that may be placed on or assessed against or threatened against Borrower, any of its Subsidiaries or any of the Collateral, except for Permitted Liens;

          (e)      any Default or Event of Default;

          (f) any information relating to the filing by or against any Account Debtor whose aggregate outstanding Accounts at such time exceed $250,000 of any petition seeking liquidation, reorganization, arrangement or readjustment of debts of such Account Debtor or for any other relief under the Bankruptcy Code or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign;

          (g) any material default or event of default under any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their property is bound, the termination of which could reasonably be expected to have a Material Adverse Effect;

          (h)      any other matter that has resulted in a Material Adverse
Change; and

          (i) any delay or delays in the performance by the Borrower or any of its Subsidiaries of any of its obligations to any of its Account Debtors that would reasonably be expected to have a Material Adverse Effect.

         6.3. Corporate Existence and Maintenance of Properties, Licenses. The Borrower shall, and shall cause each of its Subsidiaries to:

         (a) Maintain and preserve in full force and effect its corporate existence, except as otherwise permitted by SECTION 7.1;

         (b) Conduct its business in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved; and

         (c) File or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by any Governmental Authority and that, if not timely filed, could reasonably be expected to have a Material Adverse Effect.

         6.4.    Payment of Indebtedness; Performance of Other Obligations.
The Borrower and its Subsidiaries shall pay all Indebtedness at maturity, all lawful claims that the Borrower and its Subsidiaries are obligated to pay, that are due and that, if unpaid, might by law become a lien upon property of the Borrower or any of its Subsidiaries, and all other obligations in accordance with customary trade practices, and comply with all Requirements of Law applicable to the Collateral or any part thereof or to the operation of the business of the Borrower and its Subsidiaries unless noncompliance is not reasonably likely to result in a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may in good faith by appropriate proceedings and with due diligence contest, or cause the contesting of, any such Indebtedness (other than the Obligations), claims, obligations, acts, rules, regulations, orders and directions that do not materially adversely affect the value of the Collateral or the priority of the Agent's lien in the Collateral and if the Borrower and its Subsidiaries establish and maintain adequate reserves therefor in accordance with Generally Accepted Accounting Principles. The Borrower and its Subsidiaries shall observe and remain in compliance with all Requirements of Law to which they are subject and obtain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of their properties or the conduct of their businesses, and all covenants and conditions of all agreements and instruments to which the Borrower or any of its Subsidiaries is a party, which failure to comply or failure to obtain could reasonably be expected to have a Material Adverse Effect.

         6.5. Payment of Trade Accounts Payable, etc. The Borrower and its Subsidiaries shall pay all of their trade accounts when due, except to the extent any such trade account is being contested in good faith and by proper proceedings and the Borrower has maintained adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles. Upon request, the Borrower shall promptly deliver evidence reasonably satisfactory to the Agent of such payment of trade accounts.

         6.6. Insurance. (a) The Borrower and its Subsidiaries shall maintain and pay for insurance upon all of their assets, including the Collateral, wherever located, and all real property owned or leased by the Borrower and its Subsidiaries, covering casualty, hazard, public liability, product liability, business interruption, boiler, fidelity and such other risks, and in such amounts and with such insurance companies as would be carried by a reasonably prudent operator in a similar business (and in any event in such amounts as shall be adequate to cover the Collateral), and deliver certificates of such insurance to the Agent with satisfactory loss payable endorsements naming the Agent as loss payee, additional insured and mortgagee thereunder, as appropriate. The Borrower and its Subsidiaries shall maintain and pay for insurance in such amounts, with such companies and in such form as in effect on the Closing Date or as shall otherwise be reasonably satisfactory to the Agent, insuring the Borrower and its Subsidiaries against any claims, suits, losses or damages suffered by any Person on any property owned or leased by the Borrower and its Subsidiaries, and against such other casualties and contingencies as is customary in the business in which the Borrower and its Subsidiaries are engaged, and deliver certified insurance policies to the Agent with satisfactory endorsements naming the Agent as loss payee and additional insured thereunder, as appropriate.

         (b) Each such policy of insurance shall contain a standard loss payee clause and shall require the insurer to give not less than thirty (30) days' prior written notice to the Agent before any cancellation of the policies for any reason whatsoever. The Borrower hereby directs all insurers under policies of property and casualty insurance on the physical assets constituting the Collateral to pay all proceeds payable thereunder in excess of $10,000 directly to the Agent. The Agent, on behalf of the Lenders, shall hold all such proceeds for the account of the Borrower and its Subsidiaries. So long as no Default or Event of Default has occurred and is continuing, the Agent shall, at the Borrower's option, disburse such proceeds as payment for the purpose of replacing or repairing destroyed or damaged assets, as and when required to be paid and upon presentation of evidence satisfactory to the Agent of such required payments and such other documents as the Agent may reasonably request, or shall apply such proceeds in whole or in part as a prepayment of the Loans, in such order as the Borrower may determine. Upon and during the continuance of any Event of Default, the Agent may, and at the direction of the Required Lenders shall, apply such proceeds as a prepayment of the Revolving Loans. The Borrower hereby irrevocably makes, constitutes and appoints the Agent at all times during the continuance of an Event of Default, its true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing its name on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

         (c) If the Borrower or any Subsidiary fails to obtain and maintain any of the policies of insurance required to be maintained hereunder or to pay any premium in whole or in part, the Agent may, without waiving or releasing any obligation or Default by the Borrower hereunder, at the Borrower's expense, but without any obligation to do so, procure such policies or pay such premiums on behalf of the Lenders. All sums disbursed by the Agent, for the benefit of the Lenders, including reasonable attorneys' fees, court costs, expenses and other charges related thereto, shall be payable by the Borrower to the Agent on demand and shall be additional Obligations under the Loan Agreement, secured by the Collateral.

         (d) The Borrower shall deliver to the Agent, promptly as rendered, true copies of all claims and monthly reports made in any reporting forms to insurance companies. Not less than 30 days prior to the expiration date of the insurance policies required to be maintained by the Borrower, the Borrower shall deliver to the Agent one or more certificates of insurance evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as the Agent may request. As soon as practicable after the Closing Date, the Borrower shall deliver to the Agent certified copies of the original policies of all insurance on the Collateral.

         (e) Upon the reasonable request of the Agent from time to time, the Borrower shall deliver to the Agent evidence that the insurance required to be maintained pursuant to this Agreement is in effect.

         6.7. Maintenance of Books and Records; Inspection. The Borrower shall maintain adequate books, accounts and records and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles. The Borrower shall permit any employee or representative of the Agent or any Lender to visit and inspect any of the properties of the Borrower to examine and audit the Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower with its officers and, upon notice to the Borrower, its independent public accountants (and by this provision the Borrower authorizes said accountants to discuss its finances and affairs and to provide the Agent or any Lender with access to such accountants' work papers), all at such reasonable times and as often as may be reasonably requested.

         6.8. Compliance with ERISA. The Borrower shall, and shall cause its ERISA Subsidiaries to: (a) make timely payment of contributions required to meet the minimum funding standards set forth in Section 302 or Title IV of ERISA with respect to any Employee Plan; (b) not take any action or fail to take action the result of which could be a material liability of the Borrower to the Pension Benefit Guaranty Corporation or to a Multiemployer Plan, the result of which would have a Material Adverse Effect; and (c) notify the Agent as soon as practicable of any ERISA Event and of any additional act or condition arising in connection with any Pension Plan that is reasonably expected by the Borrower to constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan. The Borrower shall not, and shall not permit its Subsidiaries to, participate in any Prohibited Transaction that could subject the Borrower to any material civil penalty under ERISA or material tax under the Internal Revenue Code.

         6.9. COBRA. The Employee Plans of the Borrower and its ERISA Subsidiaries shall be operated in such a manner that neither Borrower nor any of its ERISA Subsidiaries will incur any material tax liability under Section 4980B of the Internal Revenue Code.

         6.10. Motor Vehicle Titles. The Borrower shall deliver to the Agent, promptly upon the Agent's request, certificates of title for each motor vehicle or trailer owned by the Borrower, together with duly executed applications for submission to the appropriate state authorities requesting the reissuance of such titles with the Agent's lien noted thereon.

        6.11. Payment of Taxes. The Borrower shall, and shall cause its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, including, without limitation, taxes, assessments, or charges or levies relating to their payroll tax liability or income or profits, or upon any properties belonging to them, prior to the date on which penalties would attach thereto, and all lawful claims (other than claims secured by Permitted Liens) that, if unpaid, might become a lien or charge upon any of their properties; provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if the Borrower has maintained adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles. The Borrower shall promptly notify the Agent of any notice it or any Subsidiary receives from the Internal Revenue Service or other taxing authority regarding such delinquent taxes and shall promptly deliver a copy of such notice to the Agent.

         6.12. Compliance with Statutes, etc. The Borrower and its Subsidiaries shall comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their businesses and the ownership of their property (including applicable Environmental Laws).

         6.13. Name Change. The Borrower shall notify the Agent at least thirty (30) days prior to the effective date of any change of its name, and prior to such effective date the Borrower shall have executed any required amended or new Financing Statements and other Loan Documents necessary to maintain and continue the perfected security interest of the Agent, for the benefit of the Lenders, in all of its Collateral and shall have taken such other actions and executed such documents as the Agent shall reasonably require.

         6.14. Further Assurances. The Borrower shall make, execute, endorse, acknowledge and deliver to the Agent and the Lenders any amendments, restatements, modifications or supplements hereto and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Agent or the Required Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lenders and the Agent under this Agreement and the other Loan Documents.


                                  ARTICLE VII
                               NEGATIVE COVENANTS

         Until payment in full of the Obligations, the termination of the Lenders' obligations to make Loans, and the expiration or cash settlement of any Swap Agreements, the Borrower covenants and agrees that the Borrower will not, and will not permit its Subsidiaries to:

         7.1. Merger and Dissolution. Merge or consolidate with or into any other Person, liquidate, wind up or dissolve, or sell, lease or dispose of, in a single transaction or a series of related transactions, all or substantially all of its assets; provided however, that any Subsidiary of the Borrower may merge into another wholly-owned Subsidiary of the Borrower or the Borrower so long as the survivor is a wholly-owned Subsidiary of the Borrower or the Borrower.

         7.2. Indebtedness. Directly or indirectly issue, assume, create, incur or suffer to exist any Indebtedness except for: (i) the Obligations;
(ii) business expenses, trade accounts payable or accrued by the Borrower or any of its Subsidiaries in the ordinary course of its businesses (provided that the same shall be paid substantially when due or otherwise in accordance with customary trade terms unless contested by appropriate proceedings), and other obligations and liabilities other than for borrowed money incurred by the Borrower or any of its Subsidiaries in the ordinary course of its businesses, including Permitted Guaranties; (iii) Indebtedness secured by Permitted Liens;
(iv) Capital Lease Obligations to the extent the payments thereunder are permitted under SECTION 7.7; and (v) Indebtedness under Swap Agreements that are reasonably satisfactory in form and substance to the Required Lenders.

         7.3. Liens and Encumbrances. Create, assume or suffer to exist any Lien except Permitted Liens.

         7.4. Disposition of Assets. Sell, lease (as lessor), transfer, convey or otherwise dispose of any of its assets or property, including without limitation the Collateral, other than (i) the sale of Inventory in the ordinary course of business to the extent not prohibited by the Loan Documents; (ii) the disposal of obsolete Equipment or the sale or trade-in of Equipment to finance the purchase of replacement Equipment in the ordinary course of business; or
(iii) the sale or disposition of Investments expressly permitted to be held hereunder. To the extent any Collateral is sold as permitted by this Section, such Collateral shall be sold free and clear of the liens created by the Loan Documents, and the Agent shall be authorized to take any actions that it deems appropriate in order to effect the foregoing.

         7.5. Transactions With Related Persons. Except as otherwise permitted by SECTIONS 7.2, 7.6 and 7.7, directly or indirectly make any loan or advance to, or purchase, assume or guarantee any Indebtedness to or from, or enter into any other transaction with, any of its officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, stockholders or Affiliates, or subcontract any operations to any Affiliate, except for (i) travel, moving or other reasonable expense advances and compensation payable to employees in the ordinary course of business; (ii) transactions described on SCHEDULE 7.5 attached hereto, without regard to any extension or renewal thereof except as permitted by clause (III) of this SECTION 7.5; and (iii) transactions on arms length terms entered into in the ordinary course of business in accordance with the past practices of Seller.

         7.6. Restricted Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Stock, evidence of indebtedness, or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (collectively, "Investments"), except for: (i) Investments in Cash Equivalents; (ii) loans and advances to employees for reasonable travel, moving and other reasonable expenses in the ordinary course of business; (iii) prepaid expenses incurred in the ordinary course of business; (iv) trade accounts receivable created in the ordinary course of business; and (v) investments by the Borrower or any Subsidiary in the form of Acquisitions of any other Person if each such acquisition meets all of the following requirements: (i) the Person to be acquired shall be in the document imaging and reprographic industries, or a line of business reasonably related thereto,

(ii) evidence of approval of the Acquisition by the acquiree's board of directors or equivalent governing body or a copy of the opinion of counsel delivered by legal counsel to the acquiree in connection with the acquisition which evidences such approval shall be delivered to the Agent prior to the consummation of such Acquisition, (iii) a description of the Acquisition in the form customarily prepared by the Borrower shall have been delivered to the Agent prior to the consummation of the Acquisition, (iv) a Borrower or any Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby, (v) the Borrower shall have demonstrated to the Agent pro forma compliance with each covenant contained and in the manner set forth in ARTICLE VII hereof prior to consummating the Acquisition and no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the Acquisition, (vi) such documents reasonably requested by the Agent confirming that such Person is a Subsidiary Guarantor hereunder, and its Obligations incurred in such capacity are secured by a Subsidiary Guarantee and related security documents, including the Subsidiary Guarantor Security Agreement, shall have been delivered to the Agent, said documents to include a favorable opinion of counsel to the Borrower acceptable to the Agent addressed to the Agent and the Lenders with respect to the Borrower, the subsidiary guarantors and the Acquisition in form and substance reasonably acceptable to the Agent, (vii) simultaneously with the completion of the Acquisition, the Borrower or Subsidiary making such Acquisition shall have granted to Agent, for the benefit of the Lenders, a perfected and first priority (except for Permitted Liens) Lien in the assets or stock so acquired, and (viii) if (A) the proposed Acquisition involves an Acquisition Amount in excess of $7,500,000, or (B) the Person proposed to be acquired exhibits a negative cash flow, the consent of the Required Lenders must be obtained prior to the proposed Acquisition and the Borrower shall deliver to the Agent and each of the Lenders within seven (7) Business Days prior to the proposed acquisition the Consolidated annual financial statements for the three years immediately preceding such Acquisition (or such lesser period as the Agent may require in its sole discretion) for each Person being acquired in such Acquisition, in form and substance reasonably satisfactory to the Required Lenders, and such other documents and other information as may be reasonably requested by the Required Lenders in connection with the proposed acquisition, including, without limitation, the documents and information described in
(ii)-vii above.

         7.7. Capital Expenditures. Make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures (other than any Additional Capital Expenditures) incurred during any fiscal year of the Borrower (excluding any Capital Expenditures to the extent involving the use of insurance proceeds to replace, rebuild or repair damaged or destroyed assets or to the limits of applicable deductibles if no insurance proceeds were received on account of such damage or destruction) shall exceed the amount of Permitted Capital Expenditures for that fiscal year.

         7.8. Interest Coverage Ratio. Permit the ratio of Pro Forma Adjusted Operating Cash Flow to Interest Expense to be less than 3.00 to 1 as of the end of any fiscal quarter for the four fiscal quarters then ended.

         7.9. Funded Debt/Operating Cash Flow Ratio. Permit the ratio of Funded Debt as of any date to Pro Forma Adjusted Operating Cash Flow to be greater than 3.50 to 1 for the four fiscal quarters then ended.

         7.10. Free Cash Flow. Permit Operating Cash Flow minus Permitted Capital Expenditures for the Borrower and Subsidiaries owned by the Borrower on December 31, 1996, to be less than: (i) $10,000,000 for the four consecutive fiscal quarters ending on December 31, 1996; (ii) $13,500,000 for the four fiscal quarters ending on December 31, 1997; (iii) $15,000,000 for the four fiscal quarters ending on December 31, 1998; and (iv) $17,000,000 for the four fiscal quarters ending on December 31, 1999, in each case calculated only as of the last day of a fiscal quarter.

         7.11. Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of any asset that has been sold or transferred by Borrower or any of its Subsidiaries to such Person.

         7.12. Hazardous Substances. (i) Violate any Environmental Law if such violation could reasonably be expected to have a Material Adverse Effect; or (ii) permit any Hazardous Substances to be brought onto any of any property owned, leased or operated by the Borrower or any of its Subsidiaries (unless such Hazardous Substance is necessary for the conduct of such Person's business as it exists on the Closing Date or any new business permitted under SECTION
7.16 hereunder) where such presence could reasonably be expected to have a Material Adverse Effect. If any Hazardous Substance is brought or found thereon or therein, except as may be permitted above, Borrower shall perform, or caused to be performed, all required environmental response, removal, corrective and remedial actions in a diligent manner and in accordance with all Environmental Laws. The Borrower shall promptly, after any officer of the Borrower obtains knowledge of the occurrence thereof, give written notice to the Agent of receipt of any written notice of violation or noncompliance, order or request for information from any Governmental Authority with respect to any Environmental Law, and shall promptly remedy any breach of any Environmental Law by Borrower or any of its Subsidiaries. The Agent shall, upon reasonable notice to the Borrower if no Event of Default has then occurred and is continuing, have the right to enter upon any property owned, leased or operated by Borrower or any of its Subsidiaries, or any part thereof (through its employees and/or agents), to verify compliance by Borrower and its Subsidiaries with the terms of this SECTION 7.14 and to conduct such environmental assessments and audits as Agent shall deem advisable to facilitate such verification; provided, however, BORROWER HEREBY ACKNOWLEDGES THAT ALL HAZARDOUS MATERIAL HANDLING PRACTICES AND ENVIRONMENTAL PRACTICES AND PROCEDURES ARE THE SOLE RESPONSIBILITY OF THE BORROWER, AND THE BORROWER HAS FULL DECISIONMAKING POWER WITH RESPECT THERETO TO THE EXTENT CONSISTENT WITH THIS AGREEMENT. BORROWER FURTHER ACKNOWLEDGES THAT NEITHER THE AGENT NOR ANY LENDER IS AN ENVIRONMENTAL CONSULTANT, ENGINEER, INVESTIGATOR OR INSPECTOR OF ANY TYPE WHATSOEVER. IN NO EVENT SHALL ANY INFORMATION OBTAINED FROM THE AGENT OR ANY LENDER OR THEIR RESPECTIVE AGENTS PURSUANT TO THIS AGREEMENT OR ANY LOAN DOCUMENT CONCERNING THE ENVIRONMENTAL CONDITION OF ANY PROPERTY OF THE BORROWER OR ANY SUBSIDIARY BE CONSIDERED BY THE BORROWER OR ANY SUBSIDIARY (OR ANY OTHER RECIPIENT OF SAID INFORMATION) AS CONSTITUTING LEGAL OR ENVIRONMENTAL CONSULTING, ENGINEERING, INVESTIGATING OR INSPECTING ADVICE, AND NEITHER THE BORROWER NOR ANY OF ITS SUBSIDIARIES (NOR ANY OTHER RECIPIENT OF SAID INFORMATION) SHALL RELY ON SAID INFORMATION. THE RESPONSIBILITY FOR COMPLIANCE WITH ENVIRONMENTAL LAWS RESTS SOLELY WITH THE BORROWER AND ITS SUBSIDIARIES.

         7.13.     Subsidiaries or Partnerships.  Except as permitted by
SECTION 7.6, become a partner or joint venturer in any partnership, limited liability company or joint venture, or acquire any Subsidiary.

         7.14. New Business. Engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

         7.15. Fiscal Year. Change its fiscal year from a calendar year unless (i) the Borrower gives the Agent written notice of its intention to change such fiscal year at least sixty (60) days prior thereto, and (ii) the Borrower, the Agent and the Lenders shall have amended this Agreement and the other Loan Documents to make any changes in the financial covenants and other terms and conditions of this Agreement, to the extent necessary in the Lenders' reasonable determination to reflect the new fiscal year end.

         7.16. Issuance of Shares, Etc. Issue, sell or otherwise dispose of any shares of its Stock or other equity securities or any rights warrants or options to purchase or acquire any shares of its Stock or other equity securities; provided, however, that the Borrower may issue additional shares of its Stock to the Guarantor if, immediately upon issuance, such shares are pledged to the Agent for the benefit of the Lenders pursuant to a pledge agreement in form and substance satisfactory to the Agent.

         7.17. ERISA Benefit Plans. Implement or maintain any Title IV Plan other than those listed on SCHEDULE 5.9.

         7.18. Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Loan Documents or (b) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its capital stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (i) the Credit Documents, (ii) applicable Requirements of Law and (iii) customary non-assignment provisions in any lease governing a leasehold interest.

         7.19. No Other Negative Pledges. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in this Agreement and the Loan Documents.


                                  ARTICLE VIII
                               EVENTS OF DEFAULT

         8.1. Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

         (a) The Borrower fails to pay when due any interest or fees on any Obligation or any other Obligation other than principal, and such failure continues for five (5) or more Business Days, or fails to pay any principal of any Obligation when due;

         (b) The Borrower fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in SECTIONS 6.1, 6.2, 6.3(A), or 6.6 (as to a lapse of insurance), or any of the Sections of ARTICLE VII of this Agreement;

         (c) The Borrower fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in this Loan Agreement except those enumerated in subsections (a) or (b) above, and the same is not cured to the Required Lenders' satisfaction within thirty (30) days after the Borrower acquires knowledge thereof;

         (d) If any representation or warranty made by or on behalf of the Borrower in this Agreement, in the other Loan Documents or any certificate, instrument or document delivered in connection therewith, or in any agreement now existing or hereafter executed between the Borrower and the Agent or any Lender in connection with this Agreement or the other Loan Documents, shall prove to have been false or incorrect in any material respect at the time as of which such representation or warranty was made;

         (e) The occurrence of any event of default (after expiration of any applicable grace or cure period) under any of the other Loan Documents;

         (f) The occurrence of any default or event of default on the part of the Borrower (including specifically, but without limitation, defaults due to non-payment) under the terms of any agreement, document or instrument pursuant to which the Borrower has incurred any Indebtedness for money borrowed in excess of $250,000, which default would permit acceleration of such Indebtedness;

         (g) The occurrence of any default or event of default on the part of the Borrower under the terms of any agreement or contract, the termination of which would have a Material Adverse Effect, if such default results in the termination of such agreement or contract;

         (h) The occurrence of any material uninsured damage to or material uninsured loss, theft or destruction of any Collateral or other assets of the Borrower, taken as a whole;

         (i) The filing by the Borrower of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing;

         (j) The filing against the Borrower of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, which petition is not dismissed within sixty (60) days of the date of filing;

         (k) The Borrower ceases to be Solvent or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

         (l) The entry of a judgment in an amount greater than $250,000 or the issuance of a warrant of attachment, execution or similar process against the Borrower or any of its respective assets, which shall not be dismissed, stayed, discharged or bonded within sixty (60) days;

         (m) A notice of lien, levy or assessment in excess of $250,000 is filed of record with respect to all or any portion of the assets of the Borrower by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority, including, without limitation, a lien of the Pension Benefit Guaranty Corporation under Section 302(f) of
ERISA, or if any taxes or debts in excess of $250,000 owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon the Collateral or any other assets of the Borrower in each case and the same is not dismissed, released or discharged within sixty (60) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without material penalty;

         (n) A custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of all or any material portion of the Collateral;

         (o) The occurrence of any of the following events, if such event reasonably could be expected to result in a Material Adverse Effect: (i) the happening of a Reportable Event (which is not waived by the Pension Benefit Guaranty Corporation) with respect to any Pension Plan; (ii) the termination of any Pension Plan in a "distress termination" under the provisions of section 4041 of ERISA; (iii) the appointment of a trustee by an appropriate United States District Court to administer any Pension Plan; (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; and (v) the failure of the Borrower to notify the Agent within five (5) days after receipt by the Borrower or any ERISA Subsidiary of any notice of the institution of any proceeding or any other actions that may result in the termination of any Pension Plan;

         (p) The Guaranty or the Guarantor Pledge Agreement shall for any reason other than the satisfaction in full of all Obligations and termination of this Agreement in accordance with its terms, cease to be in full force and effect at any time or is declared to be null and void, or (ii) the Guarantor denies that it has any further liability under the Guaranty or the Guarantor Pledge Agreement or gives notice to such effect, and such denial or notice is not revoked within one Business Day after the earlier of (A) receipt by the Borrower of notice from the Agent or any Lender of such denial or notice or (B) the Borrower becomes aware of such denial or notice being made or given, as the case may be; or


                                   ARTICLE IX

                   RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

         9.1. Rights and Remedies. Upon the occurrence and during the continuance of any Event of Default:

         (a) Termination of Commitment. The Agent may, and at the direction of the Required Lenders shall, terminate the Lenders' obligation to make Loans hereunder. Upon the occurrence of an Event of Default pursuant to SECTIONS 8.1(I), (J) or (N), the Lenders' obligation to make Loans hereunder shall automatically be deemed terminated.

         (b) Acceleration of Indebtedness. The Agent shall, at the direction of the Required Lenders, declare all or any part of the Obligations immediately due and payable, whereupon such Obligations shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided, however, that all Obligations shall automatically become due and payable upon the occurrence of an Event of Default pursuant to SECTIONS 8.1(I), (J) or (N).

         (c) Rights of Collection. The Agent may, and at the direction of the Required Lenders shall, have the right to exercise all of its rights and remedies under this Agreement, the other Loan Documents and applicable law, in order to satisfy all of the Obligations.

         (d) Right of Set-off. The Agent, on behalf of the Lenders (and with their cooperation), may, and is hereby authorized by the Borrower, at any time and from time to time during the continuance of any Event of Default, to the fullest extent permitted by applicable laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by any Lender or any of its Affiliates to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower now or hereafter existing. The Agent agrees promptly to notify the Borrower after any such set-off or application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         9.2. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the Agent's and the Lenders' rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent or any Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between the Borrower and the Agent or the Lenders or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Agent or the Lenders or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the Loan Documents or to constitute a waiver of any Event of Default.

                                   ARTICLE X

                              PAYMENT OF EXPENSES

         10.1. Fees and Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the Borrower shall be obligated (without duplication of the obligations of the Borrower under the commitment letter from First Union dated December 19, 1996, and the accompanying fee and expense agreement):

         (a) Fees and Expenses. To pay or reimburse the Agent upon demand for all of its reasonable expenses (including, without limitation, reasonable attorneys' fees) incurred or paid by the Agent (except salaries of the Agent's regularly employed personnel) in connection with: (i) the preparation, execution, delivery, interpretation, modification or amendment of this Agreement or the other Loan Documents; (ii) the administration, monitoring and reviewing of the Loans and the Collateral, including without limitation reasonable out-of-pocket expenses for travel, meals, long-distance telephone, wire transfer fees and facsimile transmission charges and copying; (iii) the engagement of appraisers, examiners, environmental consultants, auditors or similar Persons by the Agent during the continuance of any Event of Default or upon the occurrence of any Material Adverse Effect to render opinions concerning the Borrower's financial condition and the value of the Collateral;
(iv) any refinancing or restructuring of the credit arrangement provided under this Loan Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (v) during the continuance of any Event of Default, any lawful attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral; and
(vi) the filing and recording of all documents required by the Agent to perfect the Agent's liens, on behalf of the Lenders, in the Collateral. In addition, the Borrower shall pay to the Agent on demand any and all reasonable out-of-pocket fees, costs and expenses that the Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (x) the forwarding to the Borrower, or any other Person on the Borrower's behalf, by the Agent of proceeds of the Loans made by the Lenders to the Borrower pursuant to this Agreement, and (y) the depositing for collection by any Lender of any check or item of payment received or delivered to any Lender on account of the Obligations and reimburse the Agent and the Lenders, on demand, for any claims asserted by any bank in connection with a depository account established at such bank for the deposit of proceeds of the Collateral, or any returned or uncollected checks received by such bank as proceeds of the Collateral. The Borrower also agrees to pay or reimburse the Agent and each Lender upon demand for all of its reasonable out-of-pocket expenses (including reasonable attorneys' fees) paid or incurred by the Agent or any such Lender in connection with (i) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agent, the Lenders or any of them, the Borrower or any other Person) in any way relating to the Collateral, this Agreement or the other Loan Documents, or the Borrower's affairs (other than a dispute solely between or among the Lenders and the Agent) and (ii) any attempt to enforce any rights of the Agent or the Lenders against the Borrower or any other Person that may be obligated to the Agent or the Lenders by virtue of this Agreement or the other Loan Documents, including, without limitation, the Account Debtors. The limitations set forth in the preceding sentences shall apply only to the out-of-pocket expenses directly incurred by the Agent or any Lender, it being understood that the Borrower shall be responsible for the payment of filing and recording fees, environmental assessments, accountants' reports and other items and services specifically required in this Loan Agreement. References to "reasonable attorneys' fees" in this Agreement and the other Loan Documents shall be read without giving effect to any statutory presumption of reasonableness, including but not limited to N.C. Gen. Stat. Section 6-21.2.

         (b) Stamp Taxes. To pay and save the Agent and each Lender harmless from and against any and all liability and loss with respect to or resulting from the non-payment or delayed payment of any and all intangibles, documentary stamp and other similar taxes, fees and excises, if any, including any interest and penalties, that may be, or be determined to be, payable in connection with the transactions contemplated by this Agreement or in any modification hereof or thereof.

         (c) Brokerage Fees. To hold the Agent and each Lender harmless from and against any and all finder's or brokerage fees and commissions that may be payable in connection with the transactions contemplated by this Agreement other than any fees or commissions of finders or brokers engaged by the Agent or any Lender.



                                   ARTICLE XI

                                   THE AGENT

         11.1. Appointment. The Lenders hereby designate and appoint First Union as Agent to act as specified herein and in the other Loan Documents.
Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the

Agent to take such action on the Lender's behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof or thereof and such other powers as are reasonably incidental thereto.

         11.2. Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any of the Lenders for any action taken or omitted by them as such hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any Loan Document a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any functions, responsibilities, duties, obligations or liabilities in respect of this Agreement or any Loan Document except as expressly set forth herein.

         11.3. Delegation of Duties. (a) It is the purpose of this Agreement that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent in such jurisdiction. It is recognized that in case of litigation relating to this Agreement or the other Loan Documents and in particular in case of the enforcement thereof upon an Event of Default, or in case the Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein or therein granted to the Agent or take any other action which may be desirable or necessary in connection therewith, the Agent may appoint an additional institution as a separate or additional agent, in which event each and every remedy, power, right, claim, demand, cause of action, immunity, indemnity, interest and lien expressed or intended by this Agreement or the other Loan Documents to be exercised by or vested in or conveyed to the Agent with respect thereto shall be exercisable by and vest in such separate or additional agent, but only to the extent necessary to enable such separate or additional agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or additional agent shall run to and be enforceable by it.

         (b) If any conveyance or instrument in writing from the Lenders is required by such separate or additional agent so appointed by the Agent to more fully and certainly vest in and confirm to it such rights, powers, duties and obligations, any and all such conveyances and instruments shall, on the request of the Agent, be executed, acknowledged and delivered by the Lenders. In case any such separate or additional agent or a successor shall become incapable of acting, resign or be removed, all the rights, powers, duties and obligations of such separate or additional agent, so far as permitted by law, shall vest in and be exercised by the Agent until the appointment of a successor to such separate or additional agent. Any such separate or additional agent appointed by the Agent pursuant to this Section may be removed by the Agent at any time, in which case all powers, rights and remedies vested in such separate or additional agent shall again vest in the Agent as if no such appointment of separate or additional agent had been made.

         (c) The Agent may execute any of its duties under this Agreement or any other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care.

         11.4. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults in the payment of principal, interest, and facility fees payable to the Agent for the account of the Lenders, unless the Agent has received written notice from the Borrower or a Lender describing such Default or Event of Default and stating that such notice is a "notice of default." Each Lender shall promptly give the Agent such a notice upon its actual knowledge of a Default or an Event of Default; provided, however, that the failure of any Lenders to deliver such notice in the absence of gross negligence or willful misconduct shall not affect the rights of such Lenders hereunder or under the other Loan Documents. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders.

         11.5. Lack of Reliance on the Agent. (a) Each Lender expressly acknowledges that neither the Agent nor any of its Affiliates nor any officer, director, employee, agent or attorney-in-fact of any of them has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender.

         (b) Each Lender represents to the Agent and the other Lenders that it has, independently and without reliance upon the Agent and the other Lenders and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other conditions and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and the other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.

         (c) Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or requested by any Lender, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates, whether before the making of the Loans or at any time or times thereafter.

         (d) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower, its Subsidiaries or any other Person, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower, its Subsidiaries or any other Person or the existence or possible existence of any Default or Event of Default.

         (e) The Agent shall be under no obligation or duty to take any action under this Agreement or any other Loan Document if taking such action
(i) would subject the Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Agent to qualify to do business in any





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jurisdiction where it is not then so qualified, unless the Agent receives security or indemnity satisfactory to it against such tax (or equivalent liability), or any liability resulting from such qualification, in each case as results from the taking of such action under this Agreement or any other Loan Document or (iii) would subject the Agent to in personam jurisdiction in any locations where it is not then so subject.

         11.6. Certain Rights of the Agent. If the Agent shall request instructions from the Lenders or the Required Lenders, as applicable, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Lenders or the Required Lenders, as applicable; and the Agent shall incur no liability to any Person by reason of so refraining. The Agent shall be fully justified in failing or refusing to take any action hereunder or under any Loan Document (i) if such action would, in the reasonable opinion of the Agent, be contrary to law or the terms of this Agreement or the other Loan Documents; (ii) if it shall not receive such advice or concurrence of the Lenders or the Required Lenders as it reasonably deems appropriate; or (iii) if it shall not first be indemnified to its satisfaction by the Lenders requesting such action against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent's acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Lenders or the Required Lenders, as the case may be.

         11.7. Reliance. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, consent, certificate, telex, teletype or telecopier message, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         (b) For purposes of determining compliance with the conditions specified in ARTICLE IV hereof applicable to any Loans made after the Closing Date, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders, unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the initial Loans hereunder specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or such Lender shall not have made available to the Agent such Lender's ratable portion of such initial Loans.

         11.8. Indemnification. To the extent the Agent is not reimbursed by or on behalf of the Borrower as required by the terms of this Agreement, and without limiting the obligation of the Borrower to do so, the Lenders shall reimburse and indemnify the Agent, in proportion to their respective Commitments under the Notes then held by each of them, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees and expenses) or disbursements of any kind or nature whatsoever which may at any time (including at any time following the repayment of the Loans) be imposed on, incurred by or asserted against the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, in performing its duties hereunder or under any other

Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements finally determined by a court of competent jurisdiction and not subject to any appeal, to be the result of the Agent's gross negligence or willful misconduct. The Lenders' obligations under this Section shall survive the termination of this Agreement and the Lenders' obligation to make Revolving Loans hereunder.

         11.9. The Agent in its Individual Capacity. With respect to its obligations to make Loans under this Agreement, and with respect to the Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers as any other Lender or holder of a Note and may exercise the same as though it were not performing the agency duties specified herein; and the term "Lenders," "Required Lenders," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, issue letters of credit for the account of and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower as if it were not the Agent performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

          11.10. Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Notes issued in exchange therefor.

          11.11. Successor Agent. The Agent may resign as Agent hereunder and under the other Loan Documents at any time by giving twenty (20) Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Agent as provided hereinbelow. Upon any such notice of resignation, the Required Lenders shall, and, so long as there is no Default or Event of Default continuing, with the consent of the Borrower (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor Agent hereunder or thereunder. If no successor Agent is appointed prior to the expiration of the notice period for the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the written acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                  ARTICLE XII
                          INTERCREDITOR PROVISIONS

        12.1. Waiver of Default; Application of Payments and Proceeds During Default.

          (a) Upon the Agent's obtaining actual knowledge of an Event of Default, the Agent shall notify the Lenders of the existence and the nature of such Event of Default and shall poll the Lenders to determine whether such Event of Default should be waived. The Agent shall waive an Event of Default on behalf of the Lenders only if directed to do so by the Required Lenders in writing. During the continuance of an Event of Default, the Agent shall promptly commence such enforcement proceedings and shall exercise such of its other rights and remedies under this Agreement, the other Loan Documents and applicable law as it deems appropriate (or as directed by the Required Lenders) if the Agent is so directed in writing by the Required Lenders. Upon commencement of enforcement proceedings or the exercise of any such rights and remedies, the Required Lenders may direct the Agent to take action lawfully available to the Agent under this Agreement and the other Loan Documents but, unless the Agent shall first be indemnified to its satisfaction by the Lenders requesting or acquiescing in any such action for any liability and material expense that might result therefrom, the Agent shall not be required to, and shall be fully justified in failing or refusing to, take any action that the Agent in good faith believes is or may be contrary to law or to the terms of the Loan Documents or may subject the Agent to liability.

          (b) Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale, disposition or other realization upon all or any part of the Collateral (including any proceeds of Collateral) payable to the Agent, for the benefit of the Lenders, and all payments made to the Agent, for the benefit of the Lenders, under this Agreement, the Notes and any of the other Loan Documents, shall be applied by the Agent in the following order:

       (i) First, to the payment in full of all reasonable costs and expenses incurred by the Agent in connection with the sale, disposition or other realization upon the Collateral, including, without limitation, out-of-pocket costs, court costs, attorneys' fees and all liabilities and advances incurred by the Agent in connection therewith, and all other fees, expenses and amounts due hereunder to the Agent;

      (ii) Second, to the payment in full of all reasonable costs and expenses incurred by the Lenders in connection with the sale, disposition or other realization upon the Collateral, including, without limitation, out-of-pocket costs, court costs, attorneys' fees and all liabilities and advances incurred by the Lenders in connection therewith, but only to the extent that such costs and expenses are required to be paid under SECTIONS 10.1,
                       11.8 or 14.4;

     (iii) Third, to the payment in full of all interest with respect to the Obligations accrued and unpaid as of the date of the Agent's receipt of such proceeds, pro rata to each Lender based on the percentage that the amount of such interest owed to such Lender bears to the aggregate amount of such interest owed to all Lenders;

      (iv) Fourth, to the payment in full of all remaining Obligations (including, without limitation, principal on the Loans) outstanding and unpaid as of the date of the Agent's receipt of such proceeds, pro rata to each Lender based on the percentage that the amount of such Obligations owed to such Lender bears to the aggregate amount of such Obligations owed to all Lenders; and

       (v) The balance, to the Borrower, or to other Persons as may be required by law.

          12.2. Amendment of Loan Documents by Agent. Except as otherwise specifically set forth in this Agreement, the Agent is authorized to consent to any amendment or modification of this Agreement or any other Loan Document only if the Required Lenders consent, in writing, to such amendment or modification; provided, however, that:

          (a) any amendment to this Agreement entered into within 120 days of the Closing Date solely for the purpose of including one or more additional Lenders (which Lenders shall be Persons otherwise permitted as assignees hereunder), which shall not, in any event, change the aggregate amount of the Commitments, shall require the consent only of the Borrower, the Agent, each such additional Lender and each Lender the Revolving Credit Commitment of which shall be reduced pursuant to such amendment;

          (b) no such amendment or modification shall, without the consent of each Lender holding the Obligations affected thereby, (i) forgive or release any of the Obligations or any obligations of any Person now or hereafter primarily or contingently liable with respect to the Obligations;
(ii) extend the maturity or the time of payment of any of the Obligations;
(iii) reduce the rate of interest on the Loans or any fees relating to the Commitments or the Loans;

          (c) no such amendment or modification shall, without the consent of all Lenders, (i) change the Commitment of any Lender; (ii) permit the aggregate principal amount of the outstanding Revolving Loans at any time to exceed the Total Revolving Credit Commitment; (iii) release in excess of $1,000,000 of Collateral in any single transaction or series of related transactions; (iv) change the definition of the term "Total Revolving Credit Commitment"; (v) change the definition of the term "Required Lenders"; (vi) change any provision in this Agreement that prohibits any action or omission on the part of the Borrower or the Agent without the consent of each of the Lenders; (vii) amend, modify or waive any provisions of SECTIONS 3.3, 3.4, 3.6, 3.8, or 14.4; (viii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any obligations of any Person now or hereafter primarily or contingently liable with respect to the Obligations; or (ix) change any provisions governing the amounts or procedures for determining amounts to be disbursed by the Agent to the Lenders upon payment by the Borrower; and

          (d) no provision that affects the rights or duties of the Agent under this Agreement may be amended without the prior written consent of the Agent.

          12.3. Invalidated Payments. If any amounts distributed by the Agent to a Lender are subsequently returned or repaid by the Agent to the Borrower or the representative or successor in interest of the Borrower, whether by court order or by settlement approved by the Lender in question, such Lender shall, promptly upon its receipt of notice thereof from the Agent, pay the Agent such amount. If any such amounts are recovered by the Agent from the Borrower or the representative or successor in interest of the Borrower, the Agent shall redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed. The obligations of the Lenders and the Agent under this Section shall survive the repayment of the Notes and the termination of the Loan Documents given to secure the Notes.

          12.4. Effect of Lender's Noncompliance. The failure of any Lender to perform any of its obligations under this Loan Agreement or the other Loan Documents, including, without limitation, the failure of a Lender to pay to the Agent any amounts due to the Agent under this Agreement, shall not relieve any other Lender of its obligations under this Loan Agreement or the other Loan Documents.

          12.5. Agreement to Cooperate. Each Lender agrees to cooperate fully with each other Lender, to the end that the terms and provisions of the Agreement may be promptly and fully carried out. Each Lender also agrees, from time to time, to execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable, to effectuate the terms, provisions and the intent of this Loan Agreement and the other Loan Documents.

          12.6. Independent Actions by Lenders; Application of Payments Received other than through Agent. Each Lender agrees that it shall not, unless specifically requested to do so by the Agent, commence or cause to be commenced against the Borrower any enforcement proceeding with respect to a Note or this Loan Agreement. If, at any time or times hereafter, any Lender shall receive by payment, foreclosure, setoff or otherwise, any payments with respect to any Obligations except for any such proceeds or payments received by such Lender in payment from the Agent pursuant to the terms of this Agreement, or such Lender should receive an amount payable under this Agreement or the Notes (including, without limitation, any voluntary payment, realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, and enforcement of any right under the Loan Documents), which represents a percentage of the total Obligations then owed and due to such Lender that is greater than its pro rata share of such Obligations, then such Lender shall promptly purchase for cash, without recourse or warranty from the other Lenders, such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.


                                  ARTICLE XIII

                          ASSIGNMENT AND PARTICIPATION

          13.1. Assignments. (a) With the prior written consent of the Agent and the Borrower, such consent not to be unreasonably withheld, each Lender may assign to one or more Eligible Assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the outstanding Loans and the Revolving Credit Commitment); provided, however, that any assignment of a portion of the outstanding Loans and the Revolving Credit Commitment to any entity that is not an Affiliate of such Lender shall be (and any subsequent assignment by any such Affiliate shall be) in minimum amounts of not less than $5,000,000. Upon the execution and delivery to the Agent, for its acceptance, of an Assignment and Acceptance Agreement in a form reasonably satisfactory to the Agent and the Required Lenders (an "Assignment and Acceptance"), from and after the effective date specified in such Assignment and Acceptance, together with a nonrefundable processing fee of $2,500 to the Agent for its own account, (x) the Assignee thereunder shall be deemed a party hereto and, to the extent that rights and obligations (including any portion of any Loans or the Revolving Credit Commitment) hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assigning Lender hereunder with respect thereto, including, without limitation, (1) the right to approve or disapprove actions that, in accordance with the terms hereof, require the approval of such Lender and (2) the right to enter into participation agreements pursuant to SECTION 13.2, and, upon notice to the Borrower, the right to receive copies of all documents and notices required to be sent by the Borrower to the Lenders hereunder and (y) such assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the Lenders' rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto). The Borrower hereby agrees to execute and deliver upon any such assignment a new note or notes in favor of the Assignee, upon request by the Assignee, as replacement, in whole or in part as applicable, for the Notes being exchanged pursuant to the Assignment and Acceptance. Upon the acceptance by the Agent of any Assignment and Acceptance, the Agent shall make appropriate entries upon the register to be maintained by the Agent pursuant to SECTION 3.10 and ANNEX I to this Agreement shall be deemed to be amended in accordance with such entries.

        (b) Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that prior to disclosing any such information to an Assignee or Participant, such Lender shall have obtained from such Assignee or Participant or proposed Assignee or Participant an agreement (being in a form customary in the banking industry) that such Assignee or Participant or proposed Assignee or Participant keep such information confidential.

          13.2. Participants. Each Lender in its sole discretion may allow other Persons to participate with such Lender in the Loans extended to the Borrower pursuant to this Agreement. With respect to any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant's rights against the granting Lender in respect of such participation to be those set forth in the participation agreement), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, that such Participant shall be considered to be a "Lender" for purposes of SECTIONS 3.6, 3.8, 3.11 and 9.1(D), and shall be entitled to the benefits of such Sections to the extent that such Lender selling such participation would be entitled to such benefits if the participation had not been entered into or sold. In the event that any Lender includes other Participants herein at any time hereafter, the Borrower will execute any necessary documents to effectuate the rights of the Participants and to delineate the rights, powers and obligations of the Agent, such as the Lender may reasonably require; provided that the same shall not increase the obligations, or adversely affect the rights, of the Borrower under any Loan Document in any material respect.

          13.3. Security Interest. If a Participant shall at any time participate with any Lender in making Loans hereunder or under any other agreement between the Lenders and the Borrower, the Borrower hereby grants to such Participant (in addition to any other rights that such Participant shall have) and such Participant shall have and is hereby given a continuing lien and security interest in any money, securities or other property of the Borrower in the custody or possession of the Participant, including the right to set off, to the extent of such Participant's participation in the Obligations of the Borrower to the Lenders, as it would have if it were a direct lender to the Borrower.

                                  ARTICLE XIV

                                 MISCELLANEOUS

          14.1. Survival of Agreements. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents. No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to
(a) any transaction or event occurring prior to such termination or cancellation, (b) the Collateral or (c) the Borrower's undertakings contained
(i) in SECTIONS 3.4, 3.6 and 3.8 of this Agreement, (ii) in this Agreement and the other Loan Documents relating to indemnification (including but not limited to SECTION 14.4), and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation until payment in full of the Obligations. The Borrower further agrees that to the extent the Borrower makes a payment or payments to the Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Agent or such Lender.

          14.2. Governing Law; Waiver of Jury Trial. (a) THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NORTH CAROLINA. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER (AND THE AGENT AND EACH LENDER) HEREBY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA, FOR ANY PROCEEDING TO WHICH THE BORROWER, THE AGENT OR ANY LENDER IS A PARTY. TO THE EXTENT PERMITTED BY LAW, THE BORROWER WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED IN ANY SUCH COURT HEREUNDER OR UNDER ANY OF THE LOAN DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS, OR ANY OTHER PROCEEDING TO WHICH THE AGENT OR ANY LENDER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, ANY LENDER OR THE BORROWER. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THAT HAS JURISDICTION OVER THE BORROWER OR ITS PROPERTY.

          (b) THE BORROWER AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, THE AGENT AND EACH LENDER, HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT, ANY LENDER OR THE BORROWER IS A PARTY WITH RESPECT HERETO OR THERETO, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, ANY LENDER OR THE BORROWER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrower and, by its acceptance of the benefits hereof, each of the Agent and the Lenders, (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that it has relied on this waiver in entering into this Agreement or accepting the benefits hereof, as the case may be, and that it will continue to rely on this waiver in its related future dealings with the other parties hereto, and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that, based upon such review, it knowingly and voluntarily waives its jury trial rights to the extent permitted by applicable law. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS OR SUPPLEMENTS TO OR RESTATEMENTS OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          (c) IN THE EVENT THAT THE WAIVER OF JURY TRIAL HEREIN SHALL BE DETERMINED TO BE INVALID OR UNENFORCEABLE AS A MATTER OF LAW WITH RESPECT TO ANY PARTY, THE PROVISIONS OF THIS SECTION 15.2(C) SHALL APPLY. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Loan Agreement, the Notes and any other Loan Documents ("Disputes") between or among the parties, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents.

          Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction.

          The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The arbitrators shall be appointed as provided in the Arbitration Rules.

          Notwithstanding the preceding binding arbitration provisions, the Lenders, the Agent and the Borrower preserve, without diminution, certain remedies that any party may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of real property and collection of rents, set off and peaceful possession of personal property,
(iii) obtaining provisional or ancillary remedies including injunctive relief, requestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to any Swap Agreement.

          14.3. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered three (3) days after deposit in the United States mails with postage prepaid, as certified or registered mail and addressed to the party to be notified as follows:

          If to the Borrower:          Lason Systems, Inc.
                                       1305 Stephenson Highway
                                       Troy, MI 48083
                                       Attn: Mr. William J. Rauwerdink
                                       Telecopy:  (810) 597-5818

          with a copy (which copies will not constitute notice to the Borrower) to:

                                       Mr. Laurence Deitch
                                       Seyburn, Kahn, Ginn et. al
                                       2000 Town Center, Suite 1500
                                       Southfield, MI 48075
                                       Telecopy: (810) 351-3550

          If to the Agent:             First Union National Bank
                                         of North Carolina
                                       Capital Markets Group,
                                         Corporate Finance
                                       One First Union Center, TW-18
                                       301 South College Street
                                       Charlotte, North Carolina 28288-0737
                                       Attn:  Henry R. Biedrzycki
                                       Telecopy:  (704) 374-3300

and                                    First Union National Bank of
                                         North Carolina
                                       301 South College Street, TW-10
                                       Charlotte, North Carolina 28288-0608
                                       Attention: Syndication Agency Services
                                           Telecopy:  (704) 383-0288

          With copies (which copies will not constitute notice to the Agent) to:

                                       Robinson, Bradshaw & Hinson, P.A.
                                       101 North Tryon Street
                                       Suite 1900
                                       Charlotte, North Carolina 28246
                                       Attn:  Stuart H. Johnson
                                       Telecopy:  (704) 378-4000

and, to each Lender, at the address given for such Lender on Annex I hereto, or for each party hereto, to such other address as such party may designate for itself by like notice. Notice also shall be deemed to have been validly served, given or delivered on the date of delivery to such party at such address, if notice is given or delivered by overnight delivery service, hand, telex, telegram or facsimile transmitter (with confirmed receipt).

         14.4. Indemnification of the Agent and each Lender. From and at all times after the date of this Agreement, and in addition to all of the Agent's and Lenders' other rights and remedies against the Borrower, the Borrower agrees to indemnify, defend and hold harmless the Agent, each Lender and each director, officer, employee, agent, successor, assign and Affiliate of the Agent and each Lender from and against the following (collectively "Costs"):
any and all claims (whether valid or not), losses, damages, actions, suits, inquiries, investigations, administrative proceedings, judgments, liens, liabilities, penalties, fines, amounts paid in settlement, requirements of Governmental Authorities, punitive damages, interest, damages to natural resources and other out-of-pocket costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees and expenses, court costs and fees, and consultant and expert witness fees and expenses) arising in any manner, directly or indirectly, out of or by reason of
(a) the negotiation, preparation, execution or performance of this Agreement or the other Loan Documents, or any transaction contemplated herein or therein, whether or not the Agent, any Lender or any other party protected under the indemnity agreement under this paragraph is a party to any action, proceeding or suit in question, or the target of any inquiry or investigation in question; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence of any indemnified party (as finally determined by a court of competent jurisdiction or pursuant to arbitration as set forth in SECTION 14.2(C)), (b) any breach of any of the covenants, warranties or representations of Borrower hereunder or under any other Loan Document, (c) any violation or alleged violation of any Environmental Law, federal or state securities law, common law, equitable requirement or other legal requirement by Borrower or with respect to any property owned, leased or operated by Borrower (in the past, currently or in the future), (d) any contamination, or threatened or suspected contamination of any property (or any part thereof including without limitation the soil and groundwater thereon and thereunder) owned, leased or operated by Borrower (in the past, currently or in the future) by any Hazardous Substance, and/or (e) any presence, generation, treatment, storage, disposal, transport, movement, release, suspected release or threatened release of any Hazardous Substance on, to or from any property (or any part thereof including without limitation the soil and groundwater thereon and thereunder) owned, leased or operated by Borrower (in the past, currently or in the future).

          All of the foregoing Costs and obligations of Borrower shall be additional Obligations hereunder secured by the Collateral. In the event the Agent, any Lender or any other indemnified party shall suffer or incur any Costs, the Borrower shall pay to the indemnified party the total of all such Costs suffered or incurred by the party, and fulfill its other obligations hereunder, on demand.

          Without limiting the foregoing, the Borrower shall be obligated to pay, on demand, the reasonable out-of-pocket costs of any investigation, monitoring, assessment, enforcement, removal, remediation, restoration or other response or corrective action undertaken by the Agent, any Lender or any other indemnified party, or their respective agents, with respect to any property owned, leased or operated by Borrower. In addition, the Borrower shall itself undertake and carry out all necessary investigation, monitoring, assessment, removal, remediation, response, restoration, corrective and other actions with respect to the property owned, leased or operated by Borrower upon demand by Agent if the Agent believes in good faith that any Environmental Law has been breached. The Borrower's Obligations under this paragraph shall survive any termination of or foreclosure under this Agreement or any other Loan Document.

          It is expressly understood and agreed that the Obligations of Borrower hereunder shall not be limited to any extent by the term of the Loans and shall remain in full force and effect until terminated in accordance with the terms hereof, notwithstanding any exculpatory provisions contained in the Loan Documents, it being understood and agreed that the covenant of indemnity hereunder is independent of and outside the scope of any exculpatory provision of the Loan Documents.

          14.5. Waivers by the Borrower. Except as otherwise expressly provided for in this Agreement or the other Loan Documents, the Borrower hereby knowingly waives, with respect to the Loans and the Loan Documents: (a) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, intent to accelerate and all other notices; (b) notice prior to taking possession or control of the Collateral or any bond or security that might be required by any court prior to allowing the Agent or the Lenders to exercise any of the Agent's or the Lenders' remedies under this Agreement or the other Loan Documents; and (c) the benefit of all valuation, appraisement and exemption laws.

          14.6. Assignment and Sale. The Borrower may not sell, assign or transfer this Agreement or any of the other Loan Documents or any portion hereof or thereof, including without limitation the Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

          14.7. Knowledge of the Borrower. When used in this Agreement or any of the other Loan Documents, "knowledge" of the Borrower means actual or constructive knowledge of the Borrower's directors or officers.

          14.8. Amendment. This Agreement can be amended or changed only by an instrument in writing executed by the Borrower, the Agent and (if and to the extent required by SECTION 12.2) the Required Lenders.

          14.9. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          14.10. Binding Effect. All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Borrower, the Agent and the Lenders. This provision, however, shall not be deemed to modify SECTIONS 13.1 or 14.6 hereof.

          14.11. Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

          14.12. Conflict of Terms. The provisions of the annex, exhibits and schedules hereto and the other Loan Documents and any schedule of Accounts are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

          14.13. Injunctive Relief. The Borrower recognizes that in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Agent and the Lenders. The Borrower therefore agrees that the Agent and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

        14.14. Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, INCLUDING THE COMMITMENT LETTER DATED _______________, 1997, RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          14.15. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal in their corporate names by their duly authorized corporate officers as of the date first above written.


                  LASON SYSTEMS, INC.


                  By:
                     ---------------------------------

                     ---------------------------------

                     ---------------------------C.E.O.

                  FIRST UNION NATIONAL BANK
                   OF NORTH CAROLINA


                  By:
                     ---------------------------------

                     ---------------------------------
                                 Vice President


                  FIRST UNION NATIONAL BANK
                   OF NORTH CAROLINA, AS AGENT


                  By:
                     ---------------------------------

                     ---------------------------------
                                 Vice President

                  NBD BANK


                  By:
                     ---------------------------------


                     ---------------------------------
                                 Vice President

                  COMERICA BANK


                  By:
                     ---------------------------------


                     ---------------------------------
                                 Vice President

                                        Annex I to Loan Agreement
                                        Lason Systems, Inc.
                                        First Union National Bank of North
                                        Carolina, as Agent
                                        $40,000,000 / February __, 1997


                                   ANNEX I


                                                           Revolving           Percentage
                                                             Credit             of Total
Name of Lender                                             Commitment          Commitment
--------------                                             ----------          ----------
First Union National                                      $15,000,000            37.50%
  Bank of North Carolina
One First Union Center,
  CORP-8
301 S. College Street
Charlotte, NC 28288
Attn:  Henry R. Biedrzycki

Comerica Bank
500 Woodward Avenue, MC 3268
Detroit, MI  48226-3268
Attn:  David C. Bird                                      $12,500,000            31.25%

NBD Bank
611 Woodward Avenue
Detroit, MI  48226
Attn:  Mark L. McClure                                    $12,500,000            31.25%



                                                          ___________             ____
        Total                                             $40,000,000             100%

                                     Annex II to Loan Agreement
                                     Lason Systems, Inc.
                                     First Union National Bank of North
                                     Carolina, as Agent
                                     $40,000,000 / _____________, 1997


                                    ANNEX II

                APPLICABLE MARGIN PERCENTAGE FOR REVOLVING LOANS



                                                                                                  Revolving Line
                                                                                                    of Credit
                   Leverage Ratio             Base Rate Loan               LIBOR Loan              Facility Fee
                   --------------             --------------               ----------              ------------
                   <1.00x                          0                          1.00%                    .125

                   >1.0  < 1.50x                    .25%                      1.25%                    .125
                         -

                   >1.5  < 2.00x                    .50%                      1.50%                    .25
                         -

                   >2.0x < 2.50x                    .75%                      1.75%                    .25
                         -

                   >2.5x < 3.00x                   1.00%                      2.00%                    .375
                         -

                   >3.0x < 3.5x                    1.25%                      2.25%                    .375
                         -


                              Exhibit A-1 to Amended and Restated
                              Loan Agreement
                              First Union National Bank
                              Of North Carolina, as Agent
                              Lason Systems, Inc.
                              February __, 1997 / $40,000,000



                              Lason Systems, Inc.
                            Tax I.D. No. 38-3214742



                         FORM OF REVOLVING CREDIT NOTE

$_____________                                  February __, 1997
                                                Charlotte, North Carolina

        FOR VALUE RECEIVED, LASON SYSTEMS, INC., a Delaware corporation (referred to as the "Borrower"), hereby promises to pay to the order of

        ____________________________________________  (the "Lender"),  at the
offices of First Union National Bank of North Carolina, (the "Agent"), located at Capital Markets Group, Corporate Finance, One First Union Center, 301 South College Street, Charlotte, North Carolina 28288-0737 (or at such other place or places as the Agent may designate) the principal sum of

        ______________________________ ($_____________),  or such lesser amount as may constitute the unpaid principal amount of the Revolving Loans payable to the Lender, under the terms and conditions of that certain Amended and Restated Loan Agreement dated as of the date hereof, between the Borrower, the Lenders named therein, and First Union National Bank of North Carolina as Agent as set forth therein (as the same may be amended, modified, renewed, restated, extended or supplemented from time to time, the "Loan Agreement"). The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Revolving Credit Note at the applicable rate(s) provided in the Loan Agreement.

        This Revolving Credit Note is one of the Revolving Credit Notes issued to evidence the Revolving Loans made pursuant to ARTICLE II of the Loan Agreement. The defined terms in the Loan Agreement are used herein with the same meaning. All of the terms, conditions and covenants of the Loan Agreement are expressly made a part of this Revolving Credit Note by reference in the same manner and with the same effect as if set forth herein at length and any holder of this Revolving Credit Note is entitled to the benefits of and remedies provided in the Loan Agreement and any other agreements by and
between the Borrower, the  Lenders and the Agent.   All provisions of  this
Revolving Credit Note are  qualified in their  entirety by reference  to the
Loan Agreements.   Reference is made  to the Loan Agreement  for provisions
relating to the interest rate, maturity, payment, prepayment and acceleration of this Revolving Credit Note.

        In the event of an acceleration of the maturity of this Revolving Credit Note, this Revolving Credit Note, and all other Obligations of the Borrower, shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

        In the event this Revolving Credit Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees.

        This Revolving Credit Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although the Lender shall not be limited to bringing an action in such courts.

        IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be executed by its duly authorized corporate officer on the day and year first above written.



                                        LASON SYSTEMS, INC.


                                        By: _____________________________
                                            _____________________________
                                            ______________ President

                              Exhibit A-2 to Amended and Restated
                              Loan Agreement
                              First Union National Bank
                              Of North Carolina, as Agent
                              Lason Systems, Inc.
                              February ___, 1997 / $40,000,000


                               Borrower's Taxpayer Identification No. __________

                                    FORM OF
                                 SWINGLINE NOTE


$___________                                                  ____________, 1997
                                                       Charlotte, North Carolina


         FOR VALUE RECEIVED, LASON SYSTEMS, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of

         _______________________________________________ (the "Swingline
Lender"), at the offices of First Union National Bank of North Carolina (the "Agent") located at One First Union Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Agent may designate), at the times and in the manner provided in the Amended and Restated Loan Agreement, dated as of February ___, 1997 (as amended, modified or supplemented from time to time, the "Loan Agreement"), among the Borrower, the Lenders from time to time parties thereto, and First Union National Bank of North Carolina, as Agent, the principal sum of

         __________________________ DOLLARS ($___________), or such lesser amount as may constitute the unpaid principal amount of the Swingline Loans made by the Swingline Lender, under the terms and conditions of this promissory note (this "Swingline Note") and the Loan Agreement. The defined terms in the Loan Agreement are used herein with the same meaning. The Borrower also unconditionally promises to pay interest on the aggregate unpaid principal amount of this Swingline Note at the rates applicable thereto from time to time as provided in the Loan Agreement.

         This Swingline Note is issued to evidence the Swingline Loans made by the Swingline Lender from time to time pursuant to the Loan Agreement. All of the terms, conditions and covenants of the Loan Agreement are expressly made a part of this Swingline Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Swingline Note is entitled to the benefits of and remedies provided in the Loan Agreement and the other Loan Documents. Reference is made to the Loan Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Swingline Note.

         In the event of an acceleration of the maturity of this Swingline Note, this Swingline Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

         In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees.

         This Swingline Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although the Swingline Lender shall not be limited to bringing an action in such courts.

         IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.


                                        LASON SYSTEMS, INC.


                                        By: _________________________________

                                        Title: ________________________________

                              Exhibit B-1 to Amended and Restated
                              Loan Agreement
                              First Union National Bank
                              Of North Carolina, as Agent
                              Lason Systems, Inc.
                              February __, 1997 / $40,000,000



                                  EXHIBIT B-1

                                    FORM OF
                         INTEREST RATE ELECTION NOTICE


                                     [Date]



First Union National Bank
  of North Carolina, as Agent
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0608

Attention:  Syndication Agency Services

Ladies and Gentlemen:

         The undersigned, Lason Systems, Inc., refers to the Amended and Restated Loan Agreement, dated as of February ___, 1997, among Lason Systems, Inc. (the "Borrower"), certain banks and other financial institutions from time to time parties thereto (the "Lenders"), and you, as Agent for the Lenders and as Issuing Bank (as amended, modified, supplemented or restated from time to time, the "Loan Agreement," the terms defined therein being used herein as therein defined), and, pursuant to SECTION 2.2(A) of the Loan Agreement, hereby gives you irrevocable notice that the Borrower hereby requests a Borrowing under the Loan Agreement, and to that end sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by SECTION 2.2(A) of the Credit Agreement:

                   (i) The Business Day of the Proposed Borrowing is _______________ (the "Borrowing Date").(1)

                  (ii) The aggregate principal amount of the Proposed Borrowing is $_______________.(2)





____________________

        (1) Shall be a Business Day at least one Business Day after the date hereof (in the case of Base Rate Loans) or at least three Business Days after the date hereof (in the case of LIBOR Loans), except as otherwise provided in the Credit Agreement.

        (2) If Base Rate Loans, shall not be less than the lesser of the Total Unutilized Revolving Credit Commitment or $1,000,000 and, if greater
than   $1,000,000,  an  integral  multiple  of $500,000; and if  LIBOR Loans, shall not be  less than the lesser of the Total Unutilized Revolving Credit
Commitment or $3,000,000 and,  if greater  than   $3,000,000,  an  integral
multiple  of $1,000,000.

                 (iii) The proceeds of the Proposed Borrowing will be used for [working capital] or [Permitted Capital Expenditures] or [the Acquisition of _______________] or [general corporate purposes].

                  (iv) The Proposed Borrowing shall be initially maintained as a [Base Rate Loan] [LIBOR Loan].

                  [(v)    The initial Interest Period for each Loan made as
         part of the Proposed Borrowing shall be [one/two/three months].](4)

         The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the Borrowing Date:

                   (A) Each of the representations and warranties contained in ARTICLE V of the Loan Agreement and in the other Loan Documents is and will be true and correct before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on each such date (except to the extent any such representation or warranty relates solely to a prior date and except to the extent that the facts upon which such representation or warranty is based have changed as a result of transactions or occurrences permitted or contemplated by the Loan Agreement); and

                   (B) No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom.

                                        Very truly yours,

                                        LASON SYSTEMS, INC.



                                        By: ______________________________

                                        Title: ___________________________





____________________

        (4) To be included for a Proposed Borrowing  comprised of LIBOR Loans.

                              Exhibit B-2 to Amended and Restated
                              Loan Agreement
                              First Union National Bank
                              Of North Carolina, as Agent
                              Lason Systems, Inc.
                              February __, 1997 / $40,000,000



                                    FORM OF
                         NOTICE OF SWINGLINE BORROWING

                                     [Date]


First Union National Bank of
  North Carolina, as Agent
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services

Ladies and Gentlemen:

         The undersigned, Lason Systems, Inc. (the "Borrower"), refers to the Amended and Restated Loan Agreement, dated as of February ___, 1997, among the Borrower, certain banks and other financial institutions from time to time parties thereto (the "Lenders"), and you, as Agent for the Lenders and as Issuing Bank (as amended, modified or supplemented from time to time, the "Loan Agreement," the terms defined therein being used herein as therein defined), and, pursuant to SECTION 2.2(C) of the Loan Agreement, hereby gives you, as Swingline Lender, irrevocable notice that the Borrower requests a Borrowing of a Swingline Loan under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by SECTION 2.2(C) of the Credit Agreement:

                   (i) The principal amount of the Proposed Borrowing is $_______________.

                  (ii) The Proposed Borrowing is requested to be made on __________________ (the "Borrowing Date").(1)

         The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

                   (A) Each of the representations and warranties contained in ARTICLE V of the Loan Agreement and in the other Credit Documents is and will be true and correct in all material respects on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

                   (B) No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and





____________________

        (1) Shall be a Business Day.

                   (C) After giving effect to the Proposed Borrowing, the sum of (i) the aggregate principal amount of Revolving Loans outstanding, (ii) the aggregate Letter of Credit Outstandings, and
         (iii) the aggregate principal amount of Swingline Loans outstanding, will not exceed the Total Revolving Credit Commitment.

                                        Very truly yours,

                                        LASON SYSTEMS, INC.


                                        By: ______________________________

                                        Title: _____________________________

                                Exhibit C to Amended and Restated
                                Loan Agreement
                                First Union National Bank
                                Of North Carolina, as Agent
                                Lason Systems, Inc.
                                February __, 1997 / $40,000,000

                                   EXHIBIT C

                           BORROWING BASE CERTIFICATE
                              LASON SYSTEMS, INC.


TO:      First Union National Bank                                                             Date:
         of North Carolina, as Agent                                                                -------------------
         One First Union Center, TW-18
         301 South College Street
         Charlotte, NC  28288-0741


1.       Funded Debt as of the date hereof,                                                        $
         giving effect to the requested Borrowing

2.       Pro Forma Adjusted Operating Cash Flow for
         12 months preceding the end of most recently ending calendar quarter(1)

         a) Net Income of Borrower and Subsidiaries(2)              $
                                                                     -------------------

         b) Income taxes and franchise taxes(2)                     $
                                                                     -------------------

         c) Depreciation expense(2)                                 $
                                                                     -------------------

         d) Amortization of intangible assets and
            other non-cash charges reducing invoice(2)              $
                                                                     -------------------

         e) Interest expense(2)                                     $
                                                                     -------------------

         f) Add lines 2(a)-(c)                                                                     $
                                                                                                    -------------------

3.       Ratio of Funded Debt to ProForma Adjusted Operating
         Cash Flow (not to exceed 3.0 to 1.0)
         (Divide line 1 by line 2(f))
                                                                                                    -------------------





--------------------
        (1) All of the following items should be calculated on a pro forma basis to include as of the first day of the preceding 12 months any Acquisition.

        (2) To the extent taken into account in the calculation of Net Income. Do not include adjustments reflecting minority interests.

       This Certificate is delivered to First Union National Bank of North Carolina, as Agent pursuant to that certain Amended and Restated Loan Agreement dated February __, 1997, as amended (the "Loan Agreement"), between Lason Systems, Inc., a Delaware corporation (the "Borrower"), First Union National Bank of North Carolina, as Agent, as Issuing Bank and as a Lender, and the other Lenders who are parties thereto. Capitalized terms used herein and not defined shall have the meanings set forth in the Loan Agreement. To induce the Lenders to make Loans to the Borrower pursuant to the Loan Agreement, the undersigned hereby certifies, for and on behalf of the Borrower and solely in his capacity as an officer of the Borrower, to Agent and the Lenders that: (a) the foregoing Borrowing Base Certificate is true and correct in all respects and is consistent with the books and records of the Borrower; (b) as of the date hereof and except as described in the Schedule attached hereto, the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty relates solely to a prior date; and (c) as of the date hereof and except as described in the Schedule attached hereto, no event has occurred and is continuing or would result from the making of any requested loans under the Loan Agreement which constitutes a Default or Event of Default.

       The recourse of any Lender or the Agent in respect of any certification or other statement herein shall be limited to the Borrower and its assets, and no such recourse shall be permitted with respect to the individual who has signed below or his assets in any event or under any circumstances.


                                        LASON SYSTEMS, INC.



                                        By:
                                            -----------------------------------
                                            Name:
                                                 ------------------------------
                                            Title:
                                                  -----------------------------

                                Exhibit D to Amended and Restated
                                Loan Agreement
                                First Union National Bank
                                Of North Carolina, as Agent
                                Lason Systems, Inc.
                                February __, 1997 / $40,000,000



                           ASSIGNMENT AND ACCEPTANCE


         THIS ASSIGNMENT AND ACCEPTANCE (this "Agreement") is made this _____ day of ____________, 199__, by and between ________________________, a
_________________ (the "Assignor"), and __________________________, a
_________________ (the "Assignee"). Reference is made to the Amended and Restated Loan Agreement, dated as of February _____, 1997 (as amended, modified, supplemented, substituted, renewed, replaced, extended or restated from time to time, the "Loan Agreement"), between Lason Systems, Inc. (the "Borrower"), First Union National Bank of North Carolina, as Issuing Bank and as agent (the "Agent") for the lenders that are or hereafter become parties thereto (the "Lenders"), and the Lenders. Unless otherwise defined herein, terms defined in the Loan Agreement are used herein with the same meaning.

         The Assignor and the Assignee hereto hereby agree as follows:

         1. Assignment. For and in consideration of the payment of the Purchase Price set forth in SECTION 3 hereof, and effective as of the date hereof (the "Effective Date"), the Assignor does hereby sell, assign, transfer and convey to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse and without representation or warranty (except as expressly set forth herein), all of that right, title, interest and obligation of Assignor under the Loan Agreement that represents a _____________ percent (______%) interest of all of the Assignor's outstanding rights and obligations in its capacity as a Lender under the Loan Agreement, including, without limitation:

                 (i) a portion of the Assignor's Revolving Credit Commitment equal to $__________ (the "Assigned Revolving Credit Commitment"), and (ii) a portion of the aggregate outstanding principal amount of the Revolving Loans made by the Assignor, equal as of the Effective Date to $_________________ the "Assignment Amount").

         After giving effect to such sale and assignment, the Revolving Credit Commitment of, and the aggregate outstanding principal amounts of the Revolving Loans owing to, each of the Assignor and the Assignee will be as set forth on Annex A attached hereto. On and after the Effective Date, the Assignee shall have the same rights, benefits and obligations as the Assignor with respect to the Assigned Revolving Credit Commitment and the Assignment Amount, all as set forth in the Loan Agreement and the other Loan Documents.

         2. Assumption. For and in consideration of the assignment of rights by the Assignor set forth in SECTION 1 hereof and the other consideration set forth herein, and effective as of the Effective Date, the Assignee does hereby accept the assignment made hereunder, and assumes and covenants and agrees fully, completely and timely to perform, comply with and discharge, each and all of the obligations, duties and liabilities of the Assignor with respect to the Assigned Revolving Credit Commitment and the Assignment Amount, all as set forth in the Loan Agreement and the other Loan Documents.

         3. Purchase Price. In consideration for the sale and assignment of the Assigned Revolving Credit Commitment and the Assignment Amount and the rights in the Loan Agreement and Loan

Documents related thereto, the Assignee shall pay the Assignor on the Effective Date an amount equal to the Assignment Amount.

         4.      The Assignor.  The Assignor:

         (a) represents and warrants to the Assignee that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free of any adverse claim, and that it has delivered a true and complete copy of the Loan Agreement to the Assignee;

         (b) makes no representations or warranties and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document or any other instrument or document furnished hereto or pursuant thereto; and

         (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

         5.      The Assignee.  The Assignee:

         (a) agrees that, other than as provided in SECTION 4 above, the assignment and assumption hereunder are made without recourse to the Assignor;

         (b) confirms that it has received a copy of the Loan Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement;

         (c) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement;

         (d) confirms that it is an Eligible Assignee or an Affiliate of the Assignor;

         (e) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents and any other instruments and agreements referred to therein, and to exercise such powers and to perform such duties thereunder, as are specifically delegated to or required of the Agent by the terms thereof and such other powers as are reasonably incidental thereto;

         (f) acknowledges and agrees to the terms and provisions of the Loan Agreement, including specifically, but without limitation, the provisions of ARTICLES XI and XII thereof, and agrees that it will become a party to the Loan Agreement on the Effective Date and perform in accordance with its terms all of the obligations that by the terms of the Loan Agreement are required to be performed by it as a Lender; and

         (g) specifies as its address for payments and notices the office set forth beneath its name on the signature page hereof.

         6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina (without regard to the conflicts of laws principles thereof).

         7. Entire Agreement. This Agreement, together with the Loan Agreement and the Loan Documents, embodies the entire agreement and understanding between the Assignor and the Assignee with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, between them, and may be modified, waived or terminated only by a writing signed by both the Assignor and the Assignee and by such other Persons as may be required under the Loan Agreement.

         8. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         9. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.


                                        ASSIGNOR:

                                        ________________________________

                                        By: ___________________________________

                                        Title: ________________________________


                                        ASSIGNEE:

                                        ______________________________________

                                        By: ________________________________

                                        Title:  ______________________________

                                        Address for Payments and Notices:

                                        _________________________________
                                        _________________________________
                                        _________________________________
                                        Attn:  __________________________
                                        Facsimile Number:  ______________

Accepted by Agent:

FIRST UNION NATIONAL BANK OF
  NORTH CAROLINA, AS AGENT


By:  ______________________________

Title:  ___________________________


Consented to and approved:

LASON SYSTEMS, INC.


By:  ______________________________

Title:  ___________________________

                                    ANNEX A


AS OF THE EFFECTIVE DATE:


1.       ASSIGNOR

         REVOLVING CREDIT COMMITMENT OF ASSIGNOR                  $_____________



2.       ASSIGNEE

         REVOLVING CREDIT COMMITMENT OF ASSIGNEE                  $_____________

                                   EXHIBIT E
                                       to
                      Amended and Restated Loan Agreement
                         dated as of February ___, 1997
                                  by and among
                              Lason Systems, Inc.,
                                  as Borrower,
                         _____________________________,
                           the Lenders party thereto,
                                      and
                  First Union National Bank of North Carolina,
                          as Agent and as Issuing Bank

                 Lender Addition and Acknowledgement Agreement


                               Dated ___________



         Reference is made to the Amended and Restated Loan Agreement dated as of February ___, 1997 (as amended or supplemented from time to time, the "Loan Agreement") by and among LASON SYSTEMS, INC., a corporation organized under the laws of Delaware (the "Borrower"), the Lenders who are or may become party thereto (collectively, the "Lenders) and First Union National Bank of North Carolina, as Agent for the Lenders (the "Agent") and as Issuing Bank. Capitalized terms which are defined in the Loan Agreement and which are used herein without definition shall have the same meanings herein as in the Loan Agreement.

         The Borrower and __________________________
(the "[New or Current] Lender") agree as follows:

         1. Subject to section ____ of the Loan Agreement and this Lender Addition and Acknowledgement Agreement, the Borrower hereby increases the Total Revolving Credit Commitment from $__________ to $________ (such increased amount not to exceed $60,000,000). This Lender Addition and Acknowledgement Agreement is entered into pursuant to, and authorized by, Section ___ of the Loan Agreement.

         2. The parties hereto acknowledge and agree that, as of the date hereof, (a) the percentage of the Total Revolving Credit Commitment under the Loan Agreement (without giving effect to increases in the Aggregate Commitment which have not yet become effective) of each Lender, including, without limitation, the [New or Current] Lender, (b) the commitment under the Loan Agreement (without giving affect to increases in the Aggregate Commitment which have not yet become effective) of each Lender, including, without limitation, the [New or Current] Lender, and (c) the outstanding balances of the Loans under the Loan Agreement (without giving affect to increases in the Aggregate Commitment which have not yet become effective) made by each Lender, including, without limitation, the [New or Current] Lender, are each set forth on Schedule A-1 hereto.

         3. The parties hereto acknowledge and agree that, as of the Effective Date (as defined below), (a) the percentage of the Total Revolving Credit Commitment under the Loan Agreement of each Lender, including, without limitation, the [New or Current] Lender, (b) the Commitment under the Loan Agreement of each Lender, including, without limitation, the [New or Current] Lender, and (c) the outstanding balances of the Loans under the Loan Agreement made by each Lender, including, without limitation, the [New or Current] Lender, are each set forth on Schedule A-2 hereto.

         4. Attached hereto is a revised Annex 1 to the Loan Agreement, revised to reflect the Commitment of each Lender as of the Effective Date of this Lender Addition and Acknowledgement Agreement.

         5. The Borrower acknowledges that it shall ensure that all filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral shall have been filed or recorded in all appropriate locations and it shall deliver to the Agent evidence satisfactory to the Agent that such security interests constitute valid and perfected first priority Liens therein (including evidence satisfactory that the amount of indebtedness secured reflects the increase in the Total Revolving Credit Commitment and that all necessary tax or other indebtedness has been paid).

         6. [The Current Lender attaches the Note delivered to it under the Loan Agreement and requests that the Borrower exchange such Note for a new Note payable to the current Lender as follows:

         Revolving Credit Note
         Payable to the Order of:                                   Principal Amount of Note:
         -----------------------                                    ------------------------
                                                                             $
          --------------------                                                -----------

                                       OR

         The New Lender requests that the Borrower issue a new Note payable to the New Lender as follows:

         Revolving Credit Note
         Payable to the Order of:                                   Principal Amount of Note:
         -----------------------                                    ------------------------
         ________________________                                            $_____________  ]


         7. The [New or Current] Lender (i) represents and warrants that it is legally authorized to enter into this Lender Addition and Acknowledgement Agreement; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Addition and Acknowledgement Agreement; (iii) agrees that it will, independently and without reliance upon any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) confirms that it meets the criteria set forth in the definition of Eligible Assignee; (v) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Agreement and the other Loan Documents are required to be performed by it as a Lender; and (vii) agrees that it will keep confidential all the information with respect to the Borrower furnished to it by the Borrower (other than information required or requested to be disclosed by it pursuant to regulatory requirements or legal process; information requested by and disclosed to its auditors, accountants and attorneys, provided that the [New or Current] Lender shall use its best efforts to have such Persons enter into a confidentiality agreement with respect to such information; and information generally available to the public or otherwise available to the [New or Current] Lender on a nonconfidential basis).

         8. The effective date for this Lender Addition and Acknowledgement Agreement shall be _____________ (the "Effective Date"). Following the execution of this Lender Addition and Acknowledgement Agreement, it will be delivered to the Agent for the consent of the Agent and acceptance and recording in the Register.

         9. Upon such consents, acceptance and recording, from and after the Effective Date, the [New or Current] Lender shall be a party to the Loan Agreement and the other Loan Documents to which Lenders are parties and to the extent provided in this Lender Addition and Acknowledgement Agreement, have the rights and obligations of a Lender under each such agreement.

         10. Upon such consents, acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the [New or Current] Lender.

         11. The representations and warranties of the Borrower under the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, both before and after giving effect to the Loan requested herein.

         12. THIS LENDER ADDITION AND ACKNOWLEDGEMENT AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

                                        LASON SYSTEMS, INC.


                                        By:_____________________________
                                        Name:__________________________
                                        Title:___________________________

                                        [CURRENT LENDER OR NEW LENDER]

                                        Commitment $____________
                                        Percentage of Total Revolving Credit
                                        Commitment ____%


                                        By:_____________________________
                                        Name:__________________________
                                        Title:___________________________

Acknowledged and Consented to:


                                        FIRST UNION NATIONAL BANK OF North
                                        Carolina, as Agent


                                        By:_____________________________
                                        Name:__________________________
                                        Title:___________________________

                                  Schedule A-1
                                       to
                 Lender Addition and Acknowledgement Agreement

                            Lenders and Commitments
                            (as of the date hereof)


A.       Commitment Percentage of Each Lender.
         ------------------------------------

         1.      First Union National Bank of North Carolina                                  _________%

         2.      First Chicago/NBD                                                            _________%

         3.      Comerica Bank                                                                _________%

         4.      [Other]                                                                      _________%

B.       Commitment of Each Lender.
         -------------------------

         1.      First Union National Bank of North Carolina                                  $_________

         2.      First Chicago/NBD                                                            $_________

         3.      Comerica Bank                                                                $_________

         4.      [Other]                                                                      $_________

C.       Outstanding Balance of the Loans of Each Lender.
         -----------------------------------------------

         1.      First Union National Bank of North Carolina                                  $_________

         2.      First Chicago/NBD                                                            $_________

         3.      Comerica Bank                                                                $_________

         4.      [Other]                                                                      $_________

                                  Schedule A-2
                                       to
                 Lender Addition and Acknowledgement Agreement

                            Lenders and Commitments
                           (as of the Effective Date)


A.       Commitment Percentage of Each Lender.
         ------------------------------------

         1.      First Union National Bank of North Carolina                                  _________%

         2.      First Chicago/NBD                                                            _________%

         3.      Comerica Bank                                                                _________%

         4.      [Other]                                                                      _________%

B.       Commitment of Each Lender.
         -------------------------

         1.      First Union National Bank of North Carolina                                  $_________

         2.      First Chicago/NBD                                                            $_________

         3.      Comerica Bank                                                                $_________

         4.      [Other]                                                                      $_________

C.       Outstanding Balance of the Loans of Each Lender.
         -----------------------------------------------

         1.      First Union National Bank of North Carolina                                  $_________

         2.      First Chicago/NBD                                                            $_________

         3.      Comerica Bank                                                                $_________

         4.      [Other]                                                                      $_________

                                             Exhibit F to Amended and Restated
                                             Loan Agreement
                                             First Union National Bank
                                               of North Carolina, as
                                               Agent
                                             Lason Systems, Inc.
                                             February    , 1997 / $40,000,000



                                    FORM OF
                            LETTER OF CREDIT REQUEST

                                     [Date]


First Union National Bank of
  North Carolina, as Agent
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services

First Union National Bank of
  North Carolina, as Issuing Lender
One First Union Center, TW-18
301 South College Street
Charlotte, North Carolina 28288-0737
Attention: Henry R. Biedryzcki

Ladies and Gentlemen:

        The undersigned, Lason Systems, Inc. (the "Borrower"), refers to the Amended and Restated Loan Agreement, dated as of February ____, 1997, among the Borrower, certain banks and other financial institutions from time to time parties thereto (the "Lenders"), and you, as Agent for the Lenders and as Issuing Bank (as amended, modified or supplemented from time to time, the "Loan Agreement," the terms defined therein being used herein as therein defined), and, pursuant to SECTION 2.9 of the Loan Agreement, hereby gives you, as Issuing Bank, irrevocable notice that the Borrower requests the issuance of a Letter of Credit for its account under the Loan Agreement, and to that end sets forth below the information relating to such Letter of Credit (the "Requested Letter of Credit") as required by SECTION 4.2 of the Loan Agreement:

                   (i) The Business Day on which the Requested Letter of Credit is requested to be issued is _______________.1

                  (ii) The Stated Amount of the Requested Letter of Credit is $____________.





____________________

      (1) Shall be at least three Business Days (or such shorter period as is acceptable to the Issuing Bank in any given case) after the date hereof.

                 (iii)    The expiry date of the Requested Letter of Credit is
______________.

                  (iv) The name and address of the beneficiary of the Requested Letter of Credit is _______________________________________________.

         The undersigned agrees to complete all application procedures and documents required by you in connection with the Requested Letter of Credit.

         The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of issuance of the Requested Letter of Credit:

                   (A) Each of the representations and warranties contained in ARTICLE V of the Loan Agreement and in the other Loan Documents is and will be true and correct in all material respects on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the issuance of the Requested Letter of Credit (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

                   (B) No Default or Event of Default has occurred and is continuing or would result from the issuance of the Requested Letter of Credit; and

                   (C) After giving effect to the issuance of the Requested Letter of Credit, the sum of (i) the aggregate principal amount of Revolving Loans outstanding and (ii) the aggregate Letter of Credit Outstandings will not exceed the Total Revolving Credit Commitment.

                                            Very truly yours,

                                            LASON SYSTEMS, INC.


                                            By: ________________________________

                                            Title: _____________________________

                                   Exhibit H to Amended and Restated
                                     Loan Agreement
                                   First Union National Bank
                                      of North Carolina, as Agent
                                   Lason Systems, Inc.
                                   February     ,  1997 / $40,000,000



                                   FORM OF
                           COMPLIANCE CERTIFICATE


         THIS CERTIFICATE is given pursuant to SECTION 6.1(E) of the Amended and Restated Loan Agreement, dated as of February ___, 1997, among Lason Systems, Inc. (the "Company"), certain banks and other financial institutions from time to time parties thereto (the "Lenders"), and you, as Agent for the Lenders and as Issuing Bank (as amended, modified, supplemented or restated from time to time, the "Loan Agreement," the terms defined therein being used herein as therein defined).

         The undersigned hereby certifies that:

         i.      He is the duly elected Chief Financial Officer of the Company.

         ii. Enclosed with this Certificate are copies of the financial statements of the Company and its Subsidiaries as of _____________, and for the [month] [quarter] [year] then ended, required to be delivered under SECTION [5.1(A)] [5.1(B)] [5.1(C)] of the Loan Agreement. Such financial statements fairly present the financial condition of the Company and its Subsidiaries on a consolidated basis as of the date indicated and the results of operation of the Company and its Subsidiaries on a consolidated basis for the period covered thereby (subject, in the case of interim statements, to normal and reasonable year-end adjustments).

         iii. The undersigned has reviewed the terms of the Loan Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements.

         iv. The examination described in paragraph iii above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate. [, except as set forth below.

         Describe here or in a separate attachment any exceptions to paragraph
iv. above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Company has taken or proposes to take with respect thereto.]

         v. Attached to this Certificate as Attachment A is a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in ARTICLE VI of the Credit Agreement as of the last day of the period covered by the financial statements enclosed herewith.

         IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _____________, ____.





                                           Name: _______________________________

                                           Title: ______________________________

                                  ATTACHMENT A

                         COVENANT COMPLIANCE WORKSHEET


  CAPITAL EXPENDITURES
  (SECTION 7.7 OF THE LOAN AGREEMENT):


  (1)    Capital Expenditures1                                 $______________

  (2)    Permitted Capital Expenditures2                       $______________

  (3)    Depreciation of Acquisitions permitted
         pursuant to Section 7.6 over 12 months
         preceding such Acquisition                            $_______________

  (4)    Total Permitted Capital Expenditures
         (Add lines (2) and (3))                               $______________

  (5)    Subtract line (1) from line (4)                                                     $_______________





__________________________________

     1 Exclude conversion of operating leases existing as of the Closing Date in an amount not to exceed $2,750,000 in the aggregate.

     2 During 1997 fiscal year, enter $2,000,000; during 1998 fiscal year, enter $2,300,000; during 1999 fiscal year and each fiscal year thereafter, enter $2,750,000.

 RATIO OF PRO FORMA ADJUSTED OPERATING                 NOT LESS THAN 3.0 TO 1.0
 CASH FLOW TO INTEREST EXPENSE
 (SECTION 7.8 OF THE LOAN AGREEMENT):

 (1)       Operating Cash Flow:
           (a)    Net Income for immediately preceding
                  four fiscal quarters then ending                               $
                                                                                  ------------
           (b)    The sum of the following for such period:

                  Interest Expense                                               $
                                                                                  ------------
                  Income and Franchise Taxes                                     $
                                                                                  ------------
                  Depreciation                                                   $
                                                                                  ------------
                  Amortization                                                   $
                                                                                  ------------
                  Other non-cash expenses or charges1                            $
                                                                                  ------------
                                                                                              $
                                                                                               --------------
           (c)    Pro forma operating cash flow of acquired entities
                  for the immediately preceding four fiscal
                  quarters then ending, without duplication
                  of amounts in lines (1)(a) and (1)(b)                          $
                                                                                  -------------

           (d)    Add lines (1)(a), (1)(b) and (1)(c)                                         $
                                                                                               --------------
           (e)    Non-cash credits increasing Consolidated Net
                  Income for such period2                                        $
                                                                                  ------------
           (f)    Pro Forma Adjusted Operating Cash Flow:
                  Subtract line (1)(e) from (1)(d)                                            $
                                                                                               --------------

 (2)       Interest Expense: Interest Expense for
           immediately preceding four fiscal quarters then ending                             $
                                                                                               --------------

 (3)       Ratio of Pro Forma Adjusted Operating Cash Flow
           to Interest Expense:  Divide line 1(f) by line (2)
                                                                                               ==============




----------------------------------
     1 Enter such non-cash expenses or charges to the extent taken into account in the calculation of Net Income for such period.

     2 Enter such non-cash credits to the extent taken into account in the calculation of Net Income for such period.

  FREE CASH FLOW                                                                  NOT LESS THAN $10,000,000
  (SECTION 7.10 OF THE LOAN AGREEMENT):                                           THROUGH DECEMBER 31, 1996;
                                                                                  $13,500,000 THROUGH
                                                                                  DECEMBER 31, 1997;
                                                                                  $15,000,000 THROUGH
                                                                                  DECEMBER 31, 1998;
                                                                                  $17,000,000 THROUGH
                                                                                  DECEMBER 31, 1999
  (1)       Operating Cash Flow for immediately preceding four
            fiscal quarters                                                       $
                                                                                   ------------

  (2)       Permitted Capital Expenditures for immediately
            preceding four fiscal quarters                                        $
                                                                                   ------------
  (3)       Subtract line (2) from line (1)
                                                                                               ==============